As filed with the Securities and Exchange Commission on January 30, 2014

Registration No. 333-193018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________________

Environmental Solutions Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Florida                                                             3714                                                    13-4172059

(State or other jurisdiction of                        (Primary Standard Industrial                         (I.R.S. Employer

incorporation or organization)                     Classification Code Number)                        Identification No.)

200 Montgomeryville, PA 18936

Progress Drive

 (215) 699-0730

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Mark Yung

Executive Chairman

200 Progress Drive

Montgomeryville, PA 18936

 (215) 699-0730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies To:

Ernest Wechsler, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
10% Senior Secured Convertible Promissory Notes due 2018 (1)	$ 4,596,929	100%	$ 4,596,929	$592.08
Common Stock, par value $0.001 per share, issuable upon conversion of the 10% Senior Secured Convertible Promissory Notes due 2018 (1)	119,962	(2)	(2)	(2)
Common Stock, par value $0.001 per share, issuable in lieu of cash interest payment on 10% Senior Secured Convertible Promissory Notes due 2018 (1)	32,937	$50(3)	$1,646,850(3)	$212.12
Total			$6,243,779	$804.20(4)

(1)

This registration statement relates to (a) the subscription rights to purchase 10% Senior Secured Convertible Promissory Notes due 2018 (the “New Notes”) and (b) the New Notes deliverable upon the exercise of the subscription rights pursuant to the rights offering described in this Registration Statement on Form S-1 and (c) the shares of common stock, par value $0.001 per share, issuable upon conversion of the Notes and, if applicable, as payment of interest by the Company. Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of shares of common stock as may be required for issuance in respect of the Notes as a result of the anti-dilution provisions thereof.

(2)

Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee with respect to the common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the registrant’s common stock on the OTCQB on January 22, 2014.

(4)	A registration fee of $710.87 was paid on December 23, 2013 upon the initial filing of the Registration Statement on Form S-1 (File No. 333-193018) to which this Amendment No. 1 relates.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated ______, 2014

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Environmental Solutions Worldwide, Inc.

Up to $ 4,596,929 Aggregate Principal Amount of 10% Senior Secured Convertible Promissory Notes due 2018

and

Up to 152,899 Shares of Common Stock Issuable Upon Conversion of the Notes or in Payment of Interest on the Notes

Environmental Solutions Worldwide, Inc. (“ESW,” the “Company,” “we” or “us”), is distributing at no charge to the holders of our common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to an aggregate principal amount of $4,596,929 10% Senior Secured Convertible Promissory Notes due 2018 issued by ESW. Each stockholder will receive one subscription right for each share of our common stock owned on [●], 2014, and each subscription right will entitle its holder to purchase $80.53 principal amount of notes. We expect the total purchase price of the notes offered in this rights offering to be approximately $4.6 million, assuming full participation, payable in cash.  The net proceeds of the rights offering will be used by us and/or our subsidiaries for the funding of working capital, planned capital investments and other general corporate purposes.

The notes offered hereby (the “New Notes”) will have substantially the same terms as outstanding notes (the “Existing Notes”) held by certain of our stockholders (the “Existing Lenders”) and shall constitute, together with the Existing Notes, one class of 10% Senior Secured Convertible Promissory Notes due 2018 (collectively, the “Notes”).  At the option of the note holders representing a majority of the then-outstanding principal balance of the Notes, at any time on or prior to the maturity date, all principal and interest amounts then outstanding under all of the Notes shall be exchanged for shares of the Company’s common stock at a price of $80 per share (as adjusted for any stock split, stock dividend or similar adjustment).  The Existing Lenders hold $5,000,000 aggregate principal amount of Existing Notes.  Accordingly, if the Existing Lenders vote together, they will be able to cause a conversion of the Notes to common stock.

The Notes will mature on March 22, 2018, unless the maturity date is extended by the holders of a majority of outstanding Notes.  Interest will accrue on the Notes at a rate of 10% per annum and be payable semi-annually in arrears in cash; provided that, at the Company’s election, during the term of the Notes, up to two accrued and unpaid semi-annual interest payments can be paid in the form of the Company’s common stock, valued at the lesser of $80, subject to adjustment, or the market value of the Company’s common stock as of the date of such payment (based on the average closing price of the Company’s common stock for the twenty trading days preceding such date).  On September 30, 2013, the first payment of interest was due to the Existing Lenders, and the Company elected to make and made such payment in the form of 8000 shares of common stock on October 1, 2013.  Therefore, a maximum of one additional interest payment on the Notes may be made in common stock.  The Notes will be secured by a lien on and a security interest in all assets, excluding certain collateral subject to pre-existing liens, of the following wholly-owned subsidiaries of the Company, comprising substantially all of the assets of the Company, taken as a whole: Technology Fabricators, Inc., ESW America Inc., ESW Technologies Inc. and ESW CleanTech Inc.

The rights will expire at 5:00 p.m., New York City time, [●], 2014, unless extended as described herein, which date we refer to as the expiration date. We may extend the period for exercising the rights in our sole discretion. You will have no right to rescind your subscriptions after receipt of your payment of the subscription price except as described in this prospectus. Rights that are not exercised prior to the expiration date will expire and have no value. Stockholders who do not participate in this rights offering will continue to own the same number of shares of our common stock and, if any rights are exercised, will own a smaller percentage of the total shares of our common stock issued and outstanding after this rights offering, even if the Notes are never converted into common stock. Our current intention is to terminate the rights offering if our holders do not subscribe for at least $50,000 aggregate principal amount of New Notes.

Our shares of common stock are traded on the OTCQB under the symbol “ESWW”.  The closing price of our shares of common stock on [●], 2014 was $[●] per share.

We are distributing the rights and offering the underlying New Notes and common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Bay City Transfer Agency & Registrar is acting as the subscription agent. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

	Per Note	Total(1)
Subscription Price........................................................................................	$80.53	$4,596,929
Estimated Expenses......................................................................................	3.78	215,814
Net Proceeds to ESW...................................................................................	$76.75	$4,381,115
(1) Assumes the offering is fully subscribed

Exercising your subscription rights for the Notes involves risks. See “Risk Factors” beginning on page [●] of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is [●], 2014.

________________________________________

Description of Notes	34
General	34
Interest	34
Interest Payment Dates	34
No Prepayment	34
Paying Agent and Registrar; Exchange and Transfer of the Notes	34
Security	35
Agent	35
Indemnification of Note Holders	35
Conversion Rights	36
No Fractional Shares	36
Company Obligations Upon Conversion Notice	36
Anti-Dilution Adjustments	36
Restriction on Redemption and Dividends	36
No Restrictions on Additional Indebtedness	36
Merger or Consolidation	37
Use of Proceeds	37
Events of Default	37
Remedies upon Default	38
Notices of Certain Actions	38
Amendment	38
Listing and Trading; No Prior Market	37
No Indenture or Trustee; Trust Indenture Act	38
Governing Law	39

Description of Common Stock	39

PLAN OF DISTRIBUTION	39

BUSINESS	40
General	40
Industry Trends	41
Business Strategy	42
Principal Products and Their Markets	42
Distribution	44
Competition	44
Raw Materials	45
Customers	46
Patent and Trademarks	46
Product Certification	46
Warranty Matters	47
Manufacturing and Testing Services	47
Research and Development	48
Environmental Matters	48
Employees	48

DESCRIPTION OF PROPERTY	48
-ii-

LEGAL PROCEEDINGS	49

Management’s Discussion and Analysis of Financial Condition and Results of Operations	49
Comparison of the Nine Month Period Ended September 30, 2013 to the Nine Month Period Ended September 30, 2012	51
Results of Operations	51
Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011	52
Results of Operations	52
Liquidity and Capital Resources	54
Debt Structure	55
Contractual Obligations	57
Leases	57
Legal Matters	57
Recently Issued Accounting Standards and Recently Adopted Accounting Pronouncements	58
Foreign Currency Transactions	58
Critical Accounting Policies	58

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	58
DIRECTORS AND EXECUTIVE OFFICERS	59
Corporate Governance	62
General	62
Board of Directors Meetings and Attendance	62
Audit Committee Composition	62
Compensation Committee Composition	63
Compensation Policy	63
Nomination Committee	63
Compliance with Section 16(A) of the Exchange Act	63
Code of Ethics	64
EXECUTIVE COMPENSATION	64
Summary Compensation Table	64
Contracts and Agreements	65
Non-Equity Incentive Plan Compensation	65
Outstanding Equity Awards at Fiscal Year-End	65
2013 Stock Plan	65
Compensation of Non-Management Directors	66
Compensation Committee Interlocks and Insider Participation	67

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	68
-iii-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	73

LEGAL MATTERS	76

EXPERTS	76

WHERE YOU CAN FIND ADDITIONAL INFORMATION	77

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	77

FINANCIAL STATEMENTS	F1

INFORMATION NOT REQUIRED IN PROSPECTUS	1
Item 13. Other Expenses of Issuance and Distribution.	1
Item 14. Indemnification of Directors and Officers.	1
Item 15. Recent Sales of Unregistered Securities.	1
Item 16. Exhibits.	2
Item 17. Undertakings	8

SIGNATURES	10

- iv -

About This Prospectus

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless we otherwise indicate or unless the context requires otherwise, all references in this registration statement to the “Company,” “ESW,” “we,” “us” or “our” refer to Environmental Solutions Worldwide, Inc. and its subsidiaries.

________________________________________

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains certain forward-looking statements regarding, among other things, our anticipated financial and operating results. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution investors that actual financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, us. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “plan,” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. We assume no obligations and do not intend to update these forward-looking statements.

Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors that affect our business, including without limitation the disclosures made under the caption “Management’s Discussion and Analysis” and under the caption “Risk Factors” included herein.

- iv -

Prospectus Summary

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus. You should read this entire prospectus carefully before making a decision about whether to invest in our securities.

Environmental Solutions Worldwide, Inc.

We are a publicly traded company engaged through our wholly-owned subsidiaries ESW Canada Inc. (“ESW Canada”), ESW America Inc. (“ESW America”), Technology Fabricators Inc. (“TFI”), ESW CleanTech Inc. (“ESWCT”) and ESW Technologies Inc. (“ESWT”), (together the “ESW Group® of Companies”) in the design, development, manufacture and sale of emission technologies and services. We are currently focused on the medium and heavy duty diesel engine market for on-road and off-road vehicles as well as the utility engine, mining, marine, locomotive and military industries. We also offer engine and after treatment emissions verification testing and certification services.

We were incorporated in the State of Florida in 1987. Our principal executive offices are located at 200 Progress Drive, Montgomeryville, PA, 18936. Our telephone number is (215) 699-0730. Our website is www.eswgroup.com. Information contained on our website does not constitute a part of this prospectus.

Our focus is to be a leading player in the environmental emissions market by providing leading-edge catalyst technology as well as best-in-class engine, motorcycle / ATV and vehicle emissions testing services. Our strategy is centered on identifying and deploying resources against our “sweet-spot” products, where we have identified our core competencies and differentiation in the marketplace. Our core geographical focus is North America, and we will opportunistically explore business development opportunities in other markets if accretive to us in the short term. By focusing financial, human and intellectual capital on our core competencies and markets, we are targeting profitable growth in the short term and value creation for its shareholders over the long term.

We have sustained recurring operating and net losses and negative cash flows from operations.  As of September 30, 2013, we had an accumulated deficit of $55,363,600 and had cash and cash equivalents of $2,782,759.  During the nine months ended September 30, 2013 we recorded revenue of $10,242,470 and a net loss of $853,222.  During the year ended December 31, 2012 we recorded revenue of $10,526,323 and a net loss of $1,412,269.  During the three month period ended September 30, 2013, we generated Income from Operations of $952,394.  Our history of losses and negative cash flows from operations, however, as well as the current prevailing economic conditions, create uncertainty in the operating results and, accordingly, there is no assurance that we will be successful in generating sufficient cash flow from operations or achieving profitability in future periods. As a result, the report of our independent registered public accounting firm with respect to our financial statements as of and for the year ended December 31, 2012 includes an explanatory paragraph that states that there is substantial doubt regarding our ability to continue as a going concern, and the notes to our financial statements as of and for the nine months ended September 30, 2013 similarly indicate substantial doubt regarding our ability to continue as a going concern. We may require additional financing to fund our continuing operations and planned capital investments. Our ability to continue as a going concern is dependent on maintaining a profitable level of operations.

On March 22, 2013, we entered into a note subscription agreement and a security agreement and issued senior secured five (5) year convertible promissory notes (collectively the “Existing Loan Agreements”) to Black Family Partners LP, John J. Hannan, Orchard Investments, LLC and Richard Ressler (each individually an “Existing Lender” and collectively the “Existing Lenders”), who are current shareholders and may be deemed affiliates of the Company. Pursuant to the Existing Loan Agreements, the Existing Lenders made loans to the Company in the principal aggregate amount of $5.0 million (the “Existing Loan”), subject to the terms and conditions set forth in the Existing Loan Agreements and represented by senior secured convertible promissory notes (the “Existing Notes”), dated March 22, 2013, April 23, 2013 and June 27, 2013.  The Existing Loan Agreements were approved by directors of the Company unaffiliated with the Existing Lenders.

Proceeds of the Existing Loan were used by the Company and/or its subsidiaries to fund the purchase of the assets of Cleaire Advanced Emission Controls, LLC (“Cleaire”), and are being used by the Company and/or its subsidiaries for working capital, planned capital investments and other general corporate purposes.

The Existing Notes are secured by a lien on and a security interest in all assets, excluding certain collateral subject to pre-existing liens, of the following wholly-owned subsidiaries of the Company, comprising substantially all of the assets of the Company, taken as a whole: TFI, ESW America, ESWT and ESW Cleantech, Inc.  The Existing Notes bear interest at a rate of 10% per annum compounded quarterly.  Interest is payable semi-annually in arrears in cash and at the Company’s election, during the term of the Existing Notes, up to two accrued and unpaid semi-annual interest payments can be paid in the form of the Company’s common stock, valued at the lesser of $80, subject to adjustment (the “Existing Note Conversion Price”) or the market value of the Company’s common stock as of the date of such payment (based on the average closing price of the Company’s common stock for the twenty trading days preceding such date), with interest payments commencing September 30, 2013. The Company made the first interest payment on the Existing Notes on October 1, 2013, and elected to do so in the form of common stock. At the option of the holders representing a majority of the then-outstanding principal balance of the Existing Notes together with the New Notes (as defined below), all principal, and interest amounts then outstanding under all of the Existing Notes shall be exchanged for shares of the Company’s common stock at the Existing Note Conversion

Price.  The Existing Note Conversion Price is subject to anti-dilution adjustment in the event the Company at any time while the Existing Notes are outstanding issues equity securities including common stock or any security convertible or exchangeable for shares of common stock for no consideration or for consideration less than the Existing Note Conversion Price.  The anti-dilution protection excludes shares of common stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution in connection with a financing.

In connection with the Existing Loan, we further agreed to conduct a rights offering to all of our holders of common stock, offering all such holders the right to purchase up to their pro-rata Company ownership amount of 10% senior secured five (5) year convertible promissory notes (the “New Notes”) that will be substantially similar to the Existing Notes, and the New Notes are being offered hereby to comply with this requirement.  The Existing Notes and New Notes will constitute one class of 10% senior secured convertible promissory notes due 2018 (the New Notes and the Existing Notes, together, the “Notes”).  The purpose of this rights offering is to comply with this covenant and provide our stockholders, other than the Existing Lenders and certain affiliates thereof, with the opportunity to hold Notes.  See “The Rights Offering — Background of the Rights Offering — The Existing Loans” beginning on page [●].

The Rights Offering

Issuer....................................................	Environmental Solutions Worldwide, Inc.
Rights Granted....................................

We will distribute to each stockholder of record on [●], 2014 at no charge, one non-transferable subscription right for each share of our common stock then owned by such stockholder. The rights will be evidenced by non-transferable subscription rights certificates. If and to the extent that our stockholders exercise their right to purchase New Notes, we will issue up to $4,596,929 aggregate principal amount of New Notes and receive net proceeds of up to $4,381,115 million in cash.

Subscription Rights............................

Through your basic subscription right, you are entitled to purchase $80.53 principal amount of New Notes. You will not receive any oversubscription rights in this rights offering, i.e., you will not be entitled to subscribe for additional New Notes unclaimed by other holders of rights in this offering.

Subscription Price..............................	100% of the principal amount of New Notes to be purchased, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Shares of Common Stock Outstanding after the Offering..........

248,054 shares, assuming full subscription and conversion of all Notes. Includes 2,350 shares issuable to our Executive Chairman upon conversion of the Notes pursuant to his director compensation arrangement; excludes any shares which may be issued in respect of any future interest payment.

Non-Transferability of Rights..........

The subscription rights are not transferable, other than to affiliates of the recipient (i.e. entities which control the recipient or are controlled by or under common control with the recipient) or a transfer of rights to the estate of the recipient upon the death of such recipient.

Record Date.........................................	As of 5:00 p.m., New York City time, on [●], 2014.
2

Expiration Date..................................	5:00 p.m., New York City time, on [●], 2014, subject to extension or earlier termination.
Procedure for Exercising Rights.....

You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for the aggregate principal amount of the Notes for which you subscribe, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page [●].

No Revocation...................................

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments.......................

If you send a payment that is insufficient to purchase the aggregate principal amount of New Notes requested, or if the aggregate principal amount of New Notes requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights the excess will be returned to you as soon as practicable. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

How Non-Record Holders of Common Stock Can Exercise Rights..................................................

If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights..................................................

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

3

Material U.S. Federal Income Tax Consequences...................................

A distribution of the rights allocable to the New Notes will be a taxable distribution, however because we believe that such rights have fair market value of zero or a nominal value, you should not have any tax consequences upon receipt of such rights. To the extent that the IRS successfully asserts that the fair market value of the rights allocable to the New Notes is greater than zero, you could recognize taxable income to such extent. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page [●]. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of the Notes.......................	We will issue certificates representing the New Notes purchased in the rights offering as soon as practicable after the expiration of the rights offering.
Amendment and Extension.............	We may extend the expiration date at any time after the record date or we may amend or modify the terms of the rights offering.
Termination; Conditions.................

We reserve the right to cancel or terminate the rights offering, in whole or in part, in our sole discretion at any time prior to the completion of the rights offering, for any reason or no reason.

Without limiting the generality of the foregoing, this rights offering is subject to the following conditions:

•        our stockholders, collectively, must have subscribed for no less than $50,000 aggregate principal amount of New Notes; and

•        there shall not have been any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.

We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these conditions is not satisfied.

If we cancel or terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all funds received in connection with the rights offering will be returned, without interest or deduction, to those persons who exercised their subscription rights as soon as practicable. See “The Rights Offering — Termination Rights; Conditions to the Rights Offering.”

No Recommendation to Rights Holders...............................................

An investment in the Notes must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

4

Use of Proceeds.................................

Assuming the rights offering is fully-subscribed, the net proceeds available to us from the rights offering will be approximately $4.38 million. Proceeds of the rights offering will be used by us and/or our subsidiaries for the funding of working capital, planned capital investments and other general corporate purposes.

Existing Lender Participation..........

The Existing Lenders and certain of their affiliates are not receiving rights in this offering. The Existing Lenders are not soliciting participation by the holders of rights in the rights offering or engaging in any other marketing or sales activity in connection therewith.

Subscription Agent............................	Bay City Transfer Agency & Registrar
Risk Factors........................................	Exercising your subscription rights for the New Notes involves risks. See “Risk Factors” beginning on page [●] of this prospectus.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page [●].

                                                                                                                                                                                                                       The Notes

Issuer....................................................	Environmental Solutions Worldwide, Inc.
Notes.....................................................	10% senior secured promissory notes due 2018
Maturity Date......................................

March 22, 2018 (the “Maturity Date”). The holders of Notes (“Noteholders”) representing a majority of the then-outstanding principal balance of the Notes (the “Majority Noteholders”) may, at their sole option and discretion, extend the Maturity Date. The Existing Lenders, who may be deemed affiliates of the Company, collectively hold $5,000,000 aggregate principal amount of Existing Notes. Accordingly, if all New Notes are issued, the Existing Lenders will hold a majority of outstanding principal amount of Notes and, if they vote together, will be able to extend the Maturity Date.

Interest Rate.........................................	10% per annum, compounded quarterly
Payment Dates.....................................

Interest will be payable semi-annually in arrears in cash; provided that, at our election, during the term of the Notes up to two accrued and unpaid semi-annual interest payments can be paid in the form of common stock valued at the lesser of $80, subject to adjustment (the “conversion price”), or the market value of our common stock as of the date of such payment (based on the average closing price of our common stock for the twenty trading days preceding such date). Effective September 30, 2013, the first payment of interest was due to the Existing Lenders, and the Company elected to make and made such payment in the form of common stock on October 1, 2013. Therefore, a maximum of one additional interest payment on the Notes may be made in common stock. Interest payments on the New Notes will commence on March 30, 2014.

Ranking................................................

The New Notes will rank equal to the Existing Notes and senior to our other indebtedness, excluding certain collateral subject to pre-existing liens. The New Notes and the Existing Notes will together constitute one class of notes.

5

Security................................................

The Notes will be secured by a lien on and a security interest in all assets, excluding certain collateral subject to pre-existing liens, of the following wholly-owned subsidiaries of the Company, comprising substantially all of the assets of the Company, taken as a whole: TFI, ESW America, ESWT and ESWCT.

Agent....................................................	The collateral and enforcement agent for the Notes will be Orchard Capital Corp. (the “Agent”).
Conversion Rights..............................

At the option of the Majority Noteholders, at any time on or prior to the Maturity Date, all principal, and interest amounts then outstanding under all of the Notes shall be exchanged for shares of the Company’s common stock at a price of $80 per share (as adjusted for any stock split, stock dividend or similar adjustment). The Existing Lenders, who may be deemed affiliates of the Company, collectively hold $5,000,000 aggregate principal amount of Existing Notes. Accordingly, if all New Notes are issued, the Existing Lenders will hold a majority of outstanding principal amount of Notes and, if they vote together, will be able to cause a conversion of the Notes into common stock.

No Fractional Shares..........................

We will not issue fractional shares upon conversion of the Notes, but rather will round the aggregate number of shares of common stock you are entitled to receive upon conversion of the Notes to the nearest whole number.

Anti-Dilution Adjustments................

The conversion price is subject to an anti-dilution adjustment in the event we, at any time while the Notes are outstanding, issues equity securities, including common stock or any security convertible or exchangeable for shares of common stock, for no consideration or for consideration less than $80 a share.  The anti-dilution protection excludes shares of common stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board-approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution in connection with a financing.

Note Subscription Agreement

Certain terms with respect to the Notes are set forth in the amended and restated Note Subscription Agreement, dated [●], 2014, to which we and the Existing Lenders are party (the “Note Subscription Agreement”). The Note Subscription Agreement provides that holders of New Notes shall be third party beneficiaries of the Note Subscription Agreement.

Voting as One Class...........................

The holders of Notes will vote as one class with respect to matters to be determined by the “Majority Noteholders” under the Notes, including conversion of the Notes, enforcement of Noteholder rights and remedies in connection with events of default under the Notes, waiver of events of default, amendment of the Note Subscription Agreement or Notes, and the extension of the Maturity Date under the Notes.

6

Restriction on Redemption and Dividends...........................................

Until all of the Notes issued in the rights offering have been paid in full, exchanged or otherwise satisfied in accordance with their terms, we may not, directly or indirectly, (A) repurchase, redeem, or declare or pay any cash dividend or distribution on, the common stock or (B) distribute any material property or assets of any kind to holders of our common stock in respect of the common stock.

No Restrictions on Additional Indebtedness......................................

The Notes do not limit the amount of additional indebtedness, including secured indebtedness, which we can create, incur, assume or guarantee, nor do the Notes limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Events of Default..............................

The following are events of default under the Notes:

•        We fail to pay the principal of or any interest on the Notes when due;

•        Any of the representations or warranties made by the Company in the Notes or in any documents furnished by the Company in connection with the execution and delivery of the Notes shall be false or misleading in any material respect at the time made;

•        We fail to perform any other obligation of the Company under the Notes or the Note Subscription Agreement and such failure continues uncured for a period of fifteen (15) business days after notice from a Noteholder of such failure;

•        Certain events of bankruptcy, insolvency or reorganization with respect to us or our subsidiaries;

•        We or any of our or any of its subsidiaries cease doing business in the ordinary course;

•        A material adverse change to our or any of our subsidiaries’ business condition (financial or otherwise), earnings, properties, prospects or results of operations.

Remedies upon Default....................

Upon an event of default, unless waived at the option of the Majority Noteholders and in the Majority Noteholders’ sole discretion, the principal (and any accrued interest) amount of the Notes shall become immediately due and payable.

Listing and Trading; No Prior Market.................................................

We do not expect to apply for listing of the Notes on any securities exchange or inclusion of the Notes in any automated quotation system. The Notes will be new securities for which there is currently no public market. We do not expect that a liquid market for the Notes will develop or be maintained.

No Indenture or Trustee; Trust Indenture Act.....................................

The Notes will not be issued pursuant to a trust indenture qualified under the Trust Indenture Act of 1939, as amended, and we will not appoint an independent trustee in connection with the Notes. As a result, Noteholders will not have the protective aspects of a qualified trust indenture and an independent trustee and may be required to act individually on their own behalf if we fail to make a required principal or interest payment on any Note.

Governing Law..................................	The Notes will be governed by New York law.
Paying Agent and Registrar.............	Bay City Transfer Agency & Registrar

                                                                                                                                          For additional information concerning the Notes, see “Description of Notes,” beginning on page [●].

                                                Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page [●] of this prospectus and all other information appearing elsewhere in this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:   What is the rights offering?

A:   The rights offering is a distribution of non-transferable subscription rights for convertible promissory notes and common stock on a pro rata basis to all of our stockholders other than the Existing Lenders and certain affiliates thereof. We are distributing subscription rights for every share of our common stock held on [●], 2014, the record date. If all subscription rights are exercised, we will raise gross proceeds of approximately $4.6 million.

Q:   Why are we engaging in a rights offering, how did we decide on a maximum aggregate gross proceeds of $4,596,929 million, and how will we use the proceeds from the rights offering?

A:   In connection with the Existing Loan, we agreed to conduct a rights offering to our holders of common stock, offering all such holders (other than the Existing Lenders and certain affiliates thereof) the right to purchase up to their pro-rata Company ownership amount of senior secured five (5) year convertible promissory notes that will be substantially similar to the Existing Notes.  The New Notes are being offered hereby to comply with this covenant.  Proceeds of the rights offering will be used by the Company and or its subsidiaries to fund working capital, planned capital investments and other general corporate purposes.

Q:   How was the $80 per share conversion price established?

A:   The conversion price of the New Notes is identical to the conversion price of the Existing Notes.  That conversion price was determined through negotiations between the Company, through directors not affiliated with the Existing Lenders, and the Existing Lenders, and was based in part on the market price of our common stock, as well as a third party appraisal of the value of our common stock.  The conversion price is not necessarily related to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing us and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common stock will trade at or above the conversion price. We can give no assurance that our common stock will trade at or above the conversion price in any given time period.

Q:   Am I required to subscribe in the rights offering?

A:   No.

Q:   What is the basic subscription right, and what aggregate principal amount of New Notes may I purchase if I exercise my subscription rights?

A:   You will receive one non-transferable subscription right for each share of our common stock that you owned on [●], 2014, the record date. Each subscription right evidences a right to purchase $80.53 principal amount of New Notes. You may exercise any number of your subscription rights. You will not receive any oversubscription rights in this rights offering, i.e., you will not be entitled to subscribe for additional New Notes unclaimed by other holders of rights in this offering.

Q:   Who will receive subscription rights?

A:   Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of [●], 2014, the record date.

Q:   What happens if I choose not to exercise my subscription rights?

A:   If you choose not to exercise your subscription rights you will retain your current number of shares of common stock.  As a result, if any rights are exercised, the percentage of the common stock that you own will decrease and your voting rights and other rights will be diluted, even if the Majority Noteholders do not elect to convert the Notes into common stock.

Q:   Can you terminate the rights offering?  Are there conditions to the rights offering?

A:   Yes. We reserve the right to cancel or terminate the rights offering, in whole or in part, in our sole discretion at any time prior to the completion of the rights offering, for any reason or no reason.

Without limiting the generality of the foregoing, this rights offering is subject to the following conditions:

•      our stockholders, collectively, must have subscribed for no less than $50,000 aggregate principal amount of New Notes; and

•      there shall not have been any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.

We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these conditions is not satisfied. If we cancel or terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all funds received in connection with the rights offering will be returned, without interest or deduction, to those persons who exercised their subscription rights as soon as practicable.  See “The Rights Offering — Termination Rights; Conditions to the Rights Offering.”

Q:   May I transfer my subscription rights?

A:   No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient (i.e. entities which control the recipient or are controlled by or under common control with the recipient) and by operation of law, for example, upon the death of the recipient.

Q:   When will the rights offering expire?

A:   The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [●], 2014, unless we decide to extend the rights offering expiration date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering; Extensions and Amendments.” The subscription agent must actually receive all required documents and payments in cash before the expiration date. There is no maximum duration for the rights offering.

Q:   How do I exercise my subscription rights?

A:   You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for the principal amount of New Notes you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail and return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page [●].

Q:   What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:   If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:   What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?

A:   The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:   Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:   We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q:   Has the board of directors made a recommendation regarding the rights offering?

A:   Neither the Company nor our board of directors is making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this prospectus, and your best interests.

Q:   May stockholders in all states participate in the rights offering?

A:   Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:   Is the exercise of my subscription rights risky?

A:   The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page [●].

Q:   How many shares of our common stock would be outstanding after the rights offering and subsequent conversion of the Notes?

A:   The number of shares of our common stock that will be outstanding after the rights offering will depend on the aggregate principal amount of New Notes that are subscribed for in the offering, and whether the Majority Noteholders make the election to exchange the Notes for shares of common stock. If we sell the entire aggregate principal amount of New Notes being offered in the rights offering, and the Majority Noteholders subsequently determine to exchange the Notes for shares of common stock, then we will issue approximately 119,962 shares of common stock.  In that case, assuming no other issuances between the date hereof and such conversion, we would have approximately 248,054 shares of common stock outstanding after the rights offering, including 2,350 shares issuable to our Executive Chairman upon conversion of the Notes pursuant to his director compensation arrangement, but excluding any shares which may be issued in respect of any future interest payment. This would represent an increase of approximately 97% in the number of outstanding shares of common stock. See “The Rights Offering — Shares of Common Stock Outstanding After the Rights Offering Assuming Conversion of the Notes” on page [●].

Q:   What will be the proceeds of the rights offering?

A:   If we sell the entire aggregate principal amount of New Notes being offered, we will receive net proceeds of approximately $4.38 million in cash.  Proceeds of the rights offering will be used by the Company and/or its subsidiaries to fund working capital, planned capital investments and other general corporate purposes.

Q:   After I exercise my rights, can I change my mind and cancel my purchase?

A:   No. Once you exercise and send in your subscription rights certificate and payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock falls below the $80 per share conversion price. You should not exercise your subscription rights unless you are certain that you wish to hold Notes that are convertible, at the election of the Majority Noteholders, into shares of our common stock at a price of $80 per share. See “The Rights Offering — No Revocation or Change.”

Q:   What are the material U.S. Federal income tax consequences of exercising my subscription rights?

A:   A holder will not recognize gain or loss for U.S. Federal income tax purposes upon the exercise of subscription rights in the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

 Q:  If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

 A:  Yes. If the rights offering is not completed, for any reason, any amount received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction.

 Q:  If I exercise my subscription rights, when will I receive the New Note I purchased in the rights offering?

 A:  We will deliver the New Notes purchased in the rights offering in certificated form as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed.

 Q:  To whom should I send my forms and payment?

 A:  If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment in cash to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment, as provided herein, by hand delivery, first class mail or courier service to Bay City Transfer Agency & Registrar, the subscription agent. The address for delivery to the subscription agent is as follows:

Bay City Transfer Agency & Registrar

7075 Gratiot Road, Suite One,

Saginaw, MI  48609

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery.  Your subscription documents should clearly indicate the address to which your New Note should be delivered.

Q:   What if I have other questions?

 A:  If you have other questions about the rights offering, please contact us at Environmental Solutions Worldwide, Inc., 200 Progress Drive, Montgomeryville, Pennsylvania 18936 or by telephone at 215-699-0730

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below and all of the other information contained in this prospectus before you make a decision to participate in the offering and purchase shares of our common stock. If any of these risks occur, our business, financial condition or results of operations could suffer, and you could lose part or all of your investment.

Risks Related to this Rights Offering and the Notes

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. Our shares of common stock are traded on the OTCQB under the symbol “ESWW”.  On [●], 2014, the last trading day before the commencement of this offering, the closing sales price of our shares of common stock was $[●] per share. We cannot assure you that the market price of our shares of common stock will not decline prior to any election by the Majority Noteholders to convert the Notes to shares of common stock or that, upon any such conversion of the Notes, a subscribing rights holder will be able to sell shares of common stock purchased in this offering at a price greater than or equal to the conversion price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the conversion price.

The subscription rights are non-transferable and there is no market for the subscription rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your subscription rights. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights in order to realize any value.

The conditions to the offering may not be fulfilled, and even if they are fulfilled me we may cancel the offering at any time, for any reason or no reason. If we cancel the offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may unilaterally cancel the offering at any time in our sole discretion, for any reason or no reason. We expect to cancel the offering if one of the conditions is not satisfied, including the condition that holders subscribe for no less than $50,000 aggregate principal amount of New Notes.  There can be no assurance that the conditions to the offering will be satisfied.  If we cancel the offering, the subscription rights will be void and will have no value, and neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments actually received.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

If you desire to purchase New Notes in the offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or prior to 5:00 p.m., New York City time, on [●], 2014, the current expiration date of the offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent has any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. See “The Rights Offering” for additional details regarding exercise of your subscription rights.

We may not have the ability to pay principal or interest on the Notes when due.

The Notes mature on March 22, 2018 and bear interest at a rate of 10% per annum. We have incurred losses in each year since our inception. Our net and comprehensive loss for the fiscal year ended December 31, 2012 was $1,412,269 and accumulated deficit as of December 31, 2012 was $54,510,378. As our sales and revenue continue to be unpredictable, and should our current business plan not be effective, ESW expects to experience additional periods with operating losses.  Accordingly, we may not have sufficient funds to pay the principal amount of the notes upon maturity or upon any acceleration thereof. In addition, we may not have sufficient funds to pay interest on the notes. If we fail to pay principal or interest when due, we will be in default under the Notes.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

While we currently anticipate that we will use the net proceeds of the rights offering to provide additional liquidity for working capital, planned capital investments and other general corporate purposes our management may allocate  the proceeds among these purposes as it determines is appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

The conversion price of the Notes is not an indication of our present or future value.

Our board of directors approved all of the terms and conditions of the rights offering, including the conversion price of the Notes. The conversion price of the New Notes is identical to the conversion price of the Existing Notes.  That conversion price was determined through negotiations between the Company, through directors not affiliated with the Existing Lenders, and the Existing Lenders, and was based in part on the market price of our common stock and a third party appraisal of the value of our common stock.  The conversion price, however, does not necessarily bear any relationship to the book value of our assets or our past or expected future results of operations, cash flows or current financial condition, or any other established criteria for value. You should not consider the conversion price of the Notes as an indication of our present or future value or the present or future value or market price of any of our securities.

If the market price of our common stock is lower than the conversion price of the Notes, the conversion of the Notes may not be practicable or profitable.

The conversion price for the Notes is $80 per share of common stock, subject to future adjustment in certain circumstances. Our common is quoted on the OTCQB under the symbol “ESWW.” On [●], 2014, the last trading day before the commencement of this rights offering, the closing sales price of our common stock on the OTCQB was $[●] per share. The market price of our common stock could vary significantly in response to various factors discussed in this prospectus. The market price of our common stock may decline prior to the exercise of the subscription rights and conversion of the Notes.

If you do not exercise all of your subscription rights in this rights offering, you may suffer dilution of your percentage ownership of our common stock.

To the extent that you do not exercise your subscription rights to subscribe for the Notes, your proportionate ownership in us will be reduced to the extent that other holders of our common stock exercise their subscription rights, and further diluted to the extent the Notes are converted into our common stock. If we sell the entire aggregate principal amount of New Notes being offered in the rights offering, and the Majority Noteholders subsequently determine to exchange the Notes for shares of common stock, then we will issue approximately 119,962 shares of common stock.  In that case, assuming no other issuances between the date hereof and such conversion, we would have approximately 248,054 shares of common stock outstanding after the rights offering, including 2,350 shares issuable to our Executive Chairman upon conversion of the Notes pursuant to his director compensation arrangement, but excluding any shares which may be issued in respect of any future interest payment.

This would represent an increase of approximately 97% in the number of outstanding shares of common stock.  Please note that such number of shares may increase due to certain adjustments to the conversion rate that may occur in the future under the terms of the Notes. See “The Rights Offering — Shares of Common Stock Outstanding After the Rights Offering Assuming Conversion of the Notes” on page [●].

There is currently no public market for the Notes, and an active trading market may not develop for the Notes.  The failure of a market to develop for the Notes could adversely affect the liquidity and value of the Notes.

There is no existing market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system.  A market is unlikely to develop for the Notes, and we cannot assure you as to the liquidity of any market that may develop for the Notes.  If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected.  If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.  The Notes are not, and we do not expect them to be, rated.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the Notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the value of the Notes.

Noteholders will not be entitled to any rights with respect to the shares of common stock into which the Notes can be converted, but will be subject to all changes made with respect to our common stock.

Noteholders will not be entitled to any rights with respect to the shares of common stock into which the Notes can be converted (including, without limitation, voting rights and rights to receive any dividends or other distributions on such common stock), but Noteholders will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our restated articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the relevant conversion date, such holder will not be entitled to vote the shares of common stock into which their Notes can be converted on the amendment, although such holder will, upon conversion of the Notes into common stock, nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You may have to pay taxes if we adjust or fail to adjust the conversion price of the Notes in certain circumstances, even though you would not receive any cash.

The conversion rate of the New Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the taxable treatment of dividends, as described below in “Material U.S. Federal Income Tax Consequences.” Please consult your own tax advisors and see “Material U.S. Federal Income Tax Consequences.”

The conversion price of the Notes may not be adjusted for all dilutive events.

The conversion price of the Notes is subject to adjustment for certain events, including, but not limited to, stock splits, stock dividends and similar adjustments, as described in “Description of Notes—Conversion Price,” as well as issuance by the Company of equity securities, including common stock or any security convertible or exchangeable for shares of common stock, for no consideration or for consideration less than the conversion price in effect immediately prior to such issuance, as described in “Description of Notes— Anti-Dilution Adjustments.” However, the conversion price will not be adjusted for other events, such as a third-party tender or exchange offer,  an issuance of our common stock upon the exercise of options or other securities granted to directors, officers, consultants and employees of the Company, or issuance of common stock, warrants or other securities issued to a bank or other financial institution in connection with a financing, that may adversely affect the trading price of the Notes or our common stock. An event that adversely affects the value of the Notes may occur, and that event may not result in an adjustment to the conversion price.

Conversion of the Notes may dilute the ownership interest of existing shareholders.

The conversion of all of the Notes may dilute the ownership interests of existing holders of our common stock. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the Notes into shares of our common stock could depress the price of our common stock.

The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the Notes.

Consequently, liquidating the collateral securing the Notes may not result in proceeds in an amount sufficient to pay any amounts due under the Notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Notes, the Noteholders (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

Rights of Noteholders in the Collateral may be adversely affected by the failure to perfect security interests in Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Notes may not be perfected with respect to the claims of the Notes if the Agent does not take the actions necessary to perfect any of these liens. There can be no assurance that the Agent for the Notes will have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest in favor of the Noteholders to which they would otherwise have been entitled. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We have limited obligations to take actions in furtherance of the perfection of the security interest of the Noteholders in specified collateral. There can be no assurance that the Agent will monitor, or that we will inform the Agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The Agent does not have obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes against third parties.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness that is not waived by the holders of such indebtedness, and the remedies sought by the holders of such indebtedness could make us unable to pay principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness or we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the holders of our indebtedness to avoid being in default. If we breach our covenants under our indebtedness and seek a waiver, we may not be able to obtain a waiver from the holders of such indebtedness. If this occurs, we would be in default under our indebtedness, the holders of such indebtedness could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The Note Subscription Agreement does not restrict our ability to incur additional debt, repurchase our securities, undergo a change in control or to take other actions that could negatively impact Noteholders.

Neither the Note Subscription Agreement nor the terms of the Notes restrict us from incurring additional debt, including senior debt or secured debt. In addition, the limited covenants contained in the Note Subscription Agreement do not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the Note Subscription Agreement or the terms of the Notes could have the effect of diminishing our ability to repay the Notes at maturity, and require us to dedicate a substantial portion of our cash flow to fund our operations, working capital and capital expenditures.  In addition, neither the Note Subscription Agreement nor the terms of the Notes contain any covenants that restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  Such a transaction could have an adverse effect on Noteholders.

The Notes can only be converted at the election of the Majority Noteholders, and as a result Noteholders may not be able to convert their Notes when desired.

No amount of principal or interest outstanding under any of the Notes will be converted unless the Majority Noteholders, at their sole option and discretion, elect to convert all principal and interest amounts then outstanding under all of the Notes.  Because the Notes may only be converted at the election of the Majority Noteholders, Noteholders may not be able to convert their Notes when desired, or at all, and thus may be forced to hold their Notes longer than desired.  The Existing Lenders, who may be deemed affiliates of the Company, will constitute the Majority Noteholders even if all New Notes are issued.  Accordingly, if the Existing Lenders vote together, they can cause, or block, a conversion of the Notes into common stock.

The Majority Noteholders may elect not to enforce the rights and remedies of the Noteholders with respect to an Event of Default under the Notes.

Only the Majority Noteholders may enforce the rights and remedies for events of default under the Notes, and the Majority Noteholders may elect to waive such rights and remedies in their sole discretion.  If an event of default occurs and the Majority Noteholders waive or otherwise decline to enforce your rights and remedies under your Note, you will be without recourse with respect to such event of default.  The Majority Noteholders hold a significant amount of our common stock and include affiliates of members of our board and management.  They therefore may have a conflict of interest relative to other holders of Notes when determining whether or not to enforce an event of default against us.

The Majority Noteholders can extend the maturity date of the Notes at their sole option and discretion.

The Majority Noteholders may, at their sole option and discretion, extend the maturity date of the Notes. Accordingly, Noteholders have no assurance that their Notes, if not converted, will be repaid on or near the scheduled maturity date.

You should consider the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes.

A holder will not recognize gain or loss upon the exercise of rights in the rights offering. Upon acquisition of New Notes through the exercise of rights you will generally have a tax basis in the New Notes equal to the subscription price paid for the New Notes increased by the basis, if any, of the rights for the New Notes.  You will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a New Note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the New Note.  Purchasers of New Notes should be aware that, while interest will generally be payable semi-annually in arrears in cash, at our election during the remaining term of the New Notes up to one additional accrued and unpaid semi-annual interest payment can be paid in the form of common stock valued at the lesser of the conversion price or the market value of our common stock as of the date of such payment (based on the average closing price of the Company’s common stock for the twenty trading days preceding such date).

See “Material U.S. Federal Income Tax Consequences” for a discussion of the material U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the New Notes. You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, disposing of and converting the New Notes.

There can be no assurance that the Internal Revenue Service or a court will agree with the characterization of the Notes as debt for U.S. Federal income tax purposes.

As further described in “Material U.S. Federal Income Tax Consequences” we intend to take the position that the New Notes will be treated as debt for U.S. Federal income tax purposes. This position is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service or a court were to successfully assert that the New Notes should be treated as our equity for U.S. Federal income tax purposes, the accrual of interest on the New Notes would generally be treated as a deemed distribution that would be taxable as a dividend to the extent of our current and accumulated earnings and profits as further described in “Material U.S. Federal Income Tax Consequences.”

We are selling the New Notes in this offering ourselves, will not have the assistance of an underwriter, and have no commitments from any prospective purchasers of the New Notes.

The New Notes are being sold in this offering by our directors and officers, consistent with applicable law.  Our directors and officers have limited or no experience with public offerings of securities. Although they are committed to dedicate the time necessary to bring this offering to a successful conclusion as quickly as possible, they have significant responsibilities in their primary occupations, and consequently have limited time to devote to this offering. Thus, there is no assurance that we will be successful in attracting investors for our New Notes or that the offering will be successful.

The Notes will not be issued under the protections of the Trust Indenture Act of 1939.

The Notes will not be issued trust indenture qualified under the Trust Indenture Act of 1939, as amended, and we will not appoint an independent trustee in connection with the Notes. A qualified trust indenture is often required for public offerings of debt securities in principal amounts of more than $10 million. A non-qualified trust indenture may also be required in public offerings of debt securities in principal amounts less than $10 million. The term “qualified” relates to mandatory provisions of a trust indenture and the requirements of independence of the indenture trustee in relation to the entity offering the debt securities. The presence of a qualified trust indenture and independent indenture trustee is generally intended to provide for the collective representation of debt investors through the monitoring activities of the indenture trustee as to:

•            The authentication and issuance of debt securities;

•            The monitoring of events of default and the taking of remedial action by the trustee for the collective benefit of the investors;

•            The maintenance of collateral which may secure the debt security obligations; and

•            Other matters relating to the terms of the debt security issuance intended to protect investor initially and on a continuous basis.

Noteholders will not have the protective aspects of a qualified trust indenture and an independent trustee and may be required to act individually on their own behalf if we fail to make a required principal or interest payment on any Note.

Risks Related to Our Company

We have incurred losses in the past and expect to incur losses in the future should our business plan not be effective, and on our December 31, 2012 financial statements our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have sustained recurring operating and net losses and negative cash flows from operations.  As of September 30, 2013, we had an accumulated deficit of $55,363,600 and had cash and cash equivalents of $2,782,759. During the nine months ended September 30, 2013 we recorded revenue of $10,242,470 and a net loss of $853,222.  During the year ended December 31, 2012 we recorded revenue of 10,526,323 and a net loss of $1,412,269.  During the three month period ended September 30, 2013, we generated Income from Operations of $952,394.  Our history of losses and negative cash flows from operations, however, as well as the current prevailing economic conditions, create uncertainty in the operating results and, accordingly, there is no assurance that we will be successful in generating sufficient cash flow from operations or achieving profitability in future periods. As a result, the report of our independent registered public accounting firm with respect to our financial statements as of and for the year ended December 31, 2012 includes an explanatory paragraph that states that there is substantial doubt regarding our ability to continue as a going concern, and the notes to our financial statements as of and for the nine months ended September 30, 2013 similarly indicate substantial doubt regarding our ability to continue as a going concern. We may require additional financing to fund continuing operations and planned capital investments, and there can be no assurance that additional financing will be available to us on acceptable terms, or at all. Our ability to continue as a going concern is dependent on maintaining a profitable level of operations, and there can be no assurance that we will do so. Our sales and revenue continue to be unpredictable, and should our current business plan not be effective, we expect to experience additional periods with operating losses.  If we are unable to continue as a going concern, investors will likely lose all of their investment in our company.

If cash flows from operations are not sufficient and if we are unable to obtain additional funding, then we may have to significantly curtail the scope of our operations and alter our business model.

Our sales are unpredictable; the market that we operate in is highly competitive and is dependent on federal and state-level public budgets for funding of retrofit programs. In the event that profitable operations are not achieved, our present financial resources and track record for raising capital should allow us to continue operations in the short term. If additional financing is required and not available when required, or is not available on acceptable terms, we may be unable to continue operations at current levels or satisfy the requirements necessary to fulfill our order book. We continue to implement corrective actions to minimize operating losses. We would consider strategic opportunities, including investments in the Company, acquisitions, or other acceptable transactions, to sustain operations. There can be no assurances that additional capital will be available to us on acceptable terms, or at all.

Risks related to the market for our common stock.

The price of our shares may be adversely affected by the public sale of a significant number of the shares eligible for future sale.

Sales of a large amount of our common stock in the public market could materially adversely affect the market price of our common stock. Such sales may also inhibit our ability to obtain future equity or equity-related financing on acceptable terms. The issuance of additional shares could have a significant adverse effect on the trading price of our common stock.

The price of our common stock has been highly volatile.

Our common stock traded as low as $20 per share and as high as $80 per share (as adjusted for the reverse split of our common stock consummated on May 24, 2013) during the nine months ended September 30, 2013.  Some of the factors leading to the volatility in the price of our common stock include:

•              price and volume fluctuation in the stock market at large and market conditions which are not necessarily related to our operating performance;

•              limited trading volumes;

•              fluctuation in our operating results;

•              concerns about our ability to finance continuing operations;

•              financing arrangements which may require the issuance of a significant number of shares in relation to the number shares of our common stock currently outstanding;

•              announcements of agreements, technological innovations, certification / verifications or new products which we or are competitors make;

•              costs and availability of precious metals used in the production of our products; and

•              fluctuations in market demand and supply of our products.

Our common stock is currently traded on the OTC markets - OTCQB tier and an investor’s ability to trade our common stock may be limited by trading volume.

The trading volume in our common stock has been relatively limited. Our common stock may not generate a consistently active trading market on the OTC Markets. The average daily trading volume of our common stock for the nine months ended September 30, 2013 was approximately 5 shares (as adjusted for the reverse split of our common stock consummated on May 24, 2013). We have a limited trading history and there can be no assurances that there will be increased liquidity in our stock.

Our stock was previously quoted on the Frankfurt Stock Exchange (FWB), under the symbol (EOW). Effective December 15, 2012, Deutsche Börse AG, the operator of the Frankfurt Stock Exchange, decided to close the First Quotation Board, in its then current form. On December 14, 2012, with the closure of the First Quotation Board, the Company’s common stock listing was removed from the Frankfurt Stock Exchange.

The company may issue more shares in connection with a financing, merger or acquisition, which would result in substantial dilution.

Our Certificate of Incorporation authorizes the issuance of a maximum of 250,000,000 shares of common stock. Any further financing, merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. Moreover, the common stock issued in any such financing, merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock are issued in connection with a financing, business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected.

Several of our shareholders own a significant amount of our outstanding shares and collectively may be able to decide certain corporate action.

A group of our shareholders collectively own 87,217 shares, which is equivalent to 69.4% of the outstanding shares of the Company as of January 27, 2014, on an undiluted basis.  This group includes the Majority Noteholders as well as affiliates thereof, and these shareholders may be deemed to be affiliates of the Company.  As such, all or some of these shareholders may be able to control aspects of our business operations including the election of board members, the acquisition or disposition of assets, the Company’s business plans / strategy and the future issuance of shares. For additional information about beneficial ownership please refer to “Security Ownership of Certain Beneficial Owners, Management and Related Stockholder Matters.”

We do not expect to pay dividends on common stock and investors will only be able to receive cash in respect of their shares of common stock upon the sale of their shares.

We have never paid any cash dividends on our common stock, and we have no intention in the foreseeable future to pay any cash dividends on our common stock. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Risks related to our business

Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below some of which we cannot control may cause the Company’s revenues and result of operations to fluctuate significantly:

•              Actions taken by regulatory bodies relating to the verification and certification of our products.

•              Changes in federal and state level retrofit compliance mandates.

•              Availability of federal and state level funding to support retrofit sales.

•              The extent to which our products obtain market acceptance.

•              The timing and size of customer purchases.

•              Customer and distributors’ concerns about the stability of our business which could cause them to seek alternatives to our products.

We are currently dependent on a few major customers / distributors for a significant portion of our revenues.

We recorded sales from 55 customers in fiscal year 2012 as compared to 44 in fiscal year 2011. Three of our customers accounted for 27.8%, 15.8% and 7.7% respectively of the Company’s revenue in the fiscal year 2012. Three of our customers accounted for 41.2%, 15.7% and 10.6% respectively of the Company’s revenue for the fiscal year 2011. We will continue to establish long-term relationships with new customers and foster opportunities with existing distributors. The loss of, or major reduction in business from, one or more of the major distributors could have a material adverse effect on our liquidity, financial position, or results of operations.

We do not have a long history of selling and marketing our products.

At the current time, we have limited marketing capabilities as compared to many of our competitors. We do not have a large sales, promotion and marketing budget. We are constrained by working capital and our ability to generate the necessary cash flow from business operations to re-invest in our marketing programs. As a result of our limited marketing capabilities, we are forced to rely upon customer / distributor referrals, trade publications and a small sales force. Our competitors have direct advertising and sales promotion programs for their products as well as sales and marketing personnel that may have a competitive advantage over us in contacting prospective customers / distributors. Our position in the industry is considered small in comparison to that of our competitors. We continues to develop and explore new marketing methods and techniques such as trade show representation and sales programs directed toward customers / distributors. Our ability to compete at the present time is limited. Our success depends upon the ability to market our products, penetrate and expand markets and form alliances with third party distributors.

There can be no assurances that:

•              our selling efforts will be effective;

•              we will obtain an expanded degree of market acceptance; or

•              we will be able to successfully form additional relationships with distributors to market our products.

We depend upon the marketability of our core products.

Catalytic converters are our primary products. We may have to cease operations if our primary products fail to achieve market acceptance and/or generate significant revenues and/or experience product performance related issues. Additionally, the marketability of our products is dependent upon obtaining and maintaining verification and certifications as well as the effectiveness of the product in relation to various environmental regulations as well as competitor’s products in the various jurisdictions we market and sell our products.

We may not be able to obtain direct or indirect regulatory certification or verification approvals with respect to certain products.

The industry that we operate in is regulated. In the United States of America these regulations are enforced by U.S. Environmental Protection Agency (“EPA”) and California Air Resources Board (“CARB”). We plan to further develop and market catalytic converter products and support technologies that meet new regulations enforced by these agencies. If we are unable to demonstrate the feasibility of these products or obtain in a timely manner the verification and or certifications for our products from such regulatory agencies as the EPA or CARB, we may have to abandon the products or alter our business plan. Such modifications to our business plan will have an adverse effect on revenue and our ability to achieve profitability. The regulatory approval process with EPA and CARB is complex and requires lengthy and expensive durability testing which must precede final certification/verification of products. We do not control the timeliness of the certification/verification process; however, we have taken steps to ensure the efficacy of our contribution to the certification/verification process.  Our consolidated condensed balance sheet as of September 30, 2013 reflects a one-time warranty charge of $504,900 associated with certain verification procedures relating to the ThermaCat.  The actual amount of loss associated with such verification procedures, however, could be materially different.

We face constant changes in governmental standards by which our products are evaluated.

We believe that due to the constant focus on the environment and clean air standards throughout the world, we will be required in the future to adhere to new and more stringent regulations. Governmental agencies constantly seek to improve standards required for verification and or certification of products intended to promote clean air. In the event our products fail to meet these ever changing standards, some or all of our products may become obsolete or de-listed from government verification, having a direct negative effect on the Company’s ability to generate revenue and become profitable.

We face intense competition and rapid technological advances from competitors.

Competition among companies that provide solutions for pollutant emissions from diesel engines is intense. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services. We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources. We also face direct competition with companies who purchase their substrates from others, and do further processing with their own formulas and fabrication for direct sale to the market place. Newly developed products could be more effective and cost efficient than our current products or those we may develop in the future. Many of our current and potential future competitors have substantially more engineering, sales and marketing capabilities, substantially greater financial, technological and personnel resources, and broader product lines than we do. We also face indirect competition in the form of alternative fuel consumption vehicles such as those using methanol, hydrogen, ethanol and electricity.

We claim certain proprietary rights in connection with the design and manufacture of our products.

The protections provided by patents are important to our business, although we believe that no individual right is material to our business at the present time. There can be no assurance that these patents or existing or future trade secret protections that we seek will survive legal challenge, or provide meaningful levels of protection. Additionally, there can be no assurances when these patents or pending patents may be assigned to us directly. We do not presently have any worldwide patent protection or any immediate plans to file for protection in any foreign countries other than Canada. There can be no assurances that any patents we may have or have applied for or any agreements we have in place or will enter into will protect our technology and or prevent competitors from employing the use of our design and production information.

Attraction and retention of key personnel.

Our success depends in significant part, on the continued services of key technical, sales and senior management personnel. The loss of our executive officers or other key employees could have materially adverse effects on our business, results of operations and financial condition. Our success depends upon our continued ability to attract and attain highly qualified technical, sales and managerial personnel. There can be no assurances that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. At the present time certain key employees of the company and or subsidiaries do not have employment contracts and may be viewed as employees at will.

We are dependent upon key suppliers for certain materials which are one of the necessary components of our products.

The production process of our products includes certain raw materials including:

•              stainless steel;

•              particulate filters;

•              precious metals; and

•              electronic components.

An extended interruption of the supply of precious metals and components necessary for the production of our products could have an adverse effect on us. Further, a substantial price increase of the raw materials that are components of our products could also have an adverse effect on our business. We currently rely on third party vendors to provide certain components of our products. We currently do not have any fixed commitments from suppliers to provide supplies.

We do not have a significant level of product recall insurance due to our high cost.

Our catalytic converter products are subject to extended warranty programs that could generate substantive product liability and warranty claims against the Company. Our on-road catalyst systems which have been verified as a Level III technology are typically required to meet CARB limited warranty standard of 5 years or 100,000 miles or 2 years unlimited miles depending on engine application. Our off-road catalyst systems which have been verified as a Level III technology are typically required to meet CARB limited warranty standard of up to 5 years or 4,200 hours. Any failure of our products may result in a recall or a claim against us. Due to the high cost of product recall insurance, we do not maintain significant amounts of insurance to protect against claims associated with use of our products. Any claim against us, whether or not successful, may result in expenditure of substantial funds and litigation, may require management’s time and use of our resources and may have a materially adverse impact on our overall ability to continue operations.

Our success partially depends on joint ventures and/or relationships entered into or sought by us for development and sale of our products.

Our success partially depends on the relationships that it develops with various suppliers, OEM’s, dealers, and distributors for the further development and deployment of our technology in the field. We do not manage these entities nor is it assured that we will be able to create relationships with these entities. The absence of such relationships could adversely impact our business plans.

Use of Proceeds

Assuming the rights offering is fully-subscribed, the net proceeds available to us from the rights offering, after deducting estimated offering expenses of $215,814 payable by us, will be approximately $4,381,115.  Proceeds of the rights offering will be used by us and/or our subsidiaries to fund working capital, planned capital investments and other general corporate purposes.

Determination of Offering Price

The conversion price of the New Notes is identical to the conversion price of the Existing Notes.  That conversion price was determined through negotiations between the Company, through directors not affiliated with the Existing Lenders, and the Existing Lenders, and was based in part on the market price of our common stock and a third party appraisal of the value of our common stock.  The conversion price for this rights offering was proposed to, reviewed and approved by the disinterested members of our board of directors. The conversion price is not necessarily related to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing us and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the conversion price. We can give no assurance that our common stock will trade at or above the conversion price in any given time period.

Dilution

If the Notes are converted and you thereby invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the conversion price and the pro forma net tangible book value per share. Our historical net tangible book value as of September 30, 2013 was $9,929,784, or $87.51 per share. Historical net tangible book value per share is determined by dividing our net tangible book value by the actual number of outstanding shares of common stock. Our historical net tangible book value per share as of September 30, 2013 is determined using 113,464 shares outstanding as of September 30, 2013, which excludes 413 shares issuable upon the exercise of stock options outstanding as of September 30, 2013, 175 shares issuable upon the vesting of restricted stock grants as of September 30, 2013 and 62,500 shares issuable upon the conversion of the Existing Notes outstanding as of September 30, 2013.

Dilution in historical net tangible book value per share represents the difference between the amount per share paid by the purchaser of shares of common stock in this rights offering and the pro forma net tangible book value per share of common stock immediately after the closing of this offering.

After giving effect to the assumed issuance of 119,962 shares of common stock pursuant the conversion of the Notes, 8,000 shares of common stock in respect of the first interest payment on the Existing Notes on October 1, 2013, and 2,350 shares issuable to our Executive Chairman upon such assumed conversion of the Notes pursuant to his director compensation arrangement, and after deducting estimated offering expenses payable by us of $215,814, our pro forma net tangible book value as of September 30, 2013 would have been approximately $14,310,899, or $58.71 per share of common stock. This amount represents an immediate decrease of $28.81 per share to our shareholders on shares of common stock owned prior to this rights offering and an immediate dilution of $21.29 per share from the conversion price of $80 per share on shares of common stock purchased in this rights offering. Our pro forma net tangible book value per share as of September 30, 2013 is determined using 243,776 shares outstanding as of September 30, 2013, which assumes the issuance of 119,962 shares of our common stock pursuant the conversion of the Notes, 8,000 shares of common stock issued on October 1, 2013 in respect of the first interest payment on the Existing Notes which was due on September 30, 2013, and 2,350 shares issued to our Executive Chairman upon the assumed conversion of the Notes pursuant to his director compensation arrangement, and excludes 413 shares issuable upon the exercise of stock options and 175 shares of restricted stock outstanding as of September 30, 2013.

Capitalization

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of September 30, 2013. The pro forma information gives effect to an assumed $4,596,929 million in gross proceeds raised from this rights offering.

For purposes of this table, we have assumed that the rights offering is fully subscribed, resulting in $4,596,929 million in gross proceeds, all Notes have been converted and 2,350 shares have been issued to our Executive Chairman upon such conversion of the Notes pursuant to his director compensation arrangement, and that the Company made the first interest payment on the Existing Notes on October 1, 2013, and elected to do so in the form of common stock. However, it is not possible to predict the aggregate principal amount of New Notes that will be subscribed for in this rights offering, and therefore, the amount of gross proceeds that will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus.

	September 30, 2013
	Actual	Pro-forma
Promissory notes payable	$2,054,461	$ -
Conversion option derivative liability	1,125,775	-
Loan payable	421,633	421,633
Total Debt	$3,601,869	$421,633

Stockholders’ Equity
Common stock, $0.001 par value, 250,000,000 shares authorized; 113,464 and 243,776 shares issued and outstanding on an actual and pro forma basis, respectively	$113	$244
Additional paid-in capital	57,201,483	66,998,281
Accumulated other comprehensive income	344,183	344,183
Accumulated deficit	(55,363,600)	(55,363,600)
Total stockholders’ equity (deficit)	2,182,179	11,979,108
Total Capitalization....................................................................................	$5,784,048	$12,400,741

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are quoted on the OTCQB under the symbol “ESWW”.

On [●], 2014, the last reported closing sale price of our common stock was $[●] per share. The following table sets forth, for the quarters indicated, the range of high and low closing sale prices for our common stock as reported on the OTCQB (as adjusted for the reverse split of our common stock consummated on May 24, 2013).

Period	High	Low

Year Ended December 31, 2012
First Quarter..........................................................................	$160	$60
Second Quarter.....................................................................	160	60
Third Quarter.........................................................................	160	60
Fourth Quarter.......................................................................	140	40

Year Ending December 31, 2013
First Quarter..........................................................................	$80	$20
Second Quarter.....................................................................	80	40
Third Quarter.........................................................................	80	21
Fourth Quarter.......................................................................	50	21

Year Ended December 31, 2014
First Quarter (through [●], 2014).......................................	[●]	[●]

We have not declared or issued any dividends in the past, and we intend to retain future earnings, if any, for general business purposes and to repay debt.

As of January 27, 2014 there were approximately 140 stockholders of record of our common stock. We estimate there are approximately 835 additional stockholders with stock held in street name. On January 27, 2014, there were 125,742 shares of our common stock outstanding.

The Rights Offering

Background of the Rights Offering

The Existing Loans

On March 22, 2013, we entered into the Existing Loan Agreements with the Existing Lenders, who are current shareholders and may be deemed affiliates of the Company. Pursuant to the Existing Loan Agreements, the Existing Lenders made the Existing Loan to the Company in the principal aggregate amount of $5.0 million, subject to the terms and conditions set forth in the Existing Loan Agreements and represented by the Existing Notes, dated March 22, 2013, April 23, 2013 and June 27, 2013.  The Existing Loan Agreements were approved by directors of the Company unaffiliated with the Existing Lenders.

Proceeds of the Existing Loan were used by the Company and/or its subsidiaries to fund the purchase of the Cleaire assets, and are being used by the Company and/or its subsidiaries for working capital, planned capital investments and other general corporate purposes.

The Existing Notes are secured by a lien on and a security interest in all assets, excluding certain collateral subject to pre-existing liens, of the following wholly-owned subsidiaries of the Company, comprising substantially all of the assets of the Company, taken as a whole: TFI, ESW America, ESWT and ESW Cleantech, Inc.  The

Existing Notes bear interest at a rate of 10% per annum compounded quarterly.  Interest is payable semi-annually in arrears in cash and at the Company’s election, during the term of the Existing Notes, up to two accrued and unpaid semi-annual interest payments can be paid in the form of the Company’s common stock, valued at the lesser of the Existing Note Conversion Price or the market value of the Company’s common stock as of the date of such payment (based on the average closing price of the Company’s common stock for the twenty trading days preceding such date).  The Company made the first interest payment on the Existing Notes on October 1, 2013, and elected to do so in the form of common stock. At the option of the Majority Noteholders, all principal, and interest amounts then outstanding under all of the Existing Notes shall be exchanged for shares of the Company’s common stock at the Existing Note Conversion Price.  The Existing Note Conversion Price is subject to anti-dilution adjustment in the event the Company at any time while the Existing Notes are outstanding issues equity securities including common stock or any security convertible or exchangeable for shares of common stock for no consideration or for consideration less than the Existing Note Conversion Price.  The anti-dilution protection excludes shares of common stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution in connection with a financing.

In connection with the Existing Loan, we further agreed to conduct a rights offering to all of our holders of common stock, offering all such holders the right to purchase up to their pro-rata Company ownership amount of New Notes that will be substantially similar to the Existing Notes, and the New Notes are being offered hereby to comply with this requirement.  The Existing Notes and New Notes will constitute one class of 10% senior secured convertible promissory notes due 2018.  The purpose of this rights offering is to comply with this covenant and provide our stockholders, other than the Existing Lenders and certain affiliates thereof, with the opportunity to hold Notes.

Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is [●], 2014, at no charge, one non-transferable subscription right for each share of common stock owned as of the record date. As of the record date, an aggregate of [●] shares of our common stock were outstanding.

The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase $80.53 principal amount of New Notes, upon timely delivery of the required documents and payment of the subscription price. Any excess payment will be returned to you promptly without interest or deduction. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [●], 2014, the expiration date for the rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below under “— Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise any or all of your subscription rights.  Please note that you will not receive any oversubscription rights in this rights offering – in other words, you will not be entitled to subscribe for additional New Notes unclaimed by other holders of rights in this offering.

Expiration of the Rights Offering; Extensions and Amendments

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on [●], 2014, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue any New Notes to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will publicly announce such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. We also reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

Termination Rights; Conditions to the Rights Offering

We reserve the right to cancel or terminate the rights offering, in whole or in part, in our sole discretion at any time prior to the completion of the rights offering, for any reason or no reason.

Without limiting the generality of the foregoing, this rights offering is subject to the following conditions:

•        our stockholders, collectively, must have subscribed for no less than $50,000 aggregate principal amount of New Notes; and

•        there shall not have been any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.

We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these conditions is not satisfied.

If we cancel or terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all funds received in connection with the rights offering will be returned, without interest or deduction, to those persons who exercised their subscription rights as soon as practicable.

Method of Exercising Subscription Rights

 The exercise of subscription rights is irrevocable and may not be cancelled or modified.  Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on [●], 2014, the expiration date of the rights offering.  Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, of the subscription price for the principal amount of New Notes for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “—Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in:

•        U.S. currency by:

-       check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “Bay City Transfer Agency & Registrar, as Subscription Agent”;

-       U.S. Postal money order payable to “Bay City Transfer Agency & Registrar, as Subscription Agent”;

-       wire transfer of immediately available funds directly to the account maintained by Bay City Transfer Agency & Registrar, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at [●], ABA #[●], Account #[●] FBO ESW Subscription, with reference to the rights holder’s name; or

Rights certificates received after 5:00 p.m., New York City time, on [●], 2014, the expiration date of the rights offering, will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•        clearance of any uncertified check deposited by the subject agent;

•        receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank; or

•        receipt by the subscription agent of any U.S. Postal money order.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the New Notes are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “— Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•        your subscription rights certificate provides that New Notes are to be delivered to you as record holder of those subscription rights; or

•        you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Bay City Transfer Agency & Registrar. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash or, if applicable, notice of guaranteed delivery, to the subscription agent at the following address:

Bay City Transfer Agency & Registrar

300 Center Avenue, Suite 202B

Bay City, MI 48708

Phone: (989) 891-9720

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to us at Environmental Solutions Worldwide, Inc., 200 Progress Drive, Montgomeryville, Pennsylvania 18936 or by telephone at 215-699-0730.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full, as provided herein, for the entire principal amount of New Notes subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the principal amount of New Notes subscribed for. If applicable, it must state separately the principal amount of New Notes subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for the entire principal amount of New Notes subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the New Notes until it receives the properly completed and duly executed rights certificate within that time period.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment, as provided herein, that you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of New Notes, we or the subscription agent will return in cash (unless the holder paid for the rights through indebtedness owed by us) the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment.  If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of New Notes to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase New Notes at the terms set forth herein and in the rights certificate.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours (i.e. entities which you control or are controlled by you or under common control with you) and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a Noteholder unless and until your New Note is delivered to you, and you will have no rights as a stockholder with respect to the shares of common stock into which the New Notes you subscribe for in the rights offering are convertible unless and until the Majority Noteholders elect to convert all of the Notes will into common stock, and certificates representing shares of common stock are subsequently issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment as provided herein, and any other required documents to the subscription agent.

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in our Notes and common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering, Assuming Conversion of the Notes

Based on 125,742 shares of our common stock currently outstanding, and the potential that we may issue as many as 119,962 shares pursuant to conversion of the Notes, 248,054 shares of our common stock may be issued and outstanding following the rights offering and assuming conversion of the Notes, including 2,350 shares issuable to our Executive Chairman upon conversion of the Notes pursuant to his director compensation arrangement, but excluding any shares which may be issued in respect of any future interest payment.  This would represent an increase in the number of outstanding shares of our common stock of approximately 97%.

Assuming full subscription in this rights offering, the following tables illustrate the potential dilutive effect and impact on stockholders’ equity of the rights offering:

	Number of Shares	Percent of Beneficial Ownership Prior to Rights Offering and Investment Agreement	Percent of Beneficial Ownership After Rights Offering and Investment Agreement
Shares of Common Stock currently issued and outstanding, not including first interest payment.................	117,742	100%	47%
Shares issued pursuant to the first interest payment............	8,000	-	3%
Shares issued pursuant to a director compensation arrangement………………………………………………….	2,350	-	1%
Shares issuable in conjunction with conversion of the Notes............................................................................................	119,962	-	48%
Shares of Common Stock issued and outstanding after the Rights Offering and Conversion of the Notes.......................	248,054	-	100%

Fees and Expenses

Neither we nor the subscription agent will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any principal amount of New Notes from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any principal amount of New Notes you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

Description of Notes

        The following is a summary of the material terms and provisions of the Notes, the Note Subscription Agreement and the Security Agreement (collectively, the “Transaction Documents”). The following summary does not purport to be a complete description of the Notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, Notes, the Note Subscription Agreement and the Security Agreement. Copies of such documents have been filed as exhibits to the registration statement of which this prospectus forms a part. Copies may also be obtained from us upon request.

General

The New Notes will be our senior secured obligations that will rank equal to the Existing Notes.  The New Notes will be senior to our other indebtedness, except with respect to certain assets of ESW America that secure the MELF Facility.  The New Notes and the Existing Notes will together constitute one class of notes.

The New Notes will mature on March 22, 2018, provided that the Majority Noteholders may, at their sole option and discretion, extend the Maturity Date.  The Existing Lenders, who may be deemed affiliates of the Company, collectively hold $5,000,000 aggregate principal amount of Existing Notes.  Accordingly, if all New Notes are issued, the Existing Lenders will hold a majority of outstanding principal amount of Notes and, if they vote together, will be able to extend the Maturity Date.

Certain terms with respect to the Notes are set forth in the Note Subscription Agreement.  The Note Subscription Agreement provides that holders of New Notes shall be third party beneficiaries of the Note Subscription Agreement.

We will issue the New Notes in registered form, without coupons.

Interest

The Notes shall bear interest at a rate of 10% per annum, computed on the basis of a 360-day year and actual days elapsed.  Interest shall accrue commencing on the date of issuance of the Notes, and shall be compounded quarterly.

Interest Payment Dates

Interest will be payable semi-annually in arrears in cash; provided that, at the Company’s election, during the term of the Notes up to two accrued and unpaid semi-annual interest payments can be paid in the form of common stock valued at the lesser of $80, subject to adjustment or the market value of the Company’s common stock as of the date of such payment (based on the average closing price of the Company’s common stock for the twenty trading days preceding such date).  Effective September 30, 2013, the first payment of interest was due to the Existing Lenders, and the Company elected to make and made such payment in the form of common stock on October 1, 2013.   Therefore, a maximum of one additional interest payment on the Notes may be made in common stock.  Interest payments on the New Notes will commence on March 30, 2014.  All accrued and unpaid interest shall bear interest at a rate of 10% per annum until the date of payment.

No Prepayment

The Company shall not prepay any amount of principal or accrued interest outstanding under this Note prior to the Maturity Date without the prior written consent of the Majority Noteholders.

Paying Agent and Registrar; Exchange and Transfer of the Notes

We have initially designated the office of Bay City Transfer Agency & Registrar Inc., 7075 Gratiot Road, Suite One, Saginaw, MI  48609, as a place where Notes may be presented for payment or for registration of transfer. As registrar, Bay City Transfer will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on our behalf. We may, however, change the paying agent or registrar without prior notice to the Noteholders, and we may act as paying agent or registrar. Interest and principal on certificated Notes will be payable either by check mailed to each holder or by wire transfer in immediately available funds to that holder’s account within the United States.

Noteholders may present the Notes for transfer or exchange at the office of the registrar. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law.

The registered holder of a Note will be treated as the owner of the Note for all purposes.

Security

Pursuant to a Security Agreement by and among the Agent and certain wholly-owned subsidiaries of the Company (TFI, ESW America, ESWT and ESWCT), the Notes will be secured by a lien on and a first priority security interest in all assets, excluding certain collateral subject to pre-existing liens, of such subsidiaries, comprising substantially all of the assets of the Company, taken as a whole.

Agent

Orchard Capital Corp. has been appointed to serve as the Agent in connection with the Notes, to take any action on behalf of Noteholders in connection with the Transaction Documents, including, without limitation, the registration of any collateral in the name of the Agent or its nominees prior to or during the continuance of an event of default under the Notes, the application of any cash collateral received by the Agent to the payment of the obligations under the Notes, the exercise of any remedies given to the Agent pursuant to the Transaction Documents and the exercise of any authority pursuant to the appointment of the Agent as an attorney-in-fact pursuant to the Security Agreement that the Agent deems necessary or proper for the administration of the collateral pursuant to the Security Agreement.

The Agent and its officers, employees, attorneys and agents, shall not have any liability for the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of the Note Subscription Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of the Note Subscription Agreement), or for any act or omission of any other person engaged by the Agent in connection with the Transaction Documents, unless occasioned by the exculpated person’s gross negligence or willful misconduct.

Indemnification of Note Holders

The Company shall indemnify holders of Notes and all of their affiliates, shareholders, trustees, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (each, a “Purchaser Indemnitee”) for damages arising out of (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, or (c) any cause of action, suit or claim brought or made against such Purchaser Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by such Purchaser Indemnitee contained in the Transaction Documents to which it is a party, the execution, delivery, performance or enforcement of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes, or (iii) the status of the holders of Notes as investors in the Company.

Conversion Rights

At the sole option and discretion of the Majority Noteholders, at any time on or prior to the Maturity Date, all principal and interest amounts then outstanding under all of the Notes shall be exchanged for shares of the Company’s common stock at a price of $80 per share (as adjusted for any stock split, stock dividend or similar adjustment), subject to anti-dilution adjustment as described in “Description of Notes - Anti-Dilution Adjustments” below.  Conversion of less than all principal and interest amounts then outstanding under all of the Notes shall not be permitted.  The Existing Lenders, who may be deemed affiliates of the Company, collectively hold $5,000,000 aggregate principal amount of Existing Notes.  Accordingly, if all New Notes are issued, the Existing Lenders will hold a majority of outstanding principal amount of Notes and, if they vote together, will be able to cause a conversion of the Notes into common stock.

No Fractional Shares

We will not issue fractional shares upon conversion of the Notes, but rather will round the aggregate number of shares of common stock you are entitled to receive upon conversion of the Notes to the nearest whole number.

Company Obligations Upon Conversion Notice

The Company has agreed that upon receipt by the Company of notice by the Majority Noteholders that the Notes Conversion is being implemented, the Company shall take all measures requested by the purchasers of the Notes to make available or authorize sufficient shares of common stock including, but not limited to, (i) calling a special meeting of the Company’s board of directors and/or holders of all classes of capital stock to authorize an amendment to the Company’s articles of incorporation authorizing the applicable shares of common stock issuable upon the Conversion of the Notes, (ii) filing such amendment with the Department of State of the state of Florida and (iii) taking any other action necessary to consummate the transactions contemplated hereby to permit the conversion of the Notes to occur as promptly as practicable.

Anti-Dilution Adjustments

The conversion price is subject to anti-dilution adjustment in the event the Company, at any time while the Notes are outstanding, issues equity securities, including common stock or any security convertible or exchangeable for shares of common stock, for no consideration or for consideration less than the conversion price in effect immediately prior to such issuance.  Upon any such issuance, the conversion price in effect immediately prior to such issuance shall be lowered to an amount equal to the lowest amount of per share consideration that was received for (or would be paid for, in the case of convertible securities) the equity securities issued in such issuance.

The anti-dilution protection excludes shares of common stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board-approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution in connection with a financing.

Restriction on Redemption and Dividends

Until all of the Notes issued in the rights offering have been paid in full, exchanged or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, (A) repurchase, redeem, or declare or pay any cash dividend or distribution on, the common stock or (B) distribute any material property or assets of any kind to holders of the Company’s common stock in respect of the common stock.

No Restrictions on Additional Indebtedness

The Notes do not limit the amount of additional indebtedness, including secured indebtedness, which we can create, incur, assume or guarantee, nor do the Notes limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Merger or Consolidation

The Company shall not assign the Note Subscription Agreement or any rights or obligations thereunder, including by merger or consolidation, without the prior written consent of the Majority Noteholders.

Use of Proceeds

The Company and its subsidiaries have agreed to use all of the net proceeds from the sale of Notes for the funding of working capital, planned capital investments and other general corporate purposes.

Events of Default

The following are events of default under the Notes:

•        The Company shall default in the payment of principal or interest on these Notes; or

•        Any of the representations or warranties made by the Company in the Note Subscription Agreement  or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company or any of its subsidiaries in connection with the execution and delivery of this Note shall be false or misleading in any material respect at the time made; or

•        The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under the Notes or the Note Subscription Agreement and such failure shall continue uncured for a period of fifteen (15) business days after notice from Holder of such failure; or

•        The Company or any of its subsidiaries shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

•        A trustee, liquidator or receiver shall be appointed for the Company, any of its subsidiaries or for a substantial part of their respective property or business without their consent and shall not be discharged within forty five (45) business days after such appointment; or

•        Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company or any of its subsidiaries and shall not be dismissed within forty five (45) business days thereafter; or

•        Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its subsidiaries and, if instituted against the Company or any of its subsidiaries shall not be dismissed within forty five (45) business days after such instruction or if the Company or any of its subsidiaries shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any proceeding; or

•        Cessation by the Company or any of its subsidiaries of doing business in the ordinary course; or

•        A material adverse change to the Company’s or any of its subsidiaries business condition (financial or otherwise), earnings, properties, prospects or results of operations of the Company or any of its subsidiaries taken as a whole.

Remedies upon Default

Upon an event of default, unless waived at the option of the Majority Noteholders and in the Majority Noteholders’ sole discretion, the principal (and any accrued interest) amount of the Notes shall become immediately due and payable.

Notices of Certain Actions

In case at any time the Company shall propose to:

•        pay any dividend or make any distribution on shares of common stock in shares of common stock or equivalents thereto or make any other distribution; or

•        issue any rights, warrants or common stock to any holders of common stock entitling them to purchase any additional shares of common stock or any other rights, debentures, warrants or other common stock; or

•        effect any reclassification or change of outstanding shares of common stock, or any consolidation, merger, sale (or similar transaction), lease or conveyance of property (not in the Company’s ordinary course of business); or

•        effect any liquidation, dissolution or winding-up of the Company;

then, the Company shall give written notice thereof, by certified mail, postage prepaid, or by facsimile, electronic mail (or similar electronic transmission) to each Holder at such Holder’s address as it shall appear in the Notes Register, mailed at least fifteen (15) days prior to (i) the date as of which the holders of record of shares of securities to be entitled to receive any such dividend, distribution, rights, debentures, warrants or other securities are to be determined or (ii) the date on which any such reclassification, change of outstanding shares of common stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of common stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up.

Amendment

The Majority Noteholders may instruct the Agent to waive, amend, supplement or modify any term, condition or other provision in the Notes or the Note Documents in accordance with the terms of the Notes or Transaction Documents so long as such waiver, amendment, supplement or modification is made with respect to all of the Notes and with the same force and effect with respect to each of the Purchasers.

Listing and Trading; No Prior Market

There is no existing market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system.  A market is unlikely to develop for the Notes, and we cannot assure you as to the liquidity of any market that may develop for the Notes.  If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected.  If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.  The Notes are not, and we do not expect them to be, rated.

No Indenture or Trustee; Trust Indenture Act

The Notes will not be issued pursuant to a trust indenture qualified under the Trust Indenture Act of 1939, as amended, and we will not appoint an independent trustee in connection with the Notes.  Noteholders will not have the protective aspects of a qualified trust indenture and an independent trustee and may be required to act individually on their own behalf if we fail to make a required principal or interest payment on any Note.

Governing Law

The Notes will be governed by and construed in accordance with New York law.

Description of Common Stock

We have 250,000,000 shares of common stock $0.001 par value authorized. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore.

In the event of a liquidation, dissolution or winding up of the company, holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preference of any then outstanding series of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of the record date, there were [●] shares of common stock outstanding held of record by approximately 140 stockholders.

PLAN OF DISTRIBUTION

On or about [●], 2014, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase Notes, you should complete the subscription rights certificate and return it with payment as provided herein for the Notes, to the subscription agent, Bay City Transfer Agency & Registrar, at the following address:

Bay City Transfer Agency & Registrar

7075 Gratiot Road, Suite One,

Saginaw, MI  48609

Phone: (989) 891-9720

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact us at Environmental Solutions Worldwide, Inc., 200 Progress Drive, Montgomeryville, Pennsylvania 18936 or by telephone at (215) 699-0730. We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $50,000. We estimate that our total expenses in connection with the rights offering will be approximately $215,814.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

BUSINESS

General

We are a publicly traded company engaged, through our wholly-owned subsidiaries, in the design, development, manufacture and sale of emission technologies and services. We are currently focused on the medium and heavy duty diesel engine market for on-road and off-road vehicles as well as the utility engine, mining, marine, locomotive and military industries. We also offer engine and after treatment emissions verification testing and certification services.

We were incorporated in the State of Florida in 1987. Our principal executive offices are located at 200 Progress Drive, Montgomeryville, PA, 18936. Our telephone number is (215) 699-0730. Our website is www.eswgroup.com. Information contained on our website does not constitute a part of this prospectus.

We operate through five wholly-owned subsidiaries:

•

ESW America, a Delaware corporation, is our emissions testing services division. ESW America houses our engine emissions testing laboratory and certification services. ESW America is capable of performing engine emissions verification test protocols for the Environmental Protection Agency (“EPA”), California Air Resources Board (“CARB”) and the Mine Safety and Health Administration (“MSHA”). ESW America’s capabilities include certification and verification of internal combustion and compression engines ranging from 5 to 600 horsepower as well as vehicle chassis (up to 1000 horsepower) and motorcycle / ATV testing capabilities. ESW America is a fully compliant ISO 9001:2008 certified laboratory testing facility. ESW America is located in Pennsylvania.

•

TFI, a Delaware corporation, and a wholly-owned subsidiary of ESW, serves as a fabrication, substrate and ThermaCat system manufacturing facility, co-located in Pennsylvania with ESWA. TFI started active operations in October 2011.

•

ESWCT, a Delaware corporation, and a wholly-owned subsidiary of ESW, houses the assets purchased from Cleaire. ESWCT operates out of San Diego, California and serves as a fabrication, substrate and systems manufacturing facility for the LongMile®-S, Horizon®, Vista™ Phoenix™, Longview® and HCD systems. ESWCT started operations in April 2013.

•	ESW Canada, an Ontario corporation, houses ESW Group’s Canadian office.
•	ESWT, a Delaware corporation, holds our intellectual property, and/or rights to the same.

We are a developer of diesel emissions technology solutions, advancing emissions reduction technology by commercializing leading edge proprietary catalytic emission conversion, control and support products and technologies. Our key technologies and products are detailed below and are suited to the stringent global emissions regulations being implemented. Among the key CARB verified and EPA certified products we manufacture and commercialize are the LongMile-S™, Horizon™, Vista™ Phoenix™, Longview™, ThermaCat, ThermaCat-e and XtrmCat diesel emissions control technologies. We also manufacture an export off-road product named HCD, as well as military technologies including the StlthCat and Scat-IR-Shield exhaust shielding technology employed on U.S. Marine Light Armored Vehicles.

Our focus is to be a leading player in the environmental emissions market by providing leading-edge catalyst technology for the medium and heavy duty diesel engine market for on-road and off-road vehicles as well as the utility engine, mining, marine, locomotive and military industries.  We also provide best-in-class engine, motorcycle / ATV and vehicle emissions testing services for the heavy duty diesel and natural gas, motorcycle, All Terrain Utility Vehicle and Utility Task Vehicle original equipment manufacturers. Our strategy is centered on identifying and deploying resources against our “sweet-spot” products, where we have identified our core competencies and differentiation in the marketplace. Our core geographical focus is North America, and we will opportunistically explore business development opportunities in other markets if accretive to the Company in the short term. By focusing financial, human and intellectual capital on our core competencies and markets, we are targeting profitable growth in the short term and value creation for our shareholders over the long term.

Industry Trends

Emissions regulations for mobile diesel engines in the major markets of North America, Europe and Asia have continued to tighten and are now 40% to 90% lower than previous regulations. Regulations in effect in the United States of America, Europe and in Asia are expected to reduce the emissions level for new mobile diesel engines from 85% to 99% of the levels mandated in the mid-1980s. While much of the regulatory pressure and resulting action from engine manufacturers has focused on reducing emissions from new engines, there is increasing focus and concern over pollution from existing diesel engines, many of which have 20- to 30-year life cycles. The EPA has estimated that in the U.S. alone there are approximately 11 million diesel powered vehicles that are in use today and are highly polluting.

In the U.S., the EPA, CARB and MSHA continue to place great emphasis on compliance with emission reduction standards. The identification of diesel particulate matter (“PM”) as a toxic air contaminant in 1998 led CARB to adopt the Risk Reduction Plan to Reduce Particulate Matter Emissions from Diesel-fueled Engines and Vehicles (Plan) in September 2000. As a first mover in the United States, CARB adopted in 2010 the California Statewide Truck and Bus Rule that requires 1996 through 2006 diesel trucks in Class 7 (gross vehicle weight of 26,001-33,000 pounds) and Class 8 (gross vehicle weight greater than 33,000 pounds) that operate in California retrofit or replace engines in order to reduce diesel emissions.

CARB estimated at the time approximately 420,000 privately owned trucks and buses registered in California as well as those transiting California roadways from other states and countries that would be eligible for retrofits and/or engine replacements. In CARB’s latest market analysis estimates approximately 40,000 trucks as candidates for retrofits under the Truck and Bus Rule.

In September 2013, CARB announced it had received authorization from EPA to enforce the In-Use Off-Road Diesel Vehicle Regulation, originally approved in May 2008, targeted at off-road heavy-duty diesel vehicles used in construction, mining, and industrial operations.  Enforcement for large fleets (> 5,000 total horsepower) for the Off-Road Regulation will commence on July 1, 2014.

In parallel, the EPA has brought forward a number of very successful innovative programs all designed to reduce emissions from diesel fleets across the United States. In conjunction with state and local governments, public interest groups and industry partners, the EPA has established a goal of reducing emissions from the estimated 11 million diesel engines in the existing fleets by 2014. The EPA offers numerous programs in order to provide technical and financial assistance to stakeholders interested in reducing their fleets’ emissions effectively and efficiently.

As one of the most successful EPA sponsored clean air programs, the Diesel Emissions Reduction Program ( “DERA”) was created under the Energy Policy Act of 2005. This gave the EPA new grant and loan authority for promoting diesel emission reductions and authorized appropriations to the EPA of up to $200 million per year for fiscal years 2007 through 2011. In January 2011, the U.S. government successfully reauthorized the DERA for five more years. In January 2010, legislation was passed reauthorizing DERA grants to eligible entities for projects that reduce emissions from existing diesel engines. The bill, passed by the Senate on authorizes up to $100 million annually for fiscal years 2012 through 2016 and allows for new types of funding mechanisms. Approximately $30 million was appropriated by Congress for fiscal 2012 to replace, retrofit or repower older diesel-powered engines like those used in construction equipment, commercial trucks and buses, marine engines and other applications. According to the “Second Report to Congress: Highlights of the Diesel Emissions Reduction Program” issued on April 2013, from 2008 to 2010 the EPA awarded nearly $470 million to more than 350 grantees in 50 states and the District of Columbia to retrofit, replace, or repower more than 50,000 vehicles and equipment in a variety of industries.   The EPA and CARB programs are accelerating the activities toward creation of active markets for diesel emissions reduction technologies and products in the U.S. In addition, non-attainment regions across the United States, such as New York and New Jersey, are voluntarily adopting CARB’s strict emissions standards to reduce fine particulate matter from diesel engines.  Federal and/or state level funding for emissions control systems are generally limited to products and technologies that have already been verified by CARB or EPA. We have a market leading number of CARB Level III + product verifications that allow us to sell into those markets, as well as the privately funded retrofit programs.  As such, we expect continued demand for our diesel emissions reduction technologies, driven in the coming years by non-attainment regions adopting stricter emissions rules primarily in the on-road and off-road markets.

Business Strategy

We continue to focus on optimizing our operations around our “sweet spots” and capturing a greater market share in the catalytic converter retrofit and emissions testing markets whilst ensuring steps towards profitable growth. The key factors that are in our favor are: (a) continued regulatory push for emissions reductions in the United States, (b) funding available from public agencies, (c) market-leading Level III Diesel Emission Control technologies and an established distribution network in North America, and (d) CARB and EPA certification and verification capable emissions and durability testing services.

We believe that we can improve and achieve profitability and grow our business by continuing to pursue the following strategy:

•	Provide integrated solutions to the emissions market by leveraging our product development, testing and certification services, and distribution and post-sale services capabilities.
•	Center our sales strategy around identified “sweet-spots” that will allow manufacturing efficiency gains and optimized resource allocation.
•	Become the leading trusted supplier of choice to end customers and regulatory agencies for emissions compliance solutions.
•	Enhance customer service functions.
•	Work with vendors to optimize our material buys and lead times.
•	Constantly review operations, processes and products under a Continuous Improvement / Performance Based culture.

Principal Products and Their Markets

The ThermaCat line of Active Diesel Particulate Filters is an advanced Level III+ technology that provides the flexibility and pre-retrofit usability that makes the ThermaCat a seamless retrofit device for our end-users. Other retrofit technologies either limit the vehicles’ use or required driver interaction and limit the vehicles’ availability during regular or multi-shift operations. These solutions increase costs in manpower and vehicle management that add to the retrofit devices initial purchase price. The ThermaCat is designed to address these issues with the introduction of an exothermic-based (flameless) technology that utilizes the vehicle’s existing fuel supply to supplement and raise the exhaust heat so that the Diesel Particulate Filter can regenerate and continue normal operations. The system operates in the background, transparent to the vehicle operator and does not impact the vehicle’s normal operations. We took comprehensive steps to ensure the safe operation of the ThermaCat that included meeting Federal Motor Vehicle Safety Standards No. 301 for fuel system integrity for School Buses. Our ThermaCat Active Level III+ catalyst system has obtained CARB verification for a variety of on- and off-road engine applications including exhaust gas recirculation (“EGR”) engines.

The LongMile®-S  is a CARB verified Level 3+ passive diesel particulate filter specifically designed to provide cost-effective diesel particulate (PM) reduction for in-use diesel engines operating in on-road vehicles. The LongMile-S is managed by our proprietary MLC® which monitors system parameters. The product has all stainless steel construction, and a robust silicon carbide diesel particulate filter. This advanced, mature silicon carbide diesel particulate filter provides lower exhaust backpressure than a traditional wall-flow filter.

The Horizon®  is a CARB verified Level 3+ active diesel particulate filter specifically designed to provide cost-effective PM reductions for in-use diesel engines operating in on-road vehicles and duty cycles including cold exhaust and older engines. This active regeneration system uses clean electricity, through an integrated heating element, to “cook off” the captured diesel particulate, much like a self-cleaning oven, while the vehicle is parked overnight. The Horizon is managed by our proprietary MLC® which monitors system parameters and controls the regeneration process.

The Vista®  is a robust diesel particulate (PM) reduction system designed for a very broad range of on-road diesel engines and applications vehicles. The system is CARB verified Level 3+ active diesel particulate filter with diesel burner regeneration. This active regeneration systems uses diesel fuel, combined with an integrated diesel burner element, to “cook-off” the captured diesel particulate when the vehicle in not operating. The Vista is managed by our  proprietary MLC® which monitors system parameters and controls the automatic regeneration process.

The LongView®  is a CARB verified Level 3+ passive diesel particulate filter specifically designed to provide cost-effective PM and Nitrogen oxide (“NOx”) reductions for in-use diesel engines operating in on-road applications. Configured in a modular, user-friendly design, Longview integrates a NOx reduction catalyst and a catalyzed wall-flow silicon carbide diesel particulate filter. This provides simultaneous reduction of NOx, PM, hydrocarbons (HC) and carbon monoxide (CO) from one system. The Longview is managed by our proprietary MLC® which monitors system parameters and controls NOx reductant injection.

The Phoenix® is specifically designed to provide PM reduction for in-use diesel engines in challenging off-road applications and duty cycles including cold exhaust and older engines. The system is CARB verified Level 3+ active diesel particulate filter with diesel burner regeneration. This active regeneration systems uses diesel fuel, combined with an integrated diesel burner element, to “cook-off” the captured diesel particulate when the vehicle in not operating. The Phoenix is managed by our proprietary MLC® which monitors system parameters and controls the automatic regeneration process.

The XtrmCat  is an innovative proprietary diesel oxidation catalyst designed for Electro Motive Diesel (EMD) turbocharged and roots blown engine systems. The durability and flexible characteristics enable the XtrmCat to perform within the extreme operating conditions of locomotive and marine two stroke diesel engine applications. The XtrmCat for marine applications has been certified with the U.S. EPA. XtrmCat provides reductions of PM, hydro carbons (“HC”), and carbon monoxide (“CO”), which may allow EMD engines to be rebuilt to the stringent EPA standards.

The StlthCat  incorporates the Company’s proprietary catalyzed wire mesh substrate integrated into an advanced sound abatement system. The units were specifically engineered to decrease the overall tactical signature of military vehicles and equipment by reducing black smoke (soot) and eye and throat-irritating noxious emissions, temperature and sound associated with the diesel engines in such vehicles. The StlthCat is currently employed on U.S. Military vehicles.

ESW America operates our Emissions and Durability Testing Facility. ESW America performs engine emissions verification test protocols according to established EPA, CARB and MSHA standards, while providing vehicle and engine manufacturers with a wide range engine and chassis dynamometer-based durability testing. ESW America has capabilities for providing testing protocols with a broad range of fuels, including diesel, gasoline, and alternative fuels. ESW America Engine Dynamometer-based Durability Testing protocols can also help develop custom accelerated aging test schedules for emissions control technologies, or support customer-designed tests for component stress. A full range of services is offered including emissions testing, compilation and submission of applications, final issuance of the certifications, production line, and audit testing. ESW America offers customers complete testing and validation services that includes complete project management and verification management.

Our objective is the development and commercialization of technologies to reduce the overall emissions from diesel applications. Central to the emissions reduction market is the certification, verification and registration process established by regulatory bodies in the United States. The industry is substantially driven by higher emissions reductions targets set by Federal and state-level regulations, which led us to focus on the development of our emissions control technologies. We achieved the ThermaCat Level III Active Diesel Particulate Filter development through verifications from CARB with product development and testing conducted at our Air Testing Services division.

Our target markets include the following areas regulated in North America by EPA, CARB, and other state and local standards:

1. On-road vehicle sector generally comprised of on-road trucks and school buses employed with private and municipal fleets.

2. Off-road engine / vehicle sector defined as construction equipment, tractors, power generators, irrigation pumps, stationary power and others.

3. Marine sector comprising of solutions for workboat applications such as tows, ferries, dredges, tugs, and yachts, to generator sets on blue water vessels.

4. Rail sector comprising of solutions for line haul and switching, as well as passenger rail locomotive and head end power systems.

5. Mining industry, including all equipment and vehicles operating in and around a mine.

6. Military sector, including catalyst products and support technologies.

7. Engine and vehicle emissions testing services.

Distribution

We distribute our catalyst technologies through:

1. A comprehensive network of established independent distributors that actively service the emissions and retrofit market;

2. Strategic partnerships that provide a unique competitive advantage into specific markets; and

3. Direct sales leveraging our sales personnel, local trade magazines and trade shows to complement distribution of our products into key markets.

Within the ATS business, we are currently focused on a direct sales program targeting Original Equipment Manufacturers (“OEM”) and other companies demanding engine and vehicle emissions testing services.

Competition

We sell into a competitive market focused on providing retrofit solutions for diesel powered engines, with the number of competitors varying by market segment. We compete primarily on the basis of technology, performance, price, quality, reliability, distribution, customer service, and support. Our competitors include companies that have deeper financial, technological, manufacturing and personnel resources. Other than other Level III+, marine and rail products that are available in the marketplace, we face competition from substitute products that offer lower emissions reduction benefits or technology but are also more competitively priced and are deemed by the ultimate users as acceptable alternatives to our products and services.

Our direct competitors in the North American on-road, off-road, and mining markets include Engine Control Systems, Johnson Matthey, Donaldson, DCL, Hug, and Huss.

Our marine and rail products compete in the engine rebuild sector with low oil consumption kits provided by manufacturers such as EMD and other DOC technology providers such as Miratech.

ESW America faces competition from established emissions and durability testing facilities such as South West Research Institute, Intertek and TRC and smaller facilities such as Olson-Eco Logic and California Environmental Engineering.

We believe we can address the competitive landscape within the catalyst emissions market by providing:

•

Comprehensive Engine Family coverage – Our products covers a wide ranging number of on-road EPA Engine families, estimated at 91% of EPA Engine families for model years 1988 to 2006. For off-road, our products cover 71% of EPA Engine families from 5 liter to 15 liters and 47% of EPA Engine families from 3 liter to 15 liters. This allows us to offer a one-stop-shop compliance solution for the Level III+ retrofit market for both the on and off road heavy duty diesel markets.

•

Broad Applicability - Our diesel emissions control technologies range from active systems (e.g. Horizon®, Vista™), to active-passive systems (ThermaCat), to straight passive systems (LongMile®-S) that offer end users emissions compliance across a broad range of applications and duty cycles in both the on-road and off-road markets.

•

Our best available technologies are designed to have operational and technical advantages over the competition and are priced competitively in the market. This includes modular configurations, user-friendly designs, numerous inlet/outlet end cone configurations, and a diverse set of customizable brackets for ease of installation. The modular design facilitates service and de-ashing of the diesel particulate filter. The reusable band clamp design enables quick turnaround for maximum uptime. Moreover, our proprietary MLC® embedded in the majority of our CARB verified diesel control emissions technologies allows for diminished vehicle down times and better product applicability.

•

Solution driven services - we do not only offer emission control technologies, but also provide a variety of tailored engineering solutions, extensive on-site and remote installation and training programs, as well as a market leading customer service field team with in depth mechanical and engine specific experience.

•

ESW America Testing Services - ESW America provides us with the unique ability to develop and verify new catalyst technologies developed by the Company. This vertically integrated capability allows the Company to quickly react to changing regulatory requirements, as well as offer the trusted emissions results to us and external clients that comply with strict CARB and EPA testing standards.

ESW America differentiates itself from the competition in the air and durability testing market by continually updating our testing facilities and equipment in response to changing regulatory mandates and vehicle technology. ESW America also provides a broad set of capabilities for advanced research, engineering and testing for various aftermarket products and new technologies. In addition, ESW America is one of a small number of testing facilities located on the east coast of the United States which is capable of running tests for CARB and EPA certification and verification programs. ESW America’s location provides a logistical advantage for clients focused on the east coast of the United States.

Raw Materials

The primary raw materials used to manufacture our catalyst products include, but are not limited, to stainless steel, stainless steel wire, stainless steel tubing, precious metals such as platinum and palladium, particulate filters and other electronic and mechanical components.

Overall, particulate filters and precious metal coated components accounted for the most significant component of our raw materials costs in 2012. We are exposed to fluctuating raw material prices, and are particularly exposed to price fluctuations for certain precious metals such as platinum and palladium. We seek to offset raw material price fluctuations on our result of operations by passing through certain price increases, negotiating volume discounts from raw material suppliers; purchasing high-value inventory components based on committed orders; scrapping and selling steel cut-offs at the highest possible price; and implementing continuous cost reduction programs. We do not currently pursue a financial hedging strategy for any of our raw materials.

Our results of operations could be adversely affected if steel and precious metal prices increase substantially unless we are successful in passing along these price increases to customers or otherwise offset these increases through decreases in material and/or operating costs.

Other raw materials or components purchased by us include electronic components, tools, fasteners, other steel and components for the Level III plus ThermaCat product, as well as a variety of custom alloy materials and chemicals, all of which are available from numerous suppliers. For ESW America Testing Services, key raw materials include fuels, rollers and other consumables.

Customers

Our customers consist of established distributors focused on the emissions retrofit space and OEM engine manufacturers for the Air Testing business.  We generated sales from 55 customers in 2012 as compared to 44 customers in fiscal year 2011. Our top three customers accounted for 27.8%, 15.8% and 7.7% of revenues in 2012. In 2011, our top three customers accounted for 41.2%, 15.7% and 10.6% of our revenue.

We will continue to establish long-term relationships with new customers and foster opportunities with existing distributors. The loss of, or major reduction in business from, one or more of these major distributors could have a material adverse effect on our liquidity, financial position, or results of operations

Patent and Trademarks

We develop new technologies or further the development of existing technologies through internal research and development. Where necessary, we will seek access to third-party patents and/or licenses to develop new products and services aimed at the emissions and air testing markets. We have also acquired patents and trademarks with the purchase of Cleaire assets.

Through ESWT and ESWCT, we hold both Canadian and U.S. patents covering catalytic converter and related technology. We will pursue our legal rights to the fullest extent of the law to ensure non-infringement of our established patents. However, there can be no assurance that these patents or existing or future trade secret protections that we pursue, will survive legal challenge, or provide meaningful levels of protection.

Additionally, we possess certain registered and common law trademarks. We consider the goodwill associated with the trademarks to be an important part of developing product identity.

Product Certification

Our customers have acquired, where necessary, engine certifications and catalyst verifications using our products from such authorities as the EPA, CARB, MSHA and ETV Canada for gasoline and diesel products.

In 2009 our ThermaCat Active Level III Plus catalyst system was verified by CARB for a variety of on- and off-road engine applications (PM reduction greater than 85%). The ThermaCat filter system is a combined technology comprised of a chemically coated wire mesh substrate and Diesel Particulate Filter (DPF) combined with an electronically controlled external fuel injection component. The ThermaCat regeneration process is an electronically controlled exothermic reaction and occurs automatically during normal vehicle operation, transparent to the operator. Effective July 2012 our ThermaCat-e Active Level III Plus catalyst system was verified by CARB for a variety of on-road EGR engine applications. Effective December 31, 2012, we have  demonstrated compliance with nitrogen dioxide (N02) limits using the Nonroad Transient Composite test cycle for the Company’s existing ThermaCat Active Level III Plus Diesel Particulate Filter System targeted at Off-road applications.

We are currently pursuing regulatory verifications of the ThermaCat-e and Skyline™ Level III Plus Diesel Particulate Filter System for off-road engines. We are also pursuing the verification of two other passive off road level III products.

On May 17, 2013, we received notification from California Air Resource Board (“CARB”) that ESWCT has met the requirements under Verification Procedure, Warranty, and In-Use Compliance Requirements for In-Use Strategies to Control Emissions from Diesel Engines, and the verifications of the LongMile-S™ and Horizon™ products have been transferred to ESWCT from Cleaire. On September 10, 2013, CARB notified us that the verifications of the Phoenix™ product has been transferred to ESWCT.

On June 18, 2013, CARB notified us that the verifications of the Vista™ and LongView™ products have been transferred to ESWCT from Cleaire.

On September 10, 2013, CARB notified us that the verification of the Phoenix™ product has been transferred to ESWCT from Cleaire.

In August 2011, our XtrmCat Kit was certified for 2 stroke, Category 2, marine engines by the EPA. The issuance of the ‘remanufacturing certificate’ was a significant milestone for the Company as it validates the DOC technology for the marine market sector. The Certifications are applicable to Electro-Motive Diesel (“EMD”) 710 and 645 engines. The XtrmCat can achieve Tier 0 and Tier I compliance as per 40 CFR 1042 when retrofitted to EMD 710 and 645 engines.

Our XtrmCat product designed for locomotive, Tier 0, turbocharged EMD 645 and 710 engines was tested at an EPA recognized facility for certification during March and April 2011 along with the marine product together with a partner company. We are exploring opportunities to obtain certifications for the aforementioned locomotive engines.

Our products are generally sold according to appropriate government application regulations; however, we do not need government approval to sell our products into unregulated markets.

Warranty Matters

We may face an inherent business risk of exposure to product liability and warranty claims in the event that our products fail to perform as expected. We cannot assure that we will not experience any material warranty or product liability losses in the future or that we will not incur significant costs to defend such claims. In addition, if any of the products are or are alleged to be defective, we may be required to participate in a recall involving such products. Each of our customers has its own policy regarding product recalls and other product liability actions relating to our suppliers. CARB verified products require us to provide specific warranties and warranty reporting on products depending upon engine applications. A successful claim brought against us or a requirement to participate in a product recall may have a material adverse effect on our business.

Our Active, Active-Passive and Passive Level III Plus on-road catalyst systems which have been verified as  Level III technologies are typically required to meet CARB limited warranty standards of either (i) 5 years or 100,000 miles or (ii) 2 years and unlimited miles, depending on engine application.

Our Active and Active-Passive Level III Plus off-road catalyst systems which have been verified as Level III technologies are typically required to meet a CARB limited warranty standard of 5 years or 4,200 hours.

With the recent verification of the LongMile-S™, Horizon™, Vista™, Phoenix™ and Lonestar™ products, we have estimated a one-time charge of $1,000,000 related to our assumption of warranties for legacy Cleaire products in the field. We have also estimated a one-time warranty charge of $504,900 associated with certain verification procedures relating to the ThermaCat.  The actual amount of loss associated with such assumption of warranties and/or verification procedures, however, could be materially different.  Both of these warranty charges are based on an estimation of the number of operational units, the average remaining life of such units and the cost of warrantable failures.

To date we have not had any major product warranty recalls.

Manufacturing and Testing Services

ESWCT and TFI house our manufacturing operations.

ESWCT is located at 7706 Trade Street, San Diego, CA, 92121 and serves as a fabrication, substrate and systems manufacturing facility for the LongMile®-S, Horizon®, Vista™ Phoenix™, Longview® and HCD systems. ESWCT also has an engineering and service facility in Richmond, California capable of design and development of diesel emission control systems. The office serves a dual purpose as a service and training facility servicing northern California.

 TFI is co-located at 200 Progress Drive, Montgomeryville, PA, 18936 along with ESW America, an emissions and durability testing laboratory. TFI manufactures the ThermaCat and the StlthCat products. The facility has the capability to design, develop and manufacture complete catalytic converter systems based on specific customer requirements. The 40,200 square foot facility also houses the ESW America emissions testing laboratory capable of performing engine emissions verification test protocols. ESW America incorporates eight dedicated engine and vehicle dynamometer test cells.

ESW America’s capabilities include:

•	Engine dynamometer capacity from 5hp to 1000hp, including both transient and steady state testing.
•	Chassis dynamometer testing, including light duty (up to 11,000lbs) and medium/heavy duty (up to 50,000lbs).
•	Motorcycle / ATV dynamometer capable of conducting emissions testing and mileage accumulation on motorcycles, ATVs and UTVs.
•	Full flow Constant Volume Sampling emission measurement system capability across all test cells.
•	All emission systems have a dual Nitrogen Oxide Chemiluminescence detector and the capability of non-methane hydrocarbon measurement.
•	Engine dynamometer test cells comply with 40 Code of Federal Regulations (CFR) Part 60, 86, 89, 90, 92, 1042, 1048 and CARB testing protocols.
•	Test Cells are currently in transition to 40 CFR Part 1065 standards.

We continuously invest in our manufacturing and testing facilities to ensure best-in-class capabilities to meet the challenges of a dynamic marketplace, as well as to address the need for greater efficiencies, to improve quality systems, and to meet the demands placed by changing regulations.

Research and Development

In the nine months ended September 30, 2013, research and development costs amounted to $455,235 (nine months ended September 30, 2012 – $477,582). In 2012, research and development costs amounted to $759,847 (2011 - $692,977). We aggressively pursue testing as well as research and development for new products to serve potential customers and meet new regulations that are regularly being imposed on the industry. Through proprietary methods for improving our catalyzed substrates, there are prospects for the development of innovative applications outside of our current verified product line. We continue to spend further resources on new research and development projects.

Environmental Matters

We are presently engaged in a business that does not generate significant hazardous waste. Some of our facilities have tanks for storage of diesel fuel and other petroleum products that are subject to laws regulating such storage tanks. Federal, state, and local provisions relating to the protection of the environment have not had, and are not expected to have, a material adverse effect on our liquidity, financial position, and results of operations. However, like all manufacturers, if a release of hazardous substances occurs, we may be held liable for the contamination, and the amount of such liability could be material. While we devote resources to maintaining compliance with these requirements, there can be no assurance that we operate at all times in complete compliance with all such requirements.

Employees

ESW and our subsidiaries presently employ 63 full-time employees. We do not have any collective bargaining agreements and considers our relationship with our employees to be good.

DESCRIPTION OF PROPERTY

We do not own real property. Through our subsidiary, ESW America, we lease our executive offices as well as our production and emissions testing laboratory facility which totals approximately 40,220 square feet. Our Pennsylvania facility is located at 200 Progress Drive, Montgomery Township, Pennsylvania. The lease for this facility expires on February 28, 2018.

Through ESWCT we lease an 18,000 square foot manufacturing facility at 7706 Trade Street, San Diego, CA, 92121. The lease for this facility expires on July 31, 2016, with an option exercisable by ESWCT to extend the lease term for two additional 36-month periods.

LEGAL PROCEEDINGS

From time to time, we may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, we believe that the resolution of current pending matters will not have a material adverse effect on our business, consolidated financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on us because of legal costs, diversion of management resources and other factors.

  We are pursuing a lawsuit in New York for collection of unpaid invoices related to goods delivered to a former distributor.
  We were notified of a revised claim filed in the Ontario, Canada Superior Court of Justice on a dispute with a past vendor of ESW Canada; this claim had previously been deemed settled, due to inaction by the vendor. The revised claim is pending. We cannot predict the outcome of this matter at this time.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

General Overview

In 2013, we are executing on the following items to succeed in our business strategy:

•	Deliver value derived from the purchase of the Cleaire assets.
•	Increase the revenue and margin opportunities from our on-road and off-road retrofit product lines by identifying and focusing resources on our “sweet-spots”.
•	Expand our North American distribution network and increase our “share of wallet” with the funding agencies by becoming the supplier of choice of emissions compliance solutions to the market.
•	Seek complementary partnerships that provide growth opportunities for our core businesses.
•	Invest in new product and process technologies to broaden our array of products available to distributors and end-users.
•	Act as a trusted emissions solution provider to regulators and clients.
•

Capitalize on ESW America’s unique geographical presence and perform engine emissions verification test protocols to provide value-added services in the testing verification/certification for us as well as third party products.

•	Implement a continuous improvement and performance based culture, focused on identifying product design improvements, streamlining processes and optimizing manufacturing capabilities.
•	Focus on delivering exceptional product quality and customer service.

As part of our growth strategy, we entered into an asset purchase agreement with the acting receiver for Cleaire, a company engaged in the design, development and manufacturing of retrofit emission control systems for diesel engines, on April 1, 2013 (the “Asset Purchase Agreement”).  On April 18, 2013, the Court issued the sale order to consummate the transactions contemplated by the Asset Purchase Agreement for a purchase price of $1.4 million plus a portion of gross profit realized on a certain purchase order.

Upon the completion of the transactions contemplated by the Asset Purchase Agreement and in accordance with FASB ASC 805, Business Combinations, we determined that the above noted Cleaire transaction does not constitute a business combination, and accordingly have accounted for the transaction as an asset acquisition.

Effective April 18, 2013 we established a new wholly-owned subsidiary, ESWCT, which houses the assets purchased from Cleaire. ESWCT operates out of San Diego, California.

Effective June 7, 2013, ESWCT entered into a commercial real estate lease with Trepte Industrial Park, Ltd., a California limited partnership. ESWCT leased approximately 18,000 square feet of commercial property located in San Diego, California, for housing ESWCT manufacturing and diesel particulate filter cleaning operations. The Lease has a 37-month lease term (commencing on July 1, 2013), with an option to extend the lease term for two additional 36-month periods. The current base rent under the Lease is $15,300 per month. ESWCT operations in San Diego, California currently produce the LongMile-S™, Horizon™,  Vista™, Phoenix™ and Longview™.

Effective October 1, 2013 ESWCT has leased an engineering and service facility in Richmond, California capable of design and development of diesel emission control systems. The facility serves a dual purpose as a service and training facility servicing northern California.

The cost of developing a complete range of products to meet regulations is substantial. We believe that we possess a competitive advantage in ensuring regulatory compliance by leveraging our testing and research facility in Montgomeryville, Pennsylvania to support our certification and verification efforts. Historically, we have also managed to offset some of these development costs through the application of research grants and tax refunds.

Following a first half of 2013 that was impacted by a slow MHDD retrofit market, as well as by the shutdown of Cleaire’s operations in January 2013, we experienced a strong demand for our products in the third quarter of 2013. The improved sales performance resulted primarily from increased regulatory enforcement by CARB in the second and third quarter of 2013 and the upcoming deadlines for compliance with CARB Truck and Bus Regulations. Our ESW America Air Testing business revenue contributed a total of $492,818 of revenue during the nine month period ended September 30, 2013. Testing revenues were lower compared to the same period of 2012 due to weaker demand in the heavy duty diesel OEM market. The ESW America Testing lab capacity was utilized for internal research and development work for our own products.

During the first half of 2013 we issued the Existing Notes to the Existing Lenders.  Proceeds of the Existing Notes have funded the purchase of the Cleaire assets, and are being used for working capital, planned capital investments and other general corporate purposes.

On January 23, 2013, our board of directors approved a one-for-two thousand reverse split of our common stock. Upon the completion of the reverse stock split, which was effective on May 24, 2013, there was no change to our authorized shares of common stock, which remained 250,000,000 shares, par value $0.001 per share. Issued and outstanding common stock was reduced from 228,213,173 shares to approximately 113,464 shares.

Effective October 4, 2013, we registered 20,000 shares of Common Stock (par value $0.001 per share) under Form S-8 that are issuable under the Environmental Solutions Worldwide, Inc. 2013 Stock Plan.  See “Executive Compensation – 2013 Stock Plan”.

Comparison of the Nine Month Period Ended September 30, 2013 to the Nine Month Period Ended September 30, 2012

Results of Operations

Revenues for the nine month period ended September 30, 2013, increased by 33.6 percent, to $10,242,470 from $7,669,063 for the comparable period in 2012. The increase in revenue was due to a strong demand for the ThermaCat as well as for ESWCT’s products. The primary driver for this strong demand was increased regulatory enforcement by CARB in the second and third quarter of 2013 and the upcoming retrofit deadlines for compliance with CARB Truck and Bus Regulations.

Cost of revenue as a percentage of revenues for the nine month period ended September 30, 2013 was 75.5 percent compared to 65.2 percent for the nine month period ended September 30, 2012. Cost of revenue for the period ended September 30, 2013 increased by $2,732,245 or 54.6 percent. The primary reason for the increase in the cost of revenue during the nine month period ended September 30, 2013 was the inclusion of an estimated one-time warranty charge of $1,000,000 related to the assumption of warranties for legacy Cleaire products in the field as well as an additional one-time warranty charge of $504,900 associated with certain verification procedures relating to the ThermaCat (it should be noted, however, that the actual amount of loss associated with such assumption of warranties and/or verification procedures could be materially different). We also recorded a write down on inventory amounting to $195,929 relating to obsolete inventory in ESWCT which was included in the cost of revenue. Consequently, gross margin for the nine month period ended September 30, 2013 was 24.5 percent compared to 34.8 percent for the nine month period ended September 30, 2012.

Marketing, office and general expenses for the nine month period ended September 30, 2013 increased 31.8 percent to $3,359,067 from $2,548,309 for the same period in 2012. The increase is primarily due to: (a) increase in factory expense of $244,364 mainly resulting from set-up expenses for ESWCT, (b) an increase in general administration expenses of $481,597 primarily due to increased business insurance expenses and ESWCT set-up expenses, (c) increase in administration salaries and wages of $248,798 mainly attributed to start of operations for ESWCT, and (d) increase in investor relation costs of $193,036 related to costs in connection with corporate actions including the 2000:1 reverse split. The increases were offset by (a) decrease in customer service, sales and marketing and wages and selling expenses of $216,872 mainly related to a 2012 bad debt provision which was not incurred in 2013, and (b) decrease in facility expenses of $140,165 resulting from rent and cost savings related to the release of the Canadian facility in 2012.

Officers’ compensation and directors’ fees for the nine month period ended September 30, 2013 increased by $132,652, or 28.0 percent, to $605,658 from $473,006 for the nine month period ended September 30, 2012. The increase is mainly related to stock based compensation expense incurred on issuance of shares of restricted common stock to a member of our board of directors.

Research and development (“R&D”) expenses for the nine month period ended September 30, 2013 decreased by $22,347, or 4.7 percent, to $455,235 versus the nine month period ended September 30, 2012. The primary driver of R&D expenses for the nine month period ended September 30, 2013 was our pursuit of the verification expansion of our Level III products and transfer of verifications for new products related to ESWCT. We benefitted during the first nine month period of 2013 from research and development tax credits amounting to $40,946. During the nine month period ended September 30, 2012 there was no grant funding or tax credit to offset R&D cost.

Consulting and professional fees for the nine month period ended September 30, 2013 increased by $223,186, or 125.4 percent, to $401,132 from $177,946 for the nine month period ended September 30, 2012. The increase is mainly due to legal and consulting fees in connection with corporate actions including the setup of the ESWCT subsidiary and acquisition of certain assets from Cleaire.

Depreciation and amortization expense for the nine month period ended September 30, 2013 increased by $25,218, or 16.5 percent to $177,944 from $152,726 for the nine month period ended September 30, 2012.

Foreign exchange gain for the nine month period ended September 30, 2013, was $18,030 as compared to a loss of $63,698 for the nine month period ended September 30, 2012. This is a result of the fluctuation in the exchange rate of the Canadian Dollar to the United States Dollar.

Impairment loss for the nine month period ended September 30, 2013 was $0. For the nine month period ended September 30, 2012, we had valued the impairment loss at $29,984 for the balance of the office equipment, furniture and fixtures of ESW Canada Inc. The former landlord of the Canadian property terminated the lease for the facility as of May 1, 2012.

Loss from operations for the nine month period ended September 30, 2013 increased by $1,216,593 to $2,472,987 from $1,256,394 for the nine month period ended September 30, 2012. Our loss from operations for the nine month period ended September 30, 2013 included the following non-cash items: a total warranty provision of $1,573,455, depreciation and amortization expenses of $461,351, loss on write down of inventory of $195,929 and stock based compensation expense of $172,953.  In addition, loss from operations was higher in the nine month period ended September 30, 2013 as compared to September 30, 2012 due to expenses related to the set-up of ESWCT operations in San Diego, California and the one-time warranty provisions described above.

Effective February 3, 2012 our wholly-owned non-operational subsidiary BBL Technologies Inc., (“BBL”) filed for bankruptcy in the Province of Ontario, Canada. Due to the insolvency of BBL, the redeemable Class A special shares were cancelled and we recorded a $453,900 gain on the unaudited consolidated condensed statement of operations and comprehensive (loss) / income.

During the nine month period ended September 30, 2013, we recorded the following costs and gain related to a senior secured convertible loan facility:

•      $200,000             -              Interest on notes payable to related parties

•      $133,563             -              Debt related discount amortization

•      $1,953,328          -              Gain on convertible derivative

No costs related to financing and debt transactions were incurred in the nine month period ended September 30, 2012.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Results of Operations

Revenue for the year ended December 31, 2012, decreased by $1,359,342, or 11.4 percent, to $10,526,323 from $11,885,665 for the year ended December 31, 2011. The decrease in revenue for our verified ThermaCat Level III products is related to reduced retrofit funding opportunities, an evolving competitive landscape, and a lack of enforcement of regulations by regulatory agencies, which has impacted the overall retrofit market. The decrease in revenue was partially offset by increases in parts sales, sales of the military product, and by increasing revenues of ESW America’s emission testing operations. Revenue from emission testing as a service to outside customers increased from $581,591 for the year ended 2011 to $747,560 for the year ended 2012.

Cost of revenue as a percentage of revenue for the year ended December 31, 2012 was 65.9 percent compared to 81.7 percent for the year ended December 31, 2011. Cost of revenue for the year ended December 31, 2012 decreased by $2,772,240 or 28.5 percent. The primary reason for the higher gross margin for the year ended December 31, 2012 were the changes that were implemented in our operations since February 2011, such as the streamlining of the Canadian manufacturing operations, our focus on optimizing pricing and our materials costs, and the changing product mix with the growing contribution of ESW America Emissions Testing Services.  In addition, the results for the year ended December 31, 2012 were negatively impacted by a write-down of inventory in the amount of $252,473 compared to a write-down for slow moving inventory in the year ended December 31, 2011 in the amount of $638,048. Of these amounts $252,473 and $223,007 has been setup as a reserve at December 31, 2012 and 2011 respectively.

Marketing, office and general expenses for the year ended December 31, 2012, decreased by $574,094, or 14.8 percent, to $3,317,720 from $3,891,814 for the year ended December 31, 2011. The decrease is primarily due to: (a) a decrease in facility expenses of $197,492 resulting from rent and cost savings related to the release of the Canadian facility and application of higher facility overheads to cost of revenue, (b) a decrease in factory expense of $328,205 resulting from cost saving initiatives and higher factory overheads applied to cost of revenue, (c) a decrease in administration salaries and wages of $153,160 resulting from restructuring activities in 2011, and (d) a decrease in customer service, sales and marketing and wages and selling expenses of $201,894 due to lower salaries and wages and travel cost. The decreases were offset by: (a) a provision for uncollectable accounts of $218,952 recorded for two distributors with whom we have had a commercial dispute, and (b) an increase in general administration expenses of $15,882 attributed to hiring expenses for new employees and technology support expenses and (c) an increase in investor relation costs of $71,823 due to legal costs related to corporate actions.

We incurred $0 and $1,385,685 in restructuring charges for the year ended December 31, 2012 and 2011, respectively. The expense incurred during the year ended December 31, 2011 was related to restructuring, severance and other related payments.

R&D expenses for the year ended December 31, 2012 increased by $66,870, or 9.6 percent, to $759,847 from $692,977 for the year ended December 31, 2011. The primary driver of R&D expenses for the fiscal year 2012 was related to our pursuit of the verification expansion of our Level III product. We benefitted during the year ended December 31, 2011 from grant money amounting to $278,712. During the year ended December 31, 2012, there was no grant funding to offset R&D cost.

Officers’ compensation and directors’ fees for the year ended December 31, 2012 increased by $97,723, or 14.0 percent, to $797,863 from $700,140 for the year ended December 31, 2011. The increase is mainly due to changes in our board and executive compensation structure.

Consulting and professional fees for the year ended December 31, 2012 decreased by $67,571, or 20.1 percent, to $268,952 from $336,523 for the year ended December 31, 2011. In the prior year period expenses were higher and related to fees related to a management consultant.

Foreign exchange loss for the year ended December 31, 2012, was $72,517 as compared to a loss of $248,306 for the year ended December 31, 2011. In 2011, due a change in accounting policy, we recognized a translation loss of $186,812, this amount is included in foreign exchange loss in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2011.

Depreciation and amortization expense for the year ended December 31, 2012 decreased by 44.4 percent from $366,266 to $203,811            year-on-year. In the year ended December 31, 2012 the depreciation costs were substantially lower as (a) we applied additional depreciation to cost of revenue, and (b) a portion of the assets have been fully depreciated.

We have recorded an impairment loss of $31,172 for property, plant and equipment of ESW Canada for the year ended December 31, 2012. The former landlord of the Canadian property terminated the lease for the facility as of May 1, 2012, and effective May 22, 2012, ESW Canada and our former landlord entered into an agreement for the full release of any future obligations under the prior lease agreement. For the year ended December 31, 2011, we had valued the impairment loss at $163,668. The impairment was related to the transfer of manufacturing operations to Pennsylvania, USA.

Loss from operations for the year ended December 31, 2012, decreased by $3,746,395 or 66.8 percent, to $1,866,169 from $5,612,564 for the year ended December 31, 2011. Of the $1,866,169 in loss from operations, $1,416,252 was attributed to non-cash losses for the year ended December 31, 2012, including depreciation and amortization of $586,196, allowance for doubtful accounts of $219,814, loss on impairment of property plant and equipment of $31,172, write-down of inventory in the amount of $252,473, stock based compensation of $254,080 and a foreign exchange loss of $72,517. In addition, cash costs of $153,034 related to the rent and other facility costs of the Canadian facility are included in loss from operations for the year ended December 31, 2012. This amount includes the expenses for the full release of the Canadian facility and our lease obligations.

Effective February 3, 2012 our wholly-owned non-operational subsidiary BBL filed for bankruptcy in the Province of Ontario, Canada. Due to the insolvency of BBL, the redeemable Class A special shares were cancelled and we recorded a $453,900 gain on the Consolidated Statement of Operations and Comprehensive Loss.

During the year ended December 31, 2011, we incurred the following costs related to various financing and debt transactions:

•      $578,739             -              Change in fair value of exchange feature liability

•      $126,850             -              Interest on notes payable to related party

•      $3,506,074          -              Interest accretion expense

•      $485,101             -              Financing charge on embedded derivative liability

•      ($1,336,445)       -              Gain on convertible derivative

•      $154,205             -              Bank fees related to credit facility covenant waivers

No costs related to financing and debt transactions were incurred in the year ended December 31, 2012.

Liquidity and Capital Resources

We have sustained recurring operating and net losses and negative cash flows from operations.  As of September 30, 2013, we had an accumulated deficit of $55,363,600 and had cash and cash equivalents of $2,782,759.  During the nine months ended September 30, 2013 we recorded revenue of $10,242,470 and a net loss of $853,222.  During the year ended December 31, 2012 we recorded revenue of 10,526,323 and a net loss of $1,412,269.  During the three month period ended September 30, 2013, we generated Income from Operations of $952,394.  Our history of losses and negative cash flows from operations, however, as well as the current prevailing economic conditions, create uncertainty in the operating results and, accordingly, there is no assurance that we will be successful in generating sufficient cash flow from operations or achieving profitability in future periods. As a result, the report of our independent registered public accounting firm with respect to our financial statements as of and for the year ended December 31, 2012 includes an explanatory paragraph that states that there is substantial doubt regarding our ability to continue as a going concern, and the notes to our financial statements as of and for the nine months ended September 30, 2013 similarly indicate substantial doubt regarding our ability to continue as a going concern. We may require additional financing to fund our continuing operations and planned capital investments. Our ability to continue as a going concern is dependent on maintaining a profitable level of operations.

Historically our principal sources of operating capital have been the proceeds from its various financing transactions. During the nine month period ended September 30, 2013, we used $1,688,815 of cash to sustain operating activities compared with $251,086 for the nine month period ended September 30, 2012. As of September 30, 2013 and 2012, we had cash and cash equivalents of $2,782,759 and $559,109, respectively, due to the fact that, during the three month period ended September 30, 2013 ESW generated cash from operations of $556,120 and during the nine month period ended September 30, 2013 we raised cash through the issuance of notes payable to related parties.

During year ended December 31, 2012, we used $665,115 of cash to sustain operating activities compared with $2,643,776 for year ended December 31, 2011. At December 31, 2012 and 2011, we had cash and cash equivalents of $253,998 and $1,103,649, respectively.

Net cash used in operating activities for the nine month period ended September 30, 2013 amounted to $1,688,815. This amount was attributable to the net loss of $853,222, plus non-cash expenses primarily consisting of the change in fair value of conversion option derivative liability, warranty provisions and also consisting of expenses such as depreciation, stock based compensation, discount on promissory notes payable, and others of $783,923, and a decrease in net operating assets and liabilities of $1,619,516 primarily related to the purchase of inventory as part of the Cleaire asset acquisition.

Net cash used in operating activities for the nine month period ended September 30, 2012 amounted to $251,086. This amount was attributable to the net loss of $802,494, plus non-cash expenses such as depreciation, impairment loss, stock based compensation, gain on deconsolidation of BBL and others of $568,459, and an increase in net operating assets and liabilities of $17,051.

Net cash used in operating activities for the year ended amounted December 31, 2012 to $665,115. This amount was attributable to the net and comprehensive loss of $1,412,269, plus non-cash expenses such as depreciation, impairment of property, plant and equipment, provision for doubtful accounts and others of $888,973, and an increase in net operating assets and liabilities of $141,819. Net cash used in operating activities for year ended December 31, 2011 amounted to $2,643,776. This amount was attributable to the net loss of $9,127,088, plus non-cash expenses such as depreciation, amortization, interest accretion expense, change in fair value of exchange feature liability and others of $5,066,467, and an increase in net operating assets and liabilities of $1,416,845.

Net cash used in investing activities was $679,407 for the nine month period ended September 30, 2013, as compared to $557,884 used in investing activities for the nine month period ended September 30, 2012.

Net cash used in investing activities was $656,428 for year ended December 31, 2012, as compared to $252,385 used in investing activities for year ended December 31, 2011.

Net cash provided by financing activities totaled $4,896,983 through a loan payable repayment of $51,501 in principal and $5,000,000 proceeds from notes payable to related parties and re-purchase of common stock of $51,516 for the nine month period ended September 30, 2013, as opposed to net cash provided by financing activities of $264,430 for the nine month period ended September 30, 2012. In the prior year period of 2012, $280,787 was provided from proceeds of a loan payable, $15,116 used in loan payable principal repayment and $1,241 was used for repayment under capital lease obligation.

Net cash provided by financing activities totaled $471,892 for year ended December 31, 2012, as compared to $4,000,712 for year ended December 31, 2011. In fiscal year 2012, $500,000 was provided through a loan payable of $26,867 in principal and repayment under capital lease obligation amounting to $1,241. In the prior year 2011, $4,000,000 was provided through the issuance of the notes payable to related parties and $3,857,997 from the issuance of common stock through a rights offering. From the funds raised, $419,410 was paid towards rights offering costs, $3,434,075 was repaid under our CIBC credit facility and $3,800 was repaid under capital lease obligation.

We operate in a capital intensive and highly regulated industry, where a long lead time to bring new products into market is considered normal. We continue to invest in research and development to improve our technologies and bring them to the point where our customers have a high confidence level to purchase our products.

During the nine month period ended September 30, 2013 and 2012, the years ended December 31, 2012 and in 2011, we did not produce sufficient cash from operations to support our expenditures, prior and current financings supported our operations during the period. Our principal use of liquidity relates to our working capital needs and to finance any further capital expenditures or tooling needed for production and/or our testing facilities.

Overall, capital adequacy is monitored on an ongoing basis by our management and reviewed quarterly by our board of directors. Historically we have sustained recurring operating losses; during the three month period ended September 30, 2013 we generated a gain from operations of $952,394. As of September 30, 2013, we had an accumulated deficit of $55,363,600 and cash and cash equivalents of $2,782,759. We may require additional financing either to fund continuing operations or for planned capital investments.

Debt Structure

At September 30, 2013, ESW had $3,601,869 (December 31, 2012 - $473,133) of debt on the unaudited consolidated condensed balance sheet, of this amount $70,492 (December 31, 2012 - $68,926) is repayable in the next 12 months.

On April 25, 2012, our wholly-owned subsidiary ESW America entered into a Machinery and Equipment Loan Fund (“MELF Facility”) with the Commonwealth of Pennsylvania for up to $500,000 for the purchase of equipment and related purchases. Two (2) draw-downs were permitted under the MELF Facility by ESW America. The first draw-down of $280,787 was made under the MELF Facility in connection with equipment purchased by ESW America on April 25, 2012 (the “Closing Date”). ESW America made one (1) additional draw-down of $219,213 on

November 13, 2012 per the terms of the MELF Facility so that the aggregate amount borrowed under the MELF Facility amounts to $500,000.

Terms of the MELF Facility include initial interest at three (3%) percent per annum with monthly payments and full repayment of the MELF Facility on or before the first day of the eighty fifth (85) calendar month following the Closing Date. As part of the loan agreement, within three years from the Closing Date ESW America is required to create, or retain, at our current location a certain number of jobs that is specified in the loan application. A breach by ESW America in the creation or maintenance of these jobs shall be considered an event of default under the MELF Facility. In the event ESW America defaults on any payments, the MELF Facility may be accelerated with full payment due along with certain additional modifications including the increase in interest to twelve and one half (12 1/2%) percent. In connection with the MELF Facility, the Company entered into a Guaranty and a Loan and Security Agreement on behalf of ESW America.

On March 22, 2013, we entered into the Existing Loan Agreements with the Existing Lenders, who are current shareholders and may be deemed affiliates of the Company. Pursuant to the Existing Loan Agreements, the Existing Lenders made the Existing Loan to the Company in the principal aggregate amount of $5.0 million, subject to the terms and conditions set forth in the Existing Loan Agreements and represented by the Existing Notes, dated March 22, 2013, April 23, 2013 and June 27, 2013.  The Existing Loan Agreements were approved by directors of the Company unaffiliated with the Existing Lenders.

Proceeds of the Existing Loan were used by the Company and/or our subsidiaries to fund the purchase of the Cleaire assets, and are being used by the Company and/or our subsidiaries to fund working capital, planned capital investments and other general corporate purposes.

The Existing Notes are secured by a lien on and a security interest in all assets, excluding certain collateral subject to pre-existing liens, of the following wholly-owned subsidiaries of the Company, comprising substantially all of the assets of the Company, taken as a whole: TFI, ESW America, ESWT and ESW Cleantech, Inc.  The Existing Notes bear interest at a rate of 10% per annum compounded quarterly.  Interest is payable semi-annually in arrears in cash and at the Company’s election, during the term of the Existing Notes, up to two accrued and unpaid semi-annual interest payments can be paid in the form of the Company’s common stock, valued at the lesser of the Existing Note Conversion Price or the market value of the Company’s common stock with interest payments commencing September 30, 2013. The Company made the first interest payment on the Existing Notes on October 1, 2013, and elected to do so in the form of common stock. At the option of Majority Noteholders, all principal, and interest amounts then outstanding under all of the Existing Notes shall be exchanged for shares of the Company’s common stock at the Existing Note Conversion Price.  The Existing Note Conversion Price is subject to anti-dilution adjustment in the event the Company at any time while the Existing Notes are outstanding issues equity securities including common stock or any security convertible or exchangeable for shares of common stock for no consideration or for consideration less than the Existing Note Conversion Price.  The anti-dilution protection excludes shares of common stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution in connection with a financing.

In connection with the Existing Loan, we further agreed to conduct a rights offering to all of our holders of common stock, offering all such holders the right to purchase up to their pro-rata Company ownership amount of New Notes that will be substantially similar to the Existing Notes, and the New Notes are being offered hereby to comply with this requirement.  The Existing Notes and New Notes will constitute one class of 10% senior secured convertible promissory notes due 2018.  The purpose of this rights offering is to comply with this covenant and provide our stockholders, other than the Existing Lenders and certain affiliates thereof, with the opportunity to hold Notes.  See “The Rights Offering — Background of the Rights Offering — The Existing Loans” beginning on page [●].

Contractual Obligations

Leases

Effective November 24, 2004 ESW America entered into a lease agreement for approximately 40,220 square feet of leasehold space at 200 Progress Drive, Montgomeryville, Pennsylvania. The leasehold space houses our emissions testing facilities and also houses our manufacturing operations. The lease commenced on January 15, 2005. Effective October 16, 2009, ESW America entered into a lease renewal agreement with Nappen & Associates for the leasehold property in Pennsylvania. There were no modifications to the original economic terms of the lease under the lease renewal agreement. Under the terms of the lease renewal, the lease term was extended to February 28, 2013. Effective September 24, 2012, ESW America entered into a second lease amendment agreement with Nappen & Associates for the leasehold property in Pennsylvania, whereby ESW America extended the term of the lease agreement by an additional 5 years. There were no modifications to the original economic terms of the lease. Under the terms of the second lease renewal, the lease will expire on February 28, 2018.

On June 7, 2013 ESWCT entered into a commercial real estate lease with Trepte Industrial Park, Ltd., a California limited partnership, pursuant to which, ESWCT is leasing approximately 18,000 square feet of commercial property located in San Diego, California, to be used primarily for housing ESWCT’s manufacturing and diesel particulate filter cleaning operations. The Lease provides for a 37-month lease term (commencing July 1, 2013), with an option exercisable by ESWCT to extend the lease term for two additional 36-month periods. The current base rent under the Lease is $15,300 per month. Concurrently with the signing of the Lease and pursuant to the terms thereof, ESWCT paid to the Lessor an amount equal to $155,600, which amount reflects the first month’s base rent, the security deposit, the funding required for improvements done by the Lessor at ESWCT’s request, and pre-paid rent. The amount will be credited against monthly base rent payable by ESWCT beginning in January 2014 and each month thereafter, provided that ESWCT shall not have defaulted under the lease.

Effective October 1, 2013 ESWCT entered into a commercial real estate lease with Marina Bay Crossing, LLC, a California Limited Liability Company, ESWCT leased approximately 1,808 square feet of commercial property located in Richmond, California, to be used primarily for housing ESWCT’s engineering and service operations. The facility also serves as a training facility servicing northern California. This lease provides for a 12-month lease term (commencing October 1, 2013), with an option exercisable by ESWCT to extend the lease term for one additional 12-month period. The current rent under the lease is $2,182 per month.

The following is a summary of the minimum annual lease payments for the Pennsylvania and San Diego leases:

Year Ending December 31,	Amount
2013 (excluding the nine months ended September 30, 2013)	$91,147
2014	242,344
2015	372,935
2016	279,799
2017	180,990
2018	30,165
Total	$1,197,380

Legal Matters

From time to time, we may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, we believe that the resolution of current pending matters will not have a material adverse effect on our business, consolidated financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on us because of legal costs, diversion of management resources and other factors.  See “Legal Proceedings.”

Recently Issued Accounting Standards and Recently Adopted Accounting Pronouncements

There are no recently adopted accounting pronouncements that impact the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Foreign Currency Transactions

The functional currency of the Company and our foreign subsidiaries is the U.S. dollar. All of the Company’s revenue and materials purchased from suppliers are denominated in or linked to the U.S. dollar. Transactions denominated in currencies other than a functional currency are converted to the functional currency on the transaction date, and any resulting assets or liabilities are further translated at each reporting date and at settlement. Gains and losses recognized upon such translations are included within foreign exchange gain (loss) in the unaudited consolidated condensed statements of operations and comprehensive (loss) / income.

Critical Accounting Policies

Our discussion and analysis of the financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with Generally Accepted Accounting Principles, in the United States (“US GAAP”).

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates generally require management to make assumptions about matters that are highly uncertain at the time of the estimate; and if different estimates or judgments were used, the use of these estimates or judgments would have a material effect on our financial condition or results of operations.

The estimates and judgments we make that affect the reported amount of assets, liabilities, revenues and expenses are based on historical experience and on various other factors, which we believe to be reasonable in the circumstances under which they are made. Actual results may differ from these estimates under different assumptions or conditions. We consider accounting policies related to revenue recognition, the valuation of inventories, elements of an asset acquisition as of the date of acquisition, impairment of and useful lives of property plant and equipment, and the valuation of the stock-based compensation, conversion option derivative liability and warranty provision to be critical accounting policies. Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2012 and the nine months ended September 30, 2013.

Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure

On May 31, 2013, we received notice that, effective as of June 1, 2013, MSCM LLP (“MSCM”), the Company’s independent registered public accountants, merged with MNP LLP (“MNP”).  Most of the professional staff of MSCM continued with MNP either as employees or partners of MNP and will continue their practice with MNP.

MSCM’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2011 and 2012 contained an explanatory paragraph that due to the Company’s experience of negative cash flows from operations and our dependency upon future financing raise substantial doubt about our ability to continue as a going concern.  Other than such explanatory paragraph, the reports of MSCM on the financial statements of the Company for the fiscal years ended December 31, 2011 and 2012 did not contain any other adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2011 and 2012 and through June 1, 2013, there were no disagreements between the Company and MSCM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MSCM, would have caused MSCM to make reference to the subject matter of the disagreements in connection with our audit reports on the Company’s financial statements.  During the Company’s past fiscal years ended December 31, 2011 and 2012 and the interim period through June 4, 2013, MSCM did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

The Company provided MSCM with a copy of this report on Form 8-K in accordance with Item 304(a) of Regulation S-K prior to our filing with the Securities and Exchange Commission and requested that MSCM furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree.  A copy of the letter from MSCM filed as Exhibit 16 hereto and is incorporated herein by reference.

As the merger of MSCM and MNP is viewed as a change in reporting accountants due to the change in legal entity, the Company’s board of directors and Audit Committee elected to retain MNP as of June 1, 2013. During the period preceding the merger of MSCM and MNP, the Company had no consultations with MNP (other than communications with former MSCM personnel) regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

Certain information concerning the directors and executive officers of the Company is set forth in the following table and in the paragraphs following. Information regarding each such directors and executive officer’s ownership of voting securities of the Company appears as “Securities Ownership of Certain Beneficial Owners and Management” below.

Name	Position	Month Elected / Appointed
Mark Yung	Executive Chairman	February 2011
Nitin Amersey	Director	January 2003
John D. Dunlap III	Director	February 2007
John J Suydam	Director	January 2011
John J Hannan	Director	January 2011
Benjamin Black	Director	January 2011
Joshua Black	Director	January 2011
Zohar Loshitzer	Director	January 2011
Brian Webster	Chief Operating Officer	August 2013
Virendra Kumar	Chief Commercial Officer	August 2013
Praveen Nair	Chief Financial Officer and Chief Administrative Officer	August 2013

Set forth below is information relating to the business experience of each of the directors and executive officers of the Company.

MARK YUNG, age 39, is a Senior Investment Executive at Orchard Capital, an investment firm located in Los Angeles, California. Mr. Yung currently acts as Executive Chairman of ESW and as a board member of Polymer Plainfield. Prior to joining Orchard, Mr. Yung was a Senior Vice President in the Corporate Strategy and Merger and Acquisitions groups of Citigroup and ABN AMRO. Prior to his corporate strategy roles, Mr. Yung was an investment professional at JPMorgan Partners (“JPMP”). At JPMP, Mr. Yung focused on venture capital, growth equity and buyout transactions in Latin America and acted as board member for various emerging companies in the region. Mr. Yung holds a B.A. from Cornell University and a M.B.A. from INSEAD. Effective February 10, 2011, Mr. Mark Yung was elected to serve as Executive Chairman of the Company’s board of directors. Mr. Yung has been serving as an elected member of the board of directors of the Company since December 17, 2010. Mr. Mark Yung is also employed by Orchard Capital Corp., which is controlled by Mr. Richard Ressler, affiliated entities of Orchard Capital Corp. as well as Mr. Richard Ressler are shareholders of the Company.

NITIN M. AMERSEY, age 61, has 40 years of experience in international trade, marketing and corporate management. Mr. Amersey was elected as a director of ESW and has served as a member of the board since January 2003. Mr. Amersey was appointed Interim Chairman of the Board in May 2004 and subsequently was appointed Chairman of the Board in December 2004 and served as Chairman on our board through to January 2010. In addition to his service as a board member of ESW, Mr. Amersey has been Chairman of Scothalls Limited, a private trading firm from 1978 to 2005. Mr. Amersey has also served as President of Circletex Corp., a financial consulting management firm since 2001, has been the Managing Member in Amersey Investments, LLC, a financial consulting management firm since 2006, and has served as chairman of Midas Touch Global Media Corp from 2005 to the present. He is also Chairman of Hudson Engineering Industries Pvt. Ltd. and of Trueskill Technologies Pvt. Ltd., private companies domiciled in India. He is a director and Chief Financial Officer of the Trim Holding Group. He was a director of New World Brands Inc. from September 2010 to July 2011 and Chief Executive Officer of New World Brands, Inc., from December 2010 to July 2011. He is a director of Azaz Capital Corp., formerly ABC Acquisition Corp 1505 and formerly our Chairman. Mr. Amersey served as director and Chief Executive Officer of ABC Acquisition Corp. 1502, from June 2010 to February 2011. From 2003 to 2006 Mr. Amersey was Chairman of RMD Entertainment Group and also served during the same period as chairman of Wide E-Convergence Technology America Corp. Mr. Amersey has a Master’s of Business Administration Degree from the University of Rochester, Rochester, New York, and a Bachelor of Science in Business from Miami University, Oxford, Ohio. He graduated from Miami University as a member of Phi Beta Kappa and Phi Kappa Phi. He is the sole member manager of Amersey Investments LLC. Mr. Amersey also holds a Certificate of Director Education from the NACD Corporate Director’s Institute.

JOHN DUNLAP, III, 54, served as Chairman of the board of directors of the California Air Resources Board from 1994 to 1999. In this post, Mr. Dunlap promoted advanced technological solutions to achieve air quality and public health protection gains. During his tenure as Chairman, Mr. Dunlap oversaw the development and implementation of the most far-reaching air quality regulations in the world aimed at fuels, engines and over 200 consumer products. Prior to Mr. Dunlap’s tenure at CARB, he served as the Chief Deputy Director of the California Department of Toxic’s Substances Control where his responsibilities included crafting the state’s technology advancement program, serving as the lead administration official in securing congressional and U.S. Department of Defense / Executive Branch support and funding for military base closure environmental clean-up and in creating a network of ombudsman staff to assist the regulated businesses in demystifying the regulatory process. In addition, Mr. Dunlap spent more than a decade at the South Coast Air Quality Management District in a host of regulatory, public affairs and advisory positions where he distinguished himself as the principal liaison with the business and regulatory community. Mr. Dunlap is currently the owner of a California-based advocacy and consulting firm called the Dunlap Group. He has served on the board of directors of ESW since 2007. Mr. Dunlap has a BA degree in Political Science and Business from the University of Redlands (California) and a Master’s degree in Public Policy from Claremont Graduate University (California).

JOHN SUYDAM, age 53, Mr. Suydam joined Apollo in 2006 as Chief Legal and Compliance Officer. From 2002 through 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Prior to that time, Mr. Suydam served as chairman of the law firm O’Sullivan, LLP, which specialized in representing private equity investors. Mr. Suydam serves on the board of directors of the Big Apple Circus and Environmental Solutions Worldwide Inc., and he is also a member of the Department of Medicine Advisory Board of The Mount Sinai Medical Center. Mr. Suydam received his JD from New York University and graduated magna cum laude with a BA in History from the State University of New York at Albany.

JOHN J HANNAN, age 60, is Chairman of the board of directors of Apollo Investment Corporation, a public investment company. He served as Chief Executive Officer of Apollo Investment Corporation from 2006 to 2008. Mr. Hannan, a senior partner of Apollo Management, L.P., co-founded Apollo Management, L.P. in 1990. He received a BBA from Adelphi University and an MBA from the Harvard Business School.

BENJAMIN BLACK, age 28, is a 2013 joint degree candidate for a Juris Doctor/Master of Business Administration from Harvard University. From 2007 to 2009, he was employed in the Technology, Media & Telecoms Group within the Investment Banking Division at Goldman, Sachs & Co. He graduated cum laude from the University of Pennsylvania in 2007 with a major in History.

JOSHUA BLACK, age 26, is employed at Apollo Management. Formerly, he was employed by the Leveraged Finance Group within the Investment Banking Division at Goldman, Sachs & Co from 2010 to June, 2011. From 2008 to 2010, he was employed in the Financial Institutions Group within the Investment Banking Division also at Goldman, Sachs & Co. He graduated cum laude and with departmental distinction from Princeton University in 2008 with a major in Religion.

ZOHAR LOSHITZER, age 55, is Chief Executive Officer of Presbia, an ophthalmic-device firm. Mr. Loshitzer possesses a varied background guiding commercialization of emerging technologies in fields including aerospace, telecommunications and medical devices. Mr. Loshitzer has held leadership positions in several portfolio companies affiliated to Orchard Capital, including Presbia. Previously, Mr. Loshitzer served as the President, CEO and founder of Universal Telecom Services (UTS), which provides high-quality, competitively priced voice and data telecommunications solutions to emerging markets. Mr. Loshitzer oversaw the company’s operations and our critical relationships with key foreign entities, mainly in the Indochina region. He is one of the founders of J2 Global Communications (NASDAQ: JCOM), and a co-founder and former managing director of Life Alert Emergency Response, Inc., currently serves as a managing director of Orchard Telecom, Inc., and has served as a board member to MAI Systems Corporation, an AMEX-listed company and j2 Global communications (NASDAQ: JCOM) from 1998 - 2001 . Earlier in his career, Mr. Loshitzer worked in the aerospace industry at the R&D lab of Precision Instruments, a division of IAI (Israel Aircraft Industries). Mr. Loshitzer focuses on helping grow companies from start-ups to global enterprises. In the later part of 2011 Mr. Loshitzer joined the board of Advance Cell Technology Inc., a biotechnology Company. Mr. Loshitzer holds a degree in Electrical & Electronic Engineering from Ort Syngalowski College in Israel.

VIRENDRA KUMAR, age 38, is the Chief Commercial Officer of the Company. He had previously served as Vice President of Operations of the Company since March 2011.  Mr. Kumar has been General Manager of ESW America since 2010 and is responsible for the overall operations related to Air Testing Services. Prior to joining ESW America in 2009, Mr. Kumar was employed by Cummins Inc. as an Emission Operations Leader from 2004 through 2009, prior to that by Escort JCB as a design and production engineer, and by the Indian Institute of Technology Delhi as a project manager. Mr. Kumar holds a Master’s degree in Mechanical Engineering from the Indian Institute of Technology Delhi and a Bachelor’s degree in Mechanical Engineering from the University of Rajasthan. Mr. Kumar was also a PhD candidate at University of California, Riverside.

PRAVEEN NAIR, age 38, is the Chief Financial Officer and Chief Administrative Officer of the Company. He joined the Company in May 2005 and served in the position of Assistant to the Chief Financial Officer supporting the Company’s Chief Financial Officer in day-to-day operations. In May 2006 he was promoted to Controller for ESW America and ESW Canada and was appointed Chief Accounting Officer in February 2008 and then Chief Financial Officer in March 2011. Prior to joining the Company, Mr. Nair was with e-Serve International Ltd, a Citigroup company from December 2000 through January 2005 where he served as a Deputy Manager in the Business Development and Migrations Unit and subsequently as Manager and Senior Manager. He was responsible for feasibility studies and regionalizing operations from countries in Europe, North America and Africa. Mr. Nair has a Bachelor’s Degree in Commerce with specialization in Accounting and a Master’s Degree in Finance from Faculty of Management Studies, College of Materials Management, Jabalpur, India.

BRIAN WEBSTER, age 55, is the Chief Operating Officer of the Company. He joined ESWCT in April 2013 as Head of Manufacturing, leading ESWCT’s manufacturing team in our San Diego facility.  Prior to joining ESWCT, Mr. Webster was employed by Cleaire Advanced Emission Controls, LLC, serving first as Director of Operations and then as Vice President of Manufacturing from January 2009 through January 2013.  Mr. Webster provided Program Management Consulting services to corporations in the Vehicle Emissions Control Devices (Cleaire), Rugged Computer displays (L-3 Communications/Litton/Northrup Grumman) and Aerospace (DuPont Aerospace) sectors from December 1998 through December 2008.  He also served as Business Unit Manager for the Commercial Group at Senior Aerospace Ketema for 4 years, after progressing from Design Engineer through Program Technical Manager at Goodrich Aerostructures (known as Rohr Industries) over a 9 year period.  Mr. Webster has a Bachelor’s Degree in Aerospace Engineering from San Diego State University, San Diego, CA.

Corporate Governance

General

Our management and board of directors believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that have been adopted.

Board of Directors Meetings and Attendance

Our board of directors has responsibility for establishing broad corporate policies and reviewing overall performance of the Company rather than day-to-day operations. The primary responsibility of our board of directors is to oversee the management of the Company and, in doing so, serve the best interests of the Company and our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder approval, the election of directors. The Board also reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources as well as participates in decisions that have a potential major economic impact on our Company. Management keeps the directors informed of Company activity through regular communication, including written reports and presentations at board of directors and committee meetings. We have no formal policy regarding director attendance at the annual meeting of stockholders. The board of directors held ten (4) meetings in 2012, three of which were telephonic and one in person at or Montgomeryville, PA facility. All board members were in attendance for at least seventy five percent (75%) of the board meetings.

Audit Committee Composition

The Company has a separately designated standing Audit Committee comprised of Nitin M. Amersey (Chairman) and John Dunlap III. Nitin Amersey qualifies as a “financial expert” as defined by SEC rules. The Company’s Board has also determined that Nitin Amersey meets the SEC definition of an “independent” director. The Audit Committee met 4 times during 2012.

Compensation Committee Composition

The Compensation Committee is currently comprised of John Dunlap III, who serves as Chairman, and Nitin Amersey. In accordance with its charter, the Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company, establishing and reviewing: the Company’s general compensation policies applicable to the executive officers and other officers; evaluating the performance of the executives officer and other officers and approving their annual compensation; reviewing and recommending the compensation of directors; reviewing and recommending employment, consulting, retirement and severance arrangements involving officers and directors of the Corporation; and reviewing and recommending proposed and existing incentive-compensation plans and equity-based compensation plans for the Corporation’s directors, officers, employees and consultants. The Compensation Committee met 5 times during 2012.

Compensation Policy

The objective of the Compensation Committee with respect to compensation for executive officers is to ensure that compensation packages are designed and implemented to align compensation with both short-term and long-term key corporate objectives and employee performance and to ensure that the Corporation is able to attract, motivate and retain skilled and experienced executives in an effort to enhance our success and shareholder value.

The compensation policies are designed to align the interests of management with our shareholders. In order to do so, the committee takes into consideration the experience, responsibility and performance of each individual over the longer term and considers a range of short-and long-term cash, and non-cash compensation elements. The Company believes that this serves the goals of compensating our executive officers competitively on a current basis, tying a significant portion of the executives’ compensation to company performance, and allowing the executive officers and key employees to gain an ownership stake in our commensurate with their relative levels of seniority and responsibility. Each year, a review of the executive compensation program, compensation philosophy, committee mission and performance is completed. In addition, each year the committee reviews the nature and amounts of all elements of the executive officers’ compensation, both separately and in the aggregate, to ensure that the total amount of compensation is competitive with respect to our peer companies, and that there is an appropriate balance for compensation that is tied to the short- and long-term performance of the Company.

Nomination Committee

The Company does not at present have a formal nominating committee. The full board of directors as a group performs the role. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Compliance with Section 16(A) of the Exchange Act

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in their ownership to the Securities and Exchange Commission. Specific due dates have been established by the Commission, and the Company is required to disclose any failure to file by those dates. Based upon the copies of Section 16 (a) reports that the Company received from such persons for their 2012 fiscal year transactions, the Company believes there has been compliance with all Section 16 (a) filing requirements applicable to such officers, directors and ten-percent beneficial owners for such fiscal year.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics which provides a framework for directors, officers and employees on the conduct and ethical decision-making integral to their work. The Audit Committee is responsible for monitoring compliance with this code of ethics and any waivers or amendments thereto can only be made by the Board or a Board committee. The Code of Ethics is available on www.sec.gov as an exhibit with the Company’s Form 10KSB filed with the Securities and Exchange Commission on April 3, 2006. The Company can provide a copy of such Code of Ethics, upon receipt of a written request to the attention of the CFO’s Office, at ESW Group®, 200 Progress Drive, Montgomeryville, PA 18936. The written request should include the Company name, contact person and full mailing address and/or email address of the requestor.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the last two (2) fiscal years earned by each of the most highly compensated executive officers (the “Named Executives”).

SUMMARY COMPENSATION TABLE

Name / Principal position	Year	Salary	Bonus	Restricted Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Praveen Nair (1)	2013	$158,169	--	8,554	--	14,562	--	$4,628	$185,913
Chief Financial and Administrative Officer	2012	$150,063	--	--	--	27,512	--	$5,125	$182,700
Frank Haas (2)	2013	$155,331	--	--	--	--	--	$4,628	$159,959
Chief Technology Officer	2012	$160,067	--	--	--	30,013	--	$5,125	$195,205
& Chief Regulatory Officer
Virendra Kumar (3)	2013	$162,923	--	8,554	--	15,000	--	$8,010	$194,487
Chief Commercial Officer	2012	$150,000	--	--	--	37,500	--	$6,111	$193,611
Brian Webster (4)	2013	$112,277	--	--	--	--	--	$8,002	$120,279
Chief Operating Officer	2012	$--	--	--	--	--	--	--	$--

1. Mr. Nair received an annual salary of CAD$162,923 (which translated to USD $158,169) for the year ended December 31, 2013. For the period January 1, 2013 to September 30, 2013 Mr. Nair was paid at the rate of CAD$150,000 annually.  Effective August 1, 2013 Mr. Nair was promoted to Chief Financial and Administrative Officer and his salary was increased to CAD$180,000 annually.  In 2013, Mr. Nair received $158,168 as salary, $8,554 in restricted common stock related to a 1,646 share restricted stock grant (of which 329 shares vested on the execution date of the grant documents), $14,562 in non-equity incentive plan compensation and standard medical and dental benefits provided by the Company totaling $4,628. In 2012, Mr. Nair received $150,063 as salary, $27,512 in non-equity incentive plan compensation and standard medical and dental benefits provided by the Company totaling $5,125.

2. Mr. Haas served as the Company’s Chief Technology Officer & Chief Regulatory Officer until September 30, 2013. Mr. Haas is currently employed by the Company in a Non-Executive position. Mr. Haas received an annual salary of CAD$160,000 (which translated to USD $155,331) for the year ended December 31, 2013. In 2013, Mr. Haas received $155,331 as salary and standard medical and dental benefits provided by the Company totaling $4,628. In 2012, Mr. Haas received $160,067 as salary, $30,013 in non-equity incentive plan compensation and standard medical and dental benefits provided by the Company totaling $5,125.

3. Mr. Kumar received an annual salary of $162,923 for the year ended December 31, 2013. For the period January 1, 2013 to September 30, 2013 Mr. Kumar was paid at the rate of $150,000 annually. Effective August 1, 2013, Mr. Kumar was promoted to Chief Commercial Officer and his salary was increased to $180,000 annually. In 2013 Mr. Kumar received $162,923 as salary, $8,554 in restricted common stock related to a 1,646 share restricted stock grant (of which 329 shares vested on the execution date of the grant documents), $15,000 in non-equity incentive plan compensation and standard medical and dental benefits provided by the Company totaling $8,010. In 2012, Mr. Kumar received $150,000 as salary, $37,500 in non-equity incentive plan compensation and standard medical and dental benefits provided by the Company totaling $6,111.

4. Mr. Webster joined the Company in April 2013.  Effective August 1, 2013, Mr. Webster was promoted to Chief Operating Officer.  In 2013, Mr. Webster received $112,923 as salary (based on an annual rate of $170,000) and standard medical and dental benefits provided by the Company totaling $8,002. In 2012 Mr. Webster was not employed by the Company.

Contracts and Agreements

On April 19, 2011, the Company’s Board ratified a Services Agreement (the “Orchard Services Agreement”) between the Company and Orchard Capital Corp. (“Orchard”) which was approved by the Company’s Compensation Committee. Under the Orchard Services Agreement, which was effective as of January 30, 2011, Orchard agreed to provide services that may be mutually agreed to by and between Orchard and the Company including those duties customarily performed by the Chairman of the Board and executives of the Company as well as providing advice and consultation on general corporate matters and other projects as may be assigned by the Company’s Board as needed. Orchard has agreed to appoint Mark Yung, who is also employed by Orchard, as the Company’s Executive Chairman to act on Orchard’s behalf and provide the services to the Company under the Orchard Services Agreement. Orchard reserves the right to replace Mr. Yung as the provider of services under the Orchard Services Agreement at its sole option. The Orchard Services Agreement may be terminated by either party upon thirty (30) days written notice unless otherwise provided for under the Orchard Services Agreement. Compensation under the agreement is the sum of $430,000 per annum plus reimbursement for out-of-pocket expenses incurred by Orchard.  Prior to August 1, 2013, compensation under the agreement was the sum of $300,000 per annum plus reimbursement for out-of-pocket expenses incurred by Orchard. The agreement includes other standard terms including indemnification and limitation of liability provisions. Orchard is controlled by Richard Ressler; affiliated entities of Orchard as well as Richard Ressler own shares of the Company. Under the agreement the Company has paid $354,965 for the year ended December 31, 2013 and $300,000 for the year ended December 31, 2012.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation is based upon the achievement of predetermined annual goals, namely, quantitative financial goals such as revenue and EBITDA as well as non-quantitative performance goals. Examples of non-quantitative goals include strengthening manufacturing operations, strengthening corporate finance, strengthening regulatory function, successful management of staff, and product development, among others. The Compensation Committee determines the compensation for achievement or partial achievement of any such predetermined goal. For the Named Executives, non-equity incentive compensation is calculated by assigning 70% weight to quantitative financial goals (35% to each of revenue and EBITDA) and 30% to non-quantitative goals.  No 2013 non-equity incentive plan compensation opportunity has been approved for the other Named Executives, but such opportunity may be approved at a later date.

Outstanding Equity Awards at Fiscal Year-End

The following tables show certain information regarding the outstanding equity awards (unvested portion of restricted stock grants) held by the below Named Executives at the end of 2013.

Name	Number of restricted common stock outstanding (unvested) at December 31, 2013	Vesting dates
Virendra Kumar	1,317	(1)
Praveen Nair	1,317	(1)

 (1) 329 shares vest on each of January 12, 2014, January 12, 2015 and January 12, 2016 and 330 shares vest on January 13, 2017.

There were no outstanding equity awards held by any of the Named Executives as of December 31, 2012.

2013 Stock Plan

The Company’s 2013 Stock Plan (the “2013 Stock Plan”), which is currently in effect, replaced the Company’s 2010 Stock Incentive Plan. While previously granted awards under the Company’s 2010 Stock Incentive Plan and 2002 Stock Option Plan will remain in effect in accordance with the terms of the individual awards, the 2013 Stock Incentive Plan replaced the Company’s 2010 Stock Incentive Plan and 2002 Stock Option Plan for grants following its adoption. The 2013 Stock Plan authorizes the granting of awards to employees (including officers) and directors of, and consultants to, the Company and its subsidiaries in the form of any combination of nonstatutory stock options (“NSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), shares of restricted stock, restricted stock units (“RSUs”) and performance shares and share units, other stock-based awards in the Committee’s discretion, and dividend equivalent rights (collectively, “Awards”). Under the Plan, the Company may deliver authorized but unissued shares of common stock, treasury shares of common stock, and shares of common stock acquired by the Company for the purposes of the Plan.  Each Award will be evidenced by an agreement between the recipient and the Company setting forth the terms of the Award, as determined by the Committee.  A maximum of 20,000 shares of common stock will be available for grants pursuant to Awards under the Plan.  The maximum number of shares of common stock with respect to which any individual may be granted Options or Stock Appreciation Rights during any one calendar year is 2,500 shares.  The 2013 Stock Plan is administered by the Compensation Committee.  The Compensation Committee has authority, subject to ratification by the Board, to interpret the 2013 Stock Plan, adopt administrative regulations, determine the recipients of Awards, and determine and amend the terms of Awards.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

Name of outside director	Year	Fees earned cash	Restricted stock awards(1) $	Total
Nitin M. Amersey (2)	2013	$32,500	$19,150	$51,650
	2012	$30,000	$1,000	$31,000
John D. Dunlap III (3)	2013	$32,500	$19,150	$51,650
	2012	$30,000	$1,000	$31,000
Mark Yung (4)	2013	$--	$152,244	$152,244
	2012	$--	$152,244	$152,244
Zohar Loshitzer (5)	2013	$8,333	$17,980	$26,313
	2012	$--	$1,000	$1,000
Benjamin Black (6)	2013	$--	$15,028	$15,028
	2012	$--	$2,000	$2,000
Joshua Black (6)	2013	$--	$15,028	$15,028
	2012	$--	$2,000	$2,000
John J Hannan (6)	2013	$--	$19,030	$19,030
	2012	$--	$1,000	$1,000
John Suydam (5)	2013	$8,333	$17,980	$26,313
	2012	$--	$1,000	$1,000

In August 2013, the Board of Directors on the recommendation of the Compensation Committee approved a change in the fee structure for outside directors. The cash fee component of the compensation for the chairmen of each of the Audit Committee and Compensation Committee was increased to $3,000 per month from $2,500 per month. Fees for board members were calculated on the basis of $40,000 per annum (excluding the Executive Chairman, Audit Committee Chair and Compensation Committee Chair), with up to $20,000 per annum payable in cash at the board members election, and the remaining portion as a restricted stock grant calculated at $80 per share with a 3 year vesting schedule. The Board of Directors on the recommendation of the Compensation Committee also approved the issuance of 2,350 shares of common stock to Mark Yung for his services as Executive Chairman of the Company, subject to and upon conversion of the Notes, in order to maintain his percentage ownership interest in the Company.

In 2012, there was no cash compensation for Outside Directors serving on the board of the Company. The chairmen of each of the Audit Committee and Compensation Committee received $2,500 per month as cash compensation.

 (1) Represents the cost of the compensation expense recorded by the Company in accordance with FAS123R (ASC 718-10-10). In 2013, compensation expense for restricted stock grants related to the Board of Directors amounted to $275,590. In 2012, compensation expense for restricted stock grants amounted to $161,244.

(2) In 2013 Mr. Amersey received $32,500 in board fees and 530 shares of restricted common stock valued at $19,150 under the 2013 Stock Incentive Plan. Of the 530 shares issued, 171 shares related to service as a board member in 2013, 334 shares related to service as a board member in 2012, and 25 shares related to service as a board member in 2011.

In 2012, Mr. Amersey received $30,000 in board fees and 25 shares of restricted common stock valued at $1,000 under the 2010 Stock Incentive Plan related to service as a board member in 2011.

(3) In 2013 Mr. Dunlap received $32,500 in board fees and 530 shares of restricted common stock valued at $19,150 under the 2013 Stock Incentive Plan. Of the 530 shares issued, 171 shares related to service as a board member in 2013, 334 shares related to service as a board member in 2012, and 25 shares related to service as a board member in 2011.

In 2012, Mr. Dunlap received $30,000 in board fees and 25 shares of restricted common stock valued at $1,000 under the 2010 Stock Incentive Plan related to service as a board member in 2011.

(4) In 2013, represents 2,057 shares of restricted common stock issued to Mr. Yung on February 28, 2013 for services rendered as Executive Chairman. In 2012, represents 2,057 shares of restricted common stock issued in December 2012 for services rendered as Executive Chairman after giving effect to the reverse stock split.

(5) In 2013, represents $8,333 in board fees (for board members electing to receive part of the board compensation in cash) and 491 shares of restricted common stock valued at $17,980 under the 2013 Stock Incentive Plan. Of the 491 shares issued, 132 shares related to service as a board member in 2013, 334 shares related to service as a board member in 2012 and 25 shares related to service as a board member in 2011.

In 2012, represents $0 in board fees and 25 shares of restricted common stock valued at $1,000 under the 2010 Stock Incentive Plan related to service as a board member in 2011.

(6) In 2013, represents $0 in board fees and 526 shares of restricted common stock valued at $15,028 under the 2013 Stock Incentive Plan. Of the 526 shares issued, 167 shares related to service as a board member in 2013, 334 shares related to service as a board member in 2012 and 25 shares related to service as a board member in 2011.

In 2012, represents $0 in board fees and 25 shares of restricted common stock valued at $2,000 under the 2010 Stock Incentive Plan related to service as a board member in 2011.

(7) In 2013, represents $0 in board fees and 526 shares of restricted common stock valued at $19,030 under the 2013 Stock Incentive Plan. Of the 526 shares issued, 167 shares related to service as a board member in 2013, 334 shares related to service as a board member in 2012 and 25 shares related to service as a board member in 2011.

In 2012, represents $0 in board fees and 25 shares of restricted common stock valued at $1,000 under the 2010 Stock Incentive Plan,related to service as a board member in 2011.

The following table shows certain information regarding the outstanding equity awards (unvested portion of restricted stock grants) held by the Outside Directors at the end of 2013, after giving effect to the reverse stock split.

Name	Number of restricted common stock outstanding (unvested) at December 31, 2013	Vesting dates
Nitin M. Amersey	508	337 - December 31, 2014 171 - December 31, 2015
John Dunlap III	508	337 - December 31, 2014 171 - December 31, 2015
Mark Yung	2,350	Subject to conversion of the Notes, fully vested upon issuance
Zohar Loshitzer	430	298 - December 31, 2014 132 - December 31, 2015
Benjamin Black	499	333 - December 31, 2013 166 - December 31, 2014
Joshua Black	499	333 - December 31, 2013 166 - December 31, 2014
John Suydam	430	298 - December 31, 2014 132 - December 31, 2015
John J Hannan	499	333 - December 31, 2013 166 - December 31, 2014
	5,723

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, none of our executive officers served on our board of directors or Compensation Committee of any other entity any of whose executive officers served on our board of directors or Compensation Committee.

Certain Relationships and Related Transactions

During the year ended December 31, 2013, in addition to fees and salaries as well as reimbursement of business expenses, transactions with related parties include:

•        The issuance of the Existing Notes to the Existing Lenders on March 22, 2013, April 23, 2013 and June 27, 2013.

•        An increase in fees under the Orchard Services Agreement from $300,000 per annum to $430,000 per annum, effective August 1, 2013.  For the year, the Company paid a total of $354,965 to Orchard.

•        The grant of 2,350 shares of common stock to Mark Yung (subject to conversion of the Notes) in August 2013, and the issuance of 2,057 shares of restricted common stock to Mark Yung in February 2013, in each case for his services as Executive Chairman of the Company.

•        Mr. Nitin Amersey, who is a director of the Company, is listed as a control person with the Securities and Exchange Commission of Bay City Transfer Agency Registrar Inc., the Company’s transfer agent. Mr. Amersey is also a control person in Freeland Venture Resources Inc., which provide Edgar filing services to the Company. For the year ended December 31, 2013, the Company paid $47,539 to Bay City Transfer Agency Registrar Inc. for services rendered and $18,470 to Freeland Venture Resources Inc. for services rendered.

During the year ended December 31, 2012, in addition to fees and salaries as well as reimbursement of business expenses, transactions with related parties include:

•        $300,000 related to services provided by Orchard Capital Corp. under a services agreement effective January 30, 2011. On April 19, 2011, the Company’s Board ratified a Services Agreement between the Company and Orchard which was approved by the Company’s Compensation Committee. Under the Services Agreement, Orchard agreed to provide services that may be mutually agreed to by and between Orchard and the Company including those duties customarily performed by the Chairman of the Board and executive of the Company as well as providing advice and consultation on general corporate matters and other projects as may be assigned by the Company’s Board as needed. Orchard is controlled by Richard Ressler. Certain affiliated entities of Orchard as well as Richard Ressler own shares of the Company.

•        The issuance of 2,057 shares of restricted common stock to Mark Yung in December 2012 for services rendered as Executive Chairman.

•        For the year ended December 31, 2012, the Company paid $2,876 to Bay City Transfer Agency Registrar Inc. for services rendered and $8,420 to Freeland Venture Resources Inc. for services rendered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best knowledge of the Company, as of January 27, 2014, certain information with respect to (1) beneficial owners of more than five percent (5%) of the outstanding common stock, (2) beneficial ownership of shares of common stock by each director and named executive, (3) beneficial ownership of shares of common stock by all directors and officers as a group.

Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons/entities indicated.

Calculations are based upon the aggregate of all shares of common stock issued and outstanding as of January 27, 2014 in addition to shares issuable upon exercise of options currently exercisable or becoming exercisable within 60 days and which are held by the individuals named on the table.

Name and address of beneficial owner	Total beneficial ownership	(1)	Percent of class
Mark Yung, Executive Chairman c/o 200 Progress Drive Montgomeryville, PA 18936	4,134	(2)	3.3%
Nitin M. Amersey, Director c/o 200 Progress Drive Montgomeryville, PA 18936	1,188	(3)	0.9%
John D. Dunlap, III, Director c/o 200 Progress Drive Montgomeryville, PA 18936	1,188	(4)	0.9%
Zohar Loshitzer, Director c/o 200 Progress Drive Montgomeryville, PA 18936	991	(5)	0.8%
Benjamin Black, Director c/o 200 Progress Drive Montgomeryville, PA 18936	1,095	(6)	0.9%
Joshua Black, Director c/o 200 Progress Drive Montgomeryville, PA 18936	1,095	(7)	0.9%
John Suydam, Director c/o 200 Progress Drive Montgomeryville, PA 18936	991	(8)	0.8%
John J Hannan, Director c/o 200 Progress Drive Montgomeryville, PA 18936	2,317	(9)	1.8%
Virendra Kumar, Chief Commercial Officer c/o 200 Progress Drive Montgomeryville, PA 18936	1,646	(10)	1.3%

Praveen Nair, Chief Financial Officer c/o 200 Progress Drive Montgomeryville, PA 18936	1,646	(11)	1.3%
Brian Webster Chief Operating Officer c/o 200 Progress Drive Montgomeryville, PA 18936	-		-
John J. Hannan as Trustee of the Black Family 1997 Trust c/o 9 West 57TH Street, Suite 4300 New York NY 10019	15,320	(12)	12.2%
Leon D. Black c/o 9 West 57TH Street, Suite 4300 New York NY 10019	6,308	(13)	5.0%
John J. Hannan as Trustee of the Leon D. Black Trust UAD 11/30/92 FBO Alexander Black c/o 9 West 57TH Street, Suite 4300 New York NY 10019	4,952	(14)	3.9%
John J. Hannan as Trustee of the Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black c/o 9 West 57TH Street, Suite 4300 New York NY 10019	4,952	(15)	3.9%
John J. Hannan as Trustee of the Leon D. Black Trust UAD 11/30/92 FBO Joshua Black c/o 9 West 57TH Street, Suite 4300 New York NY 10019	4,952	(16)	3.9%
John J. Hannan as Trustee of the Leon D. Black Trust UAD 11/30/92 FBO Victoria Black c/o 9 West 57TH Street, Suite 4300 New York NY 10019	4,952	(17)	3.9%
Black Family Partners LP c/o 9 West 57TH Street, Suite 4300 New York NY 10019	11,377	(18)	9.0%
Richard R. Ressler C/O CIM GROUP 6922 Hollywood Boulevard Los Angeles CA 90028	1,411	(19)	1.1%
Orchard Investments, LLC C/O CIM GROUP 6922 Hollywood Boulevard Los Angeles CA 90028	11,425	(20)	9.1%
Bengt G. Odner 15 Rue Du Cendrier, 6TH Floor Geneva V8 1211	705	(21)	0.6%
Sedam Ltd 15 Rue Du Cendrier, 6TH Floor Geneva V8 1211	17,292	(21)	13.8%

All current directors and executive officers as a group (Eleven persons)	51,419	40.89%

(1) Calculated on the basis of 125,742 shares of common stock outstanding plus, in the case of any person with the right to acquire beneficial ownership of shares of common stock within 60 days of January 27, 2014, the number of such shares.

(2) Includes 20 shares of restricted common stock granted in 2011, also includes 4,114 shares of restricted common stock granted in 2012 for services rendered, of which 2,057 shares were issued on the date of grant (December 7, 2012) and 2,057 shares issued on February 28, 2013.

(3) Includes 680 shares of restricted common stock. Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 342 share restricted stock grant of which 171 shares vest on December 31, 2014 and 171 shares vest on December 31, 2015.

(4) Includes 680 shares of restricted common stock. Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 342 share restricted stock grant of which 171 shares vest on December 31, 2014 and 171 shares vest on December 31, 2015.

(5) Includes 561 shares of restricted common stock. Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 264 share restricted stock grant of which 132 shares vest on December 31, 2014 and 132 shares vest on December 31, 2015.

(6) Mr. Benjamin Black is a beneficiary of the Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black (the “Benjamin Trust”) and the Black Family 1997 Trust (the “1997 Trust”). John J. Hannan is the trustee of the Benjamin Trust and the 1997 Trust and has the sole voting, investment and dispositive power with respect to the shares held by the Benjamin Trust and the 1997 Trust. Mr. Benjamin Black disclaims any beneficial ownership of the shares of common stock held by the Benjamin Trust and the 1997 Trust.

Includes 596 shares of restricted common stock. Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 333 share restricted stock grant of which 167 shares vest on December 31, 2014 and 166 shares vest on December 31, 2015.

(7) Mr. Joshua Black is a beneficiary of the Leon D. Black Trust UAD 11/30/92 FBO Joshua Black (the “Joshua Trust”) and the 1997 Trust.  John J. Hannan is the trustee of the Joshua Trust and the 1997 Trust and has the sole voting, investment and dispositive power with respect to the shares held by the Joshua Trust and the 1997 Trust. Mr. Joshua Black disclaims any beneficial ownership of the shares of common stock held by the Joshua Trust and the 1997 Trust.

Includes 596 shares of restricted common stock. Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 333 share restricted stock grant of which 167 shares vest on December 31, 2014 and 166 shares vest on December 31, 2015.

 (8) Includes 561 shares of restricted common stock. Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 264 share restricted stock grant of which 132 shares vest on December 31, 2014 and 132 shares vest on December 31, 2015.

(9) Includes 1,661 shares of common stock directly owned by John J. Hannan. Also includes 157 shares of common stock representing the first interest payment in respect of the 10% Senior Secured Convertible Promissory Notes held by the beneficial owner, which the Company elected to pay in common stock pursuant to the terms of such Note.

Also includes a 166 share restricted stock grant which vests on December 31, 2014, and a 333 share restricted stock grant of which 167 shares vest on December 31, 2014 and 166 shares vest on December 31, 2015.

As the trustee of each of the 1997 Trust, the Leon D. Black Trust UAD 11/30/92 FBO Alexander Black (the “Alexander Trust”), the Leon D. Black Trust UAD 11/30/92 FBO Victoria Black (the “Victoria Trust”), the Benjamin Trust and the Joshua Trust, Mr. Hannan is the beneficial owner of an additional 35,131 shares of common stock.

(10) Includes a 1,646 share restricted stock grant, of which 329 shares are vested and issued, 329 shares vest on each of January 12, 2014, January 12, 2015, January 12, 2016 and 330 shares vest on January 13, 2017.

(11) Includes a 1,646 share restricted stock grant, of which 329 shares are vested and issued, 329 shares vest on each of January 12, 2014, January 12, 2015, January 12, 2016 and 330 shares vest on January 13, 2017.

(12) Includes 15,320 shares of common stock directly beneficially owned by the 1997 Trust. John J. Hannan is the trustee of the 1997 Trust and has the sole voting, investment and dispositive power with respect to shares of common stock held by the 1997 Trust.

(13) Includes 6,308 shares of common stock directly owned by Mr. Leon D. Black.

(14) Includes 4,952 shares of common stock directly beneficially owned by the Alexander Trust. John J. Hannan is the trustee of the Alexander Trust and has the sole voting, investment and dispositive power with respect to the shares of common stock held by the Alexander Trust.

(15) Includes 4,952 shares of common stock directly beneficially owned by the Benjamin Trust. John J. Hannan is the trustee of the Benjamin Trust and has the sole voting, investment and dispositive power with respect to the shares of common stock held by the Benjamin Trust.

(16) Includes 4,952 shares of common stock directly beneficially owned by the Joshua Trust. John J. Hannan is the trustee of the Joshua Trust and has the sole voting, investment and dispositive power with respect to the shares of common stock held by the Joshua Trust.

(17) Includes 4,952 shares of common stock directly beneficially owned by the Victoria Trust. John J. Hannan is the trustee of the Victoria Trust and has the sole voting, investment and dispositive power with respect to the shares of common stock held by the Victoria Trust.

(18) Includes 6,671 shares of Common Stock directly beneficially owned by Black Family Partners LP. Also includes 4,706 shares of common stock representing the first interest payment in respect of the 10% Senior Secured Convertible Promissory Notes held by the beneficial owner, which the Company elected to pay in common stock pursuant to the terms of such Note.  Leon D. Black is a General Partner of Black Family Partners LP.  Leon D. Black is a General Partner of Black Family Partners LP.

(19) Includes 1,066 shares of common stock directly owned by Richard S. Ressler. Also includes 345 shares of common stock representing the first interest payment in respect of the 10% Senior Secured Convertible Promissory Notes held by the beneficial owner, which the Company elected to pay in common stock pursuant to the terms of such Note.  Richard Ressler is the President of Orchard Capital Corp. and the Manager of Orchard Investments LLC.

(20) Includes 8,633 shares of common stock directly owned by Orchard Investments, LLC (“Orchard”). Also includes 2,792 shares of common stock representing the first interest payment in respect of the 10% Senior Secured Convertible Promissory Notes held by the beneficial owner, which the Company elected to pay in common stock pursuant to the terms of such Note.

(21) The aggregate amount of common stock beneficially owned by Mr. Bengt Odner, a former director of the Company, is represented by 705 shares of common stock. In addition to the direct ownership listed herein, Mr. Odner has indirect beneficial ownership of 17,292 shares by way of Sedam Limited, a corporation organized under the laws of Cyprus, which is controlled by a trust of which Mr. Bengt Odner is the sole beneficiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. Federal income tax consequences of the rights offering to Holders (defined below) of our common stock. This discussion assumes that the Holders of our common stock and New Notes hold such common stock and New Notes as capital assets for U.S. Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to Holders that are U.S. persons, i.e., Holders, and does not address all aspects of U.S. Federal income taxation that may be relevant to Holders in light of their particular circumstances or to Holders who may be subject to special tax treatment under the Code, including, without limitation, Holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, Holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

For purposes of this discussion, a “Holder” is a beneficial owner of a right, New Note or converted common stock that is:

  an individual citizen or resident of the U.S.;
  a corporation (or any other entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Except as modified for estate tax purposes, the term "non-U.S. holder" means a beneficial owner of a right, New Note or converted common stock that is an individual, a corporation, an estate or a trust that is not a Holder. This discussion does not apply to non-U.S. holders.

This summary is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular Holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. Federal income tax consequences of the rights offering or the related New Note issuance. The following summary does not address the tax consequences of the rights offering or the related New Note issuance under foreign, state, or local tax laws. Accordingly, each Holder of our common stock should consult its tax advisor with respect to the particular tax consequences of the rights offering and the related New Note issuance to such Holder.

Summary of the Tax Consequences with Respect to Our Subscription Rights

The U.S. Federal income tax consequences to a Holder of our common stock of the receipt and exercise of subscription rights under this rights offering will be as follows:

  Receipt. The rights are granted to Holders of common stock at no cost to such Holders and are non-transferrable. Each right entitles a Holder of the right to purchase a New Note at a cost equal to the $80.53 aggregate principal amount of a New Note. We intend to treat each Holder as receiving a distribution with respect to such Holder’s shares of common stock in an amount equal to the fair market value of the rights received by such Holder on the date of distribution to the extent of the New Notes that may be purchased. We have assumed that the fair market value of the rights for U.S. Federal income tax purposes is zero or a nominal value, and based on such value, you should not have any tax consequences upon receipt of the rights. To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, you could recognize taxable income to such extent, which would be treated as a taxable dividend to the extent we have current or accumulated earnings and profits (see discussion below in “Dividends”).

  Basis and Holding Period of the Rights. If the fair market value of the rights allocable to the New Notes for U.S. Federal income tax purposes is zero, your basis in such rights will also be zero. To the extent that the IRS successfully asserts that the fair market value of the rights allocable to the New Notes is greater than zero, you would have a basis in such rights equal to such fair market value.

  Exercise of Rights. A holder will not recognize gain or loss upon the exercise of rights in the rights offering. Upon acquisition of New Notes through the exercise of rights you will generally have a tax basis in the New Notes equal to the subscription price paid for the New Notes increased by the basis, if any, of the rights for the New Notes, as discussed above. The holding period for the New Notes acquired through exercise of a right would begin on the date the right is exercised.

Summary of Tax Consequences with Respect to Our New Notes

The U.S. Federal income tax consequences to a Holder of our common stock of the purchase, ownership, disposition and conversion of New Notes will be as follows:

•        Debt Characterization of the New Notes. Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends upon the facts and circumstances surrounding the issuer and the terms and operation of the instrument. The IRS may assert that certain characteristics of the New Notes that may be received upon the exercise of the rights may cause the New Notes to be treated as equity for U.S. Federal income tax purposes. While the matter is not free from doubt, we intend to take the position that the New Notes will be treated as debt for U.S. Federal income tax purposes and this discussion assumes such treatment.

•        Sale, Exchange, Redemption, or other Disposition of New Notes. You will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a New Note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the New Note. For this purpose, your adjusted tax basis in a New Note should be equal to your initial tax basis in the New Note (determined in the manner described above). Any gain or loss recognized on a taxable disposition of the New Note will be capital gain or loss. If you are a non-corporate Holder and have held the New Note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

•        Conversion of New Notes into Shares of Common Stock. You will not recognize any income, gain or loss on the conversion of your New Notes for shares of common stock except to the extent of common stock that is considered attributable to accrued interest not previously included in your taxable income (which is taxable as ordinary income). The tax basis of the shares of common stock received upon a conversion will equal the adjusted tax basis of the New Note that was converted. Your holding period for such shares of common stock will include the period during which you held the New Notes. However, your tax basis in shares of the Common Stock considered attributable to any accrued interest generally will equal the amount of the accrued interest included in income, and the holding period for such Common Stock will begin on the date of conversion.

•        Constructive Distributions. The conversion rate of the New Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the Holders of the New Notes, however, will generally not be considered to result in a deemed distribution to you. It is possible that certain conversion rate adjustments provided in the New Notes (including, without limitation, adjustments in respect of taxable dividends to Holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. In such case, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to certain non-corporate Holders would be eligible for the preferential rates of U.S. Federal income tax. It is also unclear whether corporate Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. The Company does not have any intention in the foreseeable future to pay any cash dividends on its common stock.

Summary of Tax Consequences with Respect to Holding Our Common Stock

The U.S. Federal income tax consequences to a Holder of our common stock of the ownership and disposition of converted common stock will be as follows:

•Dividends. Although the Company does not expect to pay dividends, distributions, if any, with respect to shares of common stock acquired upon exercise of subscription rights will generally be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a Holder’s adjusted tax basis in such shares of common stock and thereafter, as gain from the sale of our common stock. A corporate Holder of our common stock who receives a dividend may be entitled to a dividends received deduction.

•Sale or Other Disposition. If a Holder sells or otherwise disposes of the shares of common stock acquired upon exercise of the subscription rights, such Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the Holder’s adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if a Holder’s holding period for the shares of common stock is more than one year. Long-term capital gain of a non-corporate Holder is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations under the Code.

Net Investment Income Tax

Under recently enacted legislation, certain Holders that are individuals, estates or trusts are subject to an additional 3.8% unearned income Medicare contribution tax on, among other things, gross dividend income on and net gains from the sale or other disposition of, stock (less certain deductions), in excess of certain thresholds, for taxable years beginning after December 31, 2012. For non-corporate Holders, this tax applies to the lesser of (i) “net investment income” (as defined in the Code) and (ii) the excess of “modified adjusted gross income” (as defined in the Code) over $200,000 (or $250,000 if married and filing jointly or $125,000 if married and filing separately). Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the New Notes and dividends (including constructive dividends), if any, on common stock and to the proceeds of a sale (or other disposition) of a New Note or common stock paid to you unless you are an exempt recipient such as a corporation or financial institution. Backup withholding may apply under certain circumstances if a Holder (1) fails to furnish his or her social security or its taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that such Holder is not subject to backup withholding and that such Holder is a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle a U.S. Holder to a refund with respect to) such Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Holland & Knight LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of MSCM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We filed a registration statement on Form S-1 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

Our common stock is traded on the OTCQB under the symbol “ESWW”.

Our website is located at www.eswgroup.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Disclosure of Commission Position
on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In addition, indemnification may be limited by state securities laws.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Environmental Solutions Worldwide, Inc.

We have audited the accompanying consolidated balance sheets of Environmental Solutions Worldwide, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s experience of negative cash flows from operations and its dependency upon future financing raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MSCM LLP

Toronto, Canada

March 19, 2013

701 Evans Avenue, 8th Floor,Toronto, Ontario,M9C 1A3, Canada

T (416) 626-6000, F (416) 626-8650, MSCM.CA

F1

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents (Note 4)	$253,998	$1,103,649
Accounts receivable, net of allowance
for doubtful accounts of $221,212 (2011 - $1,398) (Note 2)	1,322,320	1,204,734
Inventory, net of reserve of $252,473 (2011 - $223,007) (Note 5)	1,962,278	2,431,027
Prepaid expenses and sundry assets	133,438	295,211

Total current assets	3,672,034	5,034,621

Property, plant and equipment under construction (Note 6)	350,431	198,416

Property, plant and equipment, net of accumulated
depreciation of $2,735,691 (2011 - $6,867,760) (Note 6)	1,382,653	1,271,989

	$5,405,118	$6,505,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,457,091	$1,384,972
Accrued liabilities	487,852	592,760
Redeemable Class A special shares (Note 7)	-	453,900
Customer deposits	73,078	-
Current portion of loan payable (Note 8)	68,926	-
Current portion of capital lease obligation	-	1,241

Total current liabilities	2,086,947	2,432,873

Long-term liabilities
Loan payable (Note 8)	404,207	-

Total liabilities	2,491,154	2,432,873

Commitments and Contingencies (Note 14)

Stockholders' Equity (Notes 10 and 11)
Common stock, $0.001 par value, 250,000,000 (2011 - 250,000,000)
shares authorized; 224,098,447 (2011 - 219,450,447)
shares issued and outstanding	224,098	219,450
Additional paid-in capital	56,856,061	56,606,629
Accumulated other comprehensive income	344,183	344,183
Accumulated deficit	(54,510,378)	(53,098,109)

Total stockholders' equity	2,913,964	4,072,153

	$5,405,118	$6,505,026
Going concern ( Note 1)
Subsequent events (Note 18)

The accompanying notes are an integral part of these consolidated financial statements.

F2

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31,
	2012	2011
Revenue	$10,526,323	$11,885,665

Cost of revenue (Note 2)	6,940,610	9,712,850

Gross profit	3,585,713	2,172,815

Operating expenses
Marketing, office and general expenses	3,317,720	3,891,814
Restructuring charges	-	1,385,685
Research and development costs (Note 2)	759,847	692,977
Officers' compensation and directors' fees (Note 13)	797,863	700,140
Consulting and professional fees	268,952	336,523
Foreign exchange loss	72,517	248,306
Depreciation and amortization (Note 6)	203,811	366,266
Loss on impairment of property, plant and equipment, net (Note 6)	31,172	163,668

	5,451,882	7,785,379

Loss from operations	(1,866,169)	(5,612,564)

Gain on deconsolidation of subsidiary (Note 7)	453,900	-
Change in fair value of exchange feature liability (Notes 12 and 13)	-	(578,739)
Interest on notes payable to related parties (Notes 12 and 13)	-	(126,850)
Interest accretion expense (Note 12)	-	(3,506,074)
Financing charge on embedded derivative liability (Note 12)	-	(485,101)
Gain on convertible derivative (Note 12)	-	1,336,445
Bank fees related to credit facility covenant waivers	-	(154,205)

Net loss	(1,412,269)	(9,127,088)

Other comprehensive loss:
Foreign currency translation of Canadian subsidiaries	-	(102,366)

Net loss and comprehensive loss	$(1,412,269)	$(9,229,454)

Net loss per share (basic and diluted) (Note16)	$(0.01)	$(0.05)

Weighted average number of shares outstanding (basic and diluted) (Note16)	219,666,098	170,818,147

The accompanying notes are an integral part of these consolidated financial statements.

F3

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

				Accumulated Other		Total
	Common Stock		Additional	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Paid-In Capital	Income	Deficit	Equity

Balance, January 1, 2011	129,463,767	$129,463	$43,567,531	$446,549	$(43,971,021)	$172,522

Net loss	-	-	-	-	(9,127,088)	(9,127,088)

Stock-based compensation (Notes 10 and 11)	816,668	817	179,944	-	-	180,761

Foreign currency translation of Canadian subsidiaries	-	-	-	(102,366)	-	(102,366)

Shares issued for prior transactions	22,500,000	22,500	5,344,830	-	-	5,367,330

Subscription of common stock	66,670,012	66,670	7,933,734	-	-	8,000,404

Right offering costs	-	-	(419,410)	-	-	(419,410)

Balance, December 31, 2011	219,450,447	219,450	56,606,629	344,183	(53,098,109)	4,072,153

Net loss	-	-	-	-	(1,412,269)	(1,412,269)

Stock-based compensation (Notes 10 and 11)	4,648,030	4,648	249,432	-	-	254,080

Balance, December 31, 2012	224,098,477	$224,098	$56,856,061	$344,183	$(54,510,378)	$2,913,964

The accompanying notes are an integral part of these consolidated financial statements.

F4

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
	2012	2011

Net loss	$(1,412,269)	$(9,127,088)

Adjustments to reconcile net loss to net cash used in operating activities:
Interest accretion expense	-	3,506,074
Change in fair value of exchange feature liability	-	578,739
Financing charge on embedded derivative liability	-	485,101
Loss on disposal of inventory	-	404,500
Reserve on inventory obsolescence	252,473	223,007
Depreciation of property, plant and equipment	586,196	718,884
Loss on impairment of property, plant and equipment	44,838	295,238
Interest on notes payable to related party	-	126,850
Stock-based compensation	254,080	179,944
Amortization of patents and trademarks	-	16,145
Provision for doubtful accounts	218,952	-
Gain on disposal of property and equipment	(13,666)	(131,570)
Gain on convertible derivative	-	(1,336,445)
Gain on deconsolidation of subsidiary	(453,900)	-

	888,973	5,066,467
Increase (decrease) in cash flows from operating activities resulting from changes in:
Accounts receivable	(336,538)	1,168,397
Inventory	216,276	1,362,672
Prepaid expenses and sundry assets	161,773	(53,998)
Accounts payable and accrued liabilities	(256,408)	(1,030,904)
Customer deposits	73,078	(29,322)

	(141,819)	1,416,845

Net cash used in operating activities	(665,115)	(2,643,776)

Investing activities:
Proceeds from sale of property and equipment	13,666	131,570
Acquisition of property, plant and equipment	(625,731)	(233,337)
Addition to property, plant and equipment under construction	(44,363)	(150,618)

Net cash used in investing activities	(656,428)	(252,385)

Financing activities:
Proceeds from notes payable to related parties	-	4,000,000
Proceeds from loan payable	500,000	-
Repayment of loan payable	(26,867)	-
Rights offering cost	-	(419,410)
Issuance of common stock	-	3,857,997
Repayment of bank loan	-	(3,434,075)
Repayment of capital lease obligation	(1,241)	(3,800)

Net cash provided by financing activities	471,892	4,000,712

Net change in cash and equivalents	(849,651)	1,104,551

Foreign exchange gain on foreign operations	-	(14,230)

Cash and cash equivalents, beginning of year	1,103,649	13,328

Cash and cash equivalents, end of year	$253,998	$1,103,649

Supplemental disclosures:
Cash interest paid	$6,421	$-
Property, plant and equipment included in accounts payable	$223,619	$-
Other non-cash conversion of loans and related interest	$-	$4,126,850
Reclassification of convertible derivative and exchange
liabilities to equity	$-	$4,861,256
Conversion of accrued expenses to equity	$-	$16,374

The accompanying notes are an integral part of these consolidated financial statements.

F5

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE 1 - NATURE OF BUSINESS AND GOING CONCERN

Environmental Solutions Worldwide, Inc. (the "Company" or "ESW") through its wholly-owned subsidiaries is engaged in the design, development, manufacturing and sales of emissions control technologies. ESW also provides emissions testing and environmental certification services with its primary focus on the North American on-road and off-road diesel engine, chassis and after-treatment market. ESW currently manufactures and markets a line of catalytic emission control and enabling technologies for a number of applications focused on the retrofit market.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which contemplates continuation of the Company as a going concern.

The Company has sustained recurring operating losses. As of December 31, 2012, the Company had an accumulated deficit of $54,510,378 and cash and cash equivalents of $253,998. During the fiscal year 2011 there were significant changes made to ESW’s business. These changes in operations, the relocation of the Company’s operations, and the prevailing economic conditions all create uncertainty in the operating results and, accordingly, there is no assurance that the Company will be successful in generating sufficient cash flow from operations or achieving profitability in the near future. As a result, there is substantial doubt regarding the Company's ability to continue as a going concern. The Company may require additional financing to fund its continuing operations. Financing may not be available at acceptable terms or may not be available at all. The Company's ability to continue as a going concern is dependent on obtaining additional financing and achieving and maintaining a profitable level of operations.

On February 17, 2011 and May 3, 2011, the Company raised a total of $4 million through the issuance of unsecured subordinated promissory notes (the “Notes”) to certain shareholders, including deemed affiliates of certain members of the Board of Directors (the “Board”) of the Company. Proceeds from the Notes funded working capital related to its 2011 sales, capital investments and other general corporate purposes.

Effective May 10, 2011, the Company entered into an Investment Agreement with certain of its current shareholders and subordinated lenders under unsecured promissory notes (the “Bridge Lenders") for an aggregate amount of $4 million. As per the Investment Agreement, the Bridge Lenders agreed to provide a backstop commitment (the "Backstop Commitment") to a rights offering targeted by the Company to raise up to $8 million (the “Qualified Offering"). Under the Backstop Commitment, the Bridge Lenders agreed to purchase any shares offered in the Qualified Offering that were not purchased by the Company's shareholders of record, after giving effect to any oversubscriptions.

Effective June 30, 2011, the Company completed the Qualified Offering. The Company's shareholders subscribed to 38,955,629 shares including oversubscriptions. Under the Qualified Offering, shareholders subscribed to $4.7 million, which was subscribed for via cash ($1.9 million), and the exchange of principal and accrued interest on the Notes and the Bridge Loan Notes (approximately $2.8 million). Under the Backstop Commitment, the Bridge Lenders purchased 27,714,385 shares of common stock at a price of $0.12 per share for approximately $3.3 million, of which $2.0 million was paid in cash and $1.3 million was paid for through the exchange of the balance of principal and accrued interest due on the Notes. As a result of these transactions, the Company satisfied its obligations with the Bridge Lenders and effectively cancelled the Notes effective June 30, 2011.

Effective July 18, 2011, ESW’s wholly-owned subsidiary ESW Canada Inc. (“ESWC”) paid its senior lender the amount of $1.5 million (Canadian dollars) from the proceeds of the Qualified Offering to liquidate the outstanding balance on the bank loan. The senior lender has discharged all liens, encumbrances and securities against the Company and its subsidiaries and cancelled the June 30, 2010 demand revolving credit facility agreement.

Effective May 1, 2012, the Company’s wholly owned subsidiary ESW America Inc. (“ESWA”) received a $280,787 low interest loan from the Machinery and Equipment Loan Fund (“MELF”), which is administered by the Pennsylvania Department of Community and Economic Development. Effective November 13, 2012, ESWA received the second draw down of $219,213 low interest loan from MELF. Proceeds from the loan were used to purchase and upgrade equipment at the air testing facility.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, ESWA, ESW Technologies Inc. ("ESWT"), ESWC and Technology Fabricators Inc. (“TFI”). All inter-company transactions and balances have been eliminated on consolidation. Amounts in the consolidated financial statements are expressed in U.S. dollars.

F6

Effective February 3, 2012, BBL Technologies Inc. (“BBL”), a non-operating subsidiary, filed for bankruptcy in the Province of Ontario, Canada. At the time of filing, BBL had no assets but had issued and outstanding redeemable Class A special shares. The Company did not provide any guarantee in relation to these redeemable Class A special shares. As a result of BBL’s filing for bankruptcy, the Company lost its control over BBL and has deconsolidated BBL from the consolidated financial statements on the filing date. The Company recorded a $453,900 gain in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2012, upon deconsolidation of BBL.

ESTIMATES

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates. Significant estimates include amounts for inventory valuation, impairment of property plant and equipment, share-based compensation, valuation of the stock options and warrants, accrued liabilities and accounts receivable exposures.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past-due accounts. An allowance for doubtful accounts is estimated and recorded based on management's assessment of the credit history with the customer and current relationships with them. On this basis management has determined that an allowance for doubtful accounts of $221,212 and $1,398 was appropriate as of December 31, 2012 and 2011, respectively.

INVENTORY

Inventory is stated at the lower of cost or market determined using the first-in first-out method. Inventory is periodically reviewed for use and obsolescence, and adjusted as necessary. Inventory consists of raw materials, work-in-progress, finished goods and parts.

PROPERTY, PLANT AND EQUIPMENT UNDER CONSTRUCTION

The Company capitalizes customized equipment built to be used in the future day to day operations at cost. Once complete and available for use, the cost for accounting purposes is transferred to property, plant and equipment, where normal depreciation rates apply.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, generally 5 to 7 years. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows the Accounting Standards Codification (“ASC”) Topic 360, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets' carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss, represented by the difference between its fair value and carrying value, is recognized. Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. Management reviewed certain assets for impairment in the first quarter of 2012 (see Note 6 for details).

FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

Included in the ASC Topic 820 framework is a three-level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs which are as observable as possible and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and loan payable approximate fair value because of their short-term nature or current market rate for the loan payable with a fixed rate. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

F7

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

REVENUE RECOGNITION

The Company derives revenue primarily from the sale of its catalytic products. In accordance with Staff Accounting Bulletin No. 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed or determinable and collection is reasonably assured.

The Company also derives revenue (less than 7.3% and 4.9% of total revenue during the years ended December 31, 2012 and 2011, respectively) from providing emissions testing and environmental certification services. Revenue is recognized upon delivery of testing services when persuasive evidence of an arrangement exists and collection of the related receivable is reasonably assured.

LOSS PER COMMON SHARE

Loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Common stock equivalents are excluded from the computation of diluted loss per share when their effect is anti-dilutive.

INCOME TAXES

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company's estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of the related assets and liabilities in the period in which such events occur.

Such adjustments may have a material impact on ESW's income tax provision and results of operations.

SHIPPING AND HANDLING COSTS

The Company’s shipping and handling costs of $104,961 and $138,815 are included in cost of revenue for the years ended December 31, 2012 and 2011, respectively. Additionally, the Company has recorded recoveries of these costs amounting to $86,101 and $77,963, which are included in revenue for the years ended December 31, 2012 and 2011, respectively.

RESEARCH AND DEVELOPMENT

The Company is engaged in research and development work. Research and development costs are charged as operating expense of the Company as incurred. Any grant money received for research and development work is used to offset these expenditures. For the years ended December 31, 2012 and 2011, the Company expensed $759,847 and $692,977 net of grant revenues, respectively, towards research and development costs. For the years ended December 31, 2012 and 2011, gross research and development expense, excluding any offsetting grant revenues, amounted to $759,847 and $971,689, respectively, and grant money amounted to $0 and $278,712, respectively.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company and its foreign subsidiaries is the U.S. dollar. All of the Company’s revenue and materials purchased from suppliers are denominated in or linked to the U.S. dollar. Transactions denominated in currencies other than a functional currency are converted to the functional currency on the transaction date, and any resulting assets or liabilities are further translated at each reporting date and at settlement. Gains and losses recognized upon such translations are included within foreign exchange gain (loss) in the consolidated statements of operations and comprehensive loss.

Effective October 1, 2011, ESW changed the functional currency for its Canadian operations from the Canadian dollar to the U.S. dollar. The change in functional currency was applied on a prospective basis. The U.S dollar translated amounts of nonmonetary assets and liabilities at October 1, 2011 became the historical accounting basis for those assets and liabilities at October 1, 2011. Until the point of transition a cumulative translation adjustment of $102,366 was recognized in other comprehensive income, as a result of the change, losses of $186,812 were recognized through net income and were included in foreign exchange loss on the consolidated statements of operations and comprehensive loss. Since the accumulated other comprehensive income related only to foreign currency translation adjustments the full amount of accumulated other comprehensive income of $344,183 was reclassified into accumulated deficit. Upon the dissolution, sale, or wind-up of the Canadian subsidiary, this amount will be recognized in the consolidated statement of operations and comprehensive loss.

F8

PRODUCT WARRANTIES

The Company provides for estimated warranty costs at the time of sale and accrues for specific items at the time their existence is known and the amounts are determinable. The Company estimates warranty costs using standard quantitative measures based on industry warranty claim experience and evaluation of specific customer warranty issues. The Company currently estimates warranty costs as 2% of revenue. As of December 31, 2012 and 2011, $143,564 and $192,674, respectively, was accrued as warranty provision and included in accrued liabilities. For the years ended December 31, 2012 and 2011, the total warranty, service, service travel and installation costs included in cost of revenue were $265,936 and $272,966, respectively.

SEGMENT REPORTING

ESW operates in two reportable segments. ASC 280-10, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in the Company’s consolidated financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. ESW’s operating segments include manufacturing operations and air testing services (see Note 15). ESW’s chief operating decision maker is the Company’s Executive Chairman.

RESTRUCTURING CHARGES

In 2011, ESW underwent a significant restructuring of its operations. ESW recognizes restructuring expenses as they are incurred. ESW also evaluated the inventory and property, plant and equipment associated with restructuring actions for impairment. Asset impairment and accelerated depreciation expenses primarily relate to inventory write-downs for rationalized products and adjustments in the carrying value of the closed facilities to the Company’s estimated fair value. In addition, the remaining useful lives of other property, plant and equipment associated with the related operations were re-evaluated based on the respective plan, resulting in the impairment of certain assets. In accordance with ASC 420-10-25-11 costs to terminate an operating lease arise when a lessee will either: (a) terminate an operating lease; or (b) if it is unable to terminate the lease, discontinue its use of the asset and continue to make lease payments over the remaining term of the lease without benefit. When the lease will be terminated, the lessee should recognize a liability for the cost of terminating the lease at the time the lease is terminated. If the lease will not be terminated and the lessee will continue to incur costs under the lease without future benefit, the lessee should recognize a liability on the cease-use date (the date the lessee discontinues its use of the asset). In accordance with paragraphs 420-10-30-7 through 30-9, a liability for the remaining lease rentals, reduced by actual (or estimated) sublease rentals, would be recognized and measured at its fair value at the cease-use date. In accordance with paragraphs 420-10-35-1 through 35-4, the liability would be adjusted for changes, if any, resulting from revisions to estimated cash flows after the cease-use date, measured using the credit-adjusted risk-free rate that was used to measure the liability initially.

As disclosed in Note 14, the Company entered into an agreement with its former landlord for the full release of any future obligations under the lease agreement.

COMPARATIVE FIGURES

Certain 2011 figures have been reclassified to conform to the current financial statement presentation.

Effective October 1, 2011, ESW changed the functional currency for its Canadian operations from the Canadian dollar to the U.S. dollar. The change in functional currency was applied on a prospective basis. The U.S. dollar translated amounts of nonmonetary assets and liabilities at October 1, 2011 became the historical accounting basis for those assets and liabilities at October 1, 2011. On the same date, the cumulative translation adjustment of $344,183 was reclassified into accumulated deficit. As of December 31, 2012, the Company considered that the cumulative translation adjustment of $344,183 should be presented separately within the equity section and, accordingly, reclassified the 2011 balance to conform to the current year’s presentation. Upon the dissolution, sale, or wind-up of the Canadian subsidiary, this amount will be recognized in the consolidated statement of operations and comprehensive loss.

NOTE 3 - RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENT

In June 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-5 - "Comprehensive Income - Presentation of Comprehensive Income". This statement removed the presentation of comprehensive income in the statement of changes in stockholders’ equity. The only two allowable presentations are below the components of net income in a statement of comprehensive income or in a separate statement of comprehensive income that begins with total net income. The guidance was effective for interim or annual reporting periods beginning after December 15, 2011. The adoption of this ASU had no effect on the Company’s consolidated financial statements.

F9

NOTE 4 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of 90 days or less at the date of purchase. At December 31, 2012 and 2011, all of the Company's cash and cash equivalents consisted of cash.

NOTE 5 – INVENTORY

Inventory consists of:

	December 31,	December 31,
Inventory	2012	2011
Raw materials	$914,310	$846,113
Work-in-process	1,234,375	1,705,346
Finished goods	28,660	102,575
Parts	37,406	-
	2,214,751	2,654,034
Less: reserve for inventory obsolescence	(252,473)	(223,007)
Total	$1,962,278	$2,431,027

The Company recorded a reserve for inventory write-downs amounting to $252,473 and $223,007 for the years ended December 31, 2012 and 2011, respectively, related to certain inventory that was impaired as a result of the restructuring and product changes. The Company disposed of certain inventory to recover cash, resulting in a loss on disposal of $0 and $415,041 for the years ended December 31, 2012 and 2011, respectively.

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,	December 31,
Classification	2012	2011
Plant, machinery and equipment	$3,164,175	$6,294,458
Office equipment	75,572	357,717
Furniture and fixtures	2,893	449,147
Vehicles	-	25,604
Leasehold improvements	875,704	1,012,823
	4,118,344	8,139,749

Less: accumulated depreciation	(2,735,691)	(6,867,760)
	$1,382,653	$1,271,989
	For the years ended
	December 31,	December 31,
Depreciation Expense	2012	2011
Depreciation expense included in cost of revenue	$332,664	$271,563
Depreciation expense included in operating expenses	203,811	350,121
Depreciation expense included in research and development costs	49,721	97,200
Total depreciation expense	$586,196	$718,884

At December 31, 2012 and 2011, the Company had $350,431 and $198,416, respectively, of customized equipment under construction.

During the year ended December 31, 2012, the Company recognized an impairment loss for furniture, fixtures and office equipment located at its Canadian facility. The recovery from the sale of furniture, fixtures and office equipment was nominal and, accordingly, the Company has valued these assets as $0 and recorded an impairment loss equal to the full amount of their carrying value.

Certain property and equipment are used as a collateral for borrowings under the MELF facility (Note 8).

F10

The details of impairment loss recognized are summarized in the following table:

	For the years ended
	December 31,	December 31,
Asset grouping	2012	2011
Plant and machinery	$-	$180,993
Leasehold improvements	-	93,328
Furniture and fixtures (Abandonment)	1,842	-
Office equipment (Held for sale)	2,182	36,983
Computer hardware (Held for sale)	18,905	-
Computer software (Held for sale)	21,909	-
Total impairment loss recognized	44,838	311,304

Effect of exchange rate fluctuations	-	(16,066)
Gain on disposal of plant and machinery	(13,666)	(131,570)
Net impairment loss recognized	$31,172	$163,668

NOTE 7 - REDEEMABLE CLASS A SPECIAL SHARES

At December 31, 2011, the redeemable Class A special shares that were issued by the Company's wholly-owned subsidiary, BBL, without par value, were redeemable on demand by the holder of the shares, which is a private Ontario Corporation, at $700,000 Canadian (historically translated to $453,900 at December 31, 2011). On February 3, 2012, BBL filed for bankruptcy and the redeemable Class A special shares were subsequently cancelled.

NOTE 8 - LOAN PAYABLE

On April 25, 2012, the Company’s wholly-owned subsidiary ESWA entered into the MELF Facility with the Commonwealth of Pennsylvania for up to $500,000 for the purchase of equipment and related purchases. Two (2) draw-downs were permitted under the MELF Facility by ESWA. The first draw-down of $280,787 was made under the MELF Facility in connection with equipment purchased by ESWA on April 25, 2012 (the “Closing Date”). ESWA made one (1) additional draw-down of $219,213 on November 13, 2012 per the terms of the MELF Facility so that the aggregate amount borrowed under the MELF Facility amounts to $500,000. Terms of the MELF Facility include initial interest at three (3%) percent per annum with monthly payments and full repayment of the MELF Facility on or before the first day of the eighty fifth (85) calendar month following the Closing Date. As part of the loan agreement, within three years from the Closing Date ESWA is required to create, or retain, at its current location a certain number of jobs that is specified in the loan application. A breach by ESWA in the creation or maintenance of these jobs shall be considered an event of default under the MELF Facility. In the event ESWA defaults on any payments, the MELF Facility may be accelerated with full payment due along with certain additional modifications including the increase in interest to twelve and one half (12 1/2%) percent. The loan is secured by certain property and equipment and corporate guarantee of the Company.

As of December 31, 2012 and 2011, the loan payable amounted to $473,133 and $0, respectively. For the year ended December 31, 2012 and 2011, the Company paid interest amounting to $6,421 and $0 on the loan and also repaid principal in the amount of $26,867 and $0, respectively.

Loan maturities based on outstanding principal are as follows:

Year Ending December 31,	Amount
2013	$68,926
2014	71,022
2015	73,182
2016	75,408
Thereafter	184,595
Total	$473,133

F11

NOTE 9 - INCOME TAXES

As of December 31, 2012, there are tax loss carry forwards for Federal income tax purposes of approximately $40,939,073 available to offset future taxable income in the United States. The tax loss carry forwards expire in various years through 2032. The Company does not expect to incur a Federal income tax liability in the foreseeable future. Accordingly, a valuation allowance for the full amount of the related deferred tax asset of approximately $14,328,675 has been established until realizations of the tax benefit from the loss carry forwards meet the "more likely than not" criteria.

Originating	Loss
Year	Carryforward
1999	$407,067
2000	2,109,716
2001	2,368,368
2002	917,626
2003	637,458
2004	1,621,175
2005	2,276,330
2006	3,336,964
2007	3,378,355
2008	3,348,694
2009	2,927,096
2010	2,269,987
2011	2,393,112
2012	12,947,125
Total	$40,939,073

Additionally, as of December31, 2012, the Company's two wholly-owned Canadian subsidiaries had non-capital tax loss carry forwards of approximately $4,133,242 available to be used, in future periods, to offset taxable income. The loss carry forwards expire in 2031. The deferred tax asset of approximately $1,033,310 has been fully offset by a valuation allowance until realization of the tax benefit from the non-capital tax loss carry forwards are more likely than not.

The reconciliation of the difference between the income tax provision using the statutory tax rates and the effective tax rate is as follows:

	For the years ended
	December 31,	December 31,
	2012	2011
Statutory tax rates:
U.S.	35.00%	35.00%
Canada	26.25%	26.50%

Income (loss) before income taxes
U.S.	$(13,201,205)	$(5,799,781)
Canada	11,788,936	(3,327,307)
	$(1,412,269)	$(9,127,088)
Expected tax recovery at statutory tax rates	$(1,525,826)	$(2,945,043)
Differences in income taxes resulting from:
Depreciation and impairment (foreign operations)	(110,279)	138,779
Change in fair value of exchange feature liability	-	202,559
Financing charge on embedded derivative liability	-	169,785
Stock-based compensation	88,928	62,980
Gain on convertible derivative	-	(467,756)
Long-term debt interest expense accretion	-	1,227,126
	(1,547,177)	(1,611,570)
Benefit of losses not recognized	1,547,177	1,611,570
Income tax provision per consolidated financial statements	$-	$-

F12

Components of deferred income tax assets are as follows:

	December 31,	December 31,
	2012	2011
Property, plant and equipment	$-	$488,494
Tax loss carryforwards	15,361,985	13,255,075
	15,361,985	13,743,569
Valuation allowance	(15,361,985)	(13,743,569)
Carrying value	$-	$-

Valuation allowances reflect the deferred tax benefits that management is uncertain about regarding the Company's ability to utilize in the future.

Based on the Company’s current tax loss position tax benefits to be recognized is more-likely-than-not to be sustained upon examination by taxing authorities. The Company does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

The Company will recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of operations and comprehensive loss. Accrued interest and penalties will be included within the related tax liability line in the consolidated balance sheets.

In many cases the Company's uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2012:

United States – Federal	2008 – present
United States – State	2008 – present
Canada – Federal	2009 – present
Canada – Provincial	2009 – present

NOTE 10 - STOCKHOLDERS' EQUITY

Effective November 6, 2011, the Board approved restricted stock grants to 7 board members under the 2010 stock incentive plan, as per the terms of the grant each of the 7 Board members will receive 150,000 shares vesting in equal parts on December 31, 2011, December 31, 2012 and December 31, 2013 subject to the execution of the requisite grant agreements. The Board also approved restricted stock grants to 2 Board members for serving as chair to various committees. As per the terms of the grant each of the 2 board members will receive 200,000 shares vesting immediately subject to the execution of the requisite grant agreements. Stock-based compensation expense will be recorded as of the vesting terms of the grants. Of the vested shares 700,000 restricted shares of common stock have been issued as of December 31, 2012.

Effective December 10, 2012, the Board approved a one-time grant of 8,229,392 shares of restricted common stock from treasury to a member of the Company’s Board for services rendered as Executive Chairman, 4,114,696 shares of which were issued upon the date of grant, and 4,114,696 shares of which were issued on February 28, 2013. The shares of common stock were issued from treasury not under the Company’s 2010 stock incentive plan.

Effective December 31, 2012, the Company issued 83,334 restricted shares of common stock to two board members in lieu of outstanding board fees under the 2010 stock incentive plan.

Effective December 31, 2012, the Company issued 450,000 restricted shares of common stock to seven board members in connection with restricted stock grants under the 2010 stock incentive plan.

On July 15, 2011, as a result of the closing of the rights offering effective June 30, 2011, the Company issued 89,170,012 shares of common stock.

Effective November 6, 2011, the Company issued 400,000 restricted shares of common stock to two board members in connection with restricted stock grants under the 2010 stock incentive plan.

Effective November 6, 2011, the Company issued 166,668 restricted shares of common stock to four board members in lieu of outstanding board fees under the 2010 stock incentive plan.

Effective December 31, 2011, the Company issued 250,000 restricted shares of common stock to five board members in connection with restricted stock grants under the 2010 stock incentive plan.

F13

Shares of restricted common stock issued above were valued at the quoted market price on the dates of grant. During the years ended December 31, 2012 and 2011, $171,244 and $67,037, respectively, has been recorded in the consolidated statements of operations and comprehensive loss for the fair value of each grant of restricted common shares.

NOTE 11 - STOCK OPTIONS AND WARRANT GRANTS

On April 15, 2010, the Board granted an aggregate award of 900,000 stock options to a former executive officer and former director and one director. The options vest over a period of three years with an exercise price of $0.65 (fair market value of the Company's common stock as of the date of grant) with expiry of five years from the date of award. Effective February 7, 2011, with the resignation of a director, the unvested portion of the stock options was cancelled as a result of the resignation. At December 31, 2012, the Company had $20,709 of unrecognized stock option expense related to the non-vested stock options.

A summary of option transactions, including those granted pursuant to the terms of certain employment and other agreements, is as follows:

	Stock	Weighted
	purchase	average
Details	options	exercise price
Outstanding, January 1, 2011	3,600,000	$0.68
Granted	475,000	$0.12
Expired or cancelled	(500,000)	$(0.73)
Outstanding, December 31, 2011	3,575,000	$0.60
Expired or cancelled	(2,400,000)	$(0.65)
Outstanding, December 31, 2012	1,175,000	$0.50

At December 31, 2012 and 2011, the outstanding options had a weighted average remaining life of 23 months and 13 months, respectively.

No stock options were granted for the year ended December 31, 2012. The weighted average fair value of options granted during 2011 was $0.05 and was estimated using the Black-Scholes option pricing model, using the following assumptions:

2011
Expected volatility	114%
Risk-free interest rate	0.42%
Expected life	3.16 years
Dividend yield	0.00%
Forfeiture rate	0.00%

The Black-Scholes option-pricing model used by the Company to calculate options and warrant values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock purchase options and warrants. The model also requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

During the years ended December 31, 2012 and 2011, $82,836 and $113,704, respectively, has been recorded in the consolidated statements of operations and comprehensive loss for stock option expense.

At December 31, 2012, the Company had outstanding options as follows:

Number of	Exercise
Options	Price	Expiration date
100,000	$1.00	February 8, 2013
250,000	$0.27	August 6, 2013
600,000	$0.65	April 15, 2015
225,000	$0.12	June 30, 2016
1,175,000

F14

Warrants issued in connection with various private placements of equity securities are treated as a capital transaction and no income statement recognition is required. A summary of warrant transactions is as follows:

		Weighted average
Details	Warrant shares	exercise price
Outstanding, January 1, 2011 and December 31, 2011	1,545,000	$0.65
Granted	--	$--
Exercised	--	$--
Expired	(1,545,000)	$0.65
Outstanding, December 31, 2012	--	$--

No warrants were issued during the years ended December 31, 2012 and 2011.

NOTE 12 – EXPENSES RELATING TO ISSUANCE OF NOTES PAYABLE AND 2010 DEBENTURES

In connection with the issuance of unsecured subordinated notes payables and the Qualified Offering disclosed in Note 1, the Company recognized the following expenses for the year ended December 31, 2011:

•        Interest expense on notes payable to related parties of $126,850;

•        Interest accretion expense of $3,506,074 representing the full discount on the $4 million notes, as a portion of the proceeds from the issuance of notes were allocated to an embedded derivative liability in the amount of $3,506,074; and

•        The Company recognized a financing charge on embedded derivative liability of $485,101 and a gain on convertible derivative of $1,336,445, both of which also relate to the notes payable.

The Company recognized a loss in fair value of exchange feature liability of $578,739. The exchange feature liability was related to certain convertible debentures issued in 2010 with anti-dilution provisions. Concurrent with the closing of the Qualified Offering, the anti-dilution agreements were also closed.

NOTE 13 - RELATED PARTY TRANSACTIONS

In addition to fees and salaries as well as reimbursement of business expenses, transactions with related parties include:

•        On April 19, 2011, the Company's Board ratified a Services Agreement (the "Orchard Agreement") between the Company and Orchard Capital Corporation ("Orchard") which was approved by the Company's Compensation Committee and was effective January 30, 2011. Under the Orchard Agreement, Orchard agreed to provide services that may be mutually agreed to by and between Orchard and the Company including those duties customarily performed by the Chairman of the Board and executive of the Company as well as providing advice and consultation on general corporate matters and other projects as may be assigned by the Company's Board as needed. Orchard is controlled by Richard Ressler. Certain affiliated entities of Orchard as well as Richard Ressler own shares of the Company. During the years ended December 31, 2012 and 2011, management fees charged to operations amounted to $300,000 and $275,000, respectively.

•        Mr. Nitin Amersey, a director of the Company, is listed as a control person with the Securities and Exchange Commission of Bay City Transfer Agency Registrar Inc., the Company's transfer agent, and of Freeland Venture Resources Inc., which provides Edgar filing services to the Company. During the years ended December 31, 2012 and 2011, the Company incurred fees to these entities controlled by Mr. Amersey amounting to $11,296 and $18,054, respectively.

•        During the years ended December 31, 2012 and 2011, interest expense on notes payable to related party amounted to $0 and $126,850, respectively. These notes payable and certain agreements in connection with the subsequent conversion of these notes to equity are discussed in Note 1.

•        During the years ended December 31, 2012 and 2011, the Company recognized a loss in fair value of exchange feature liability of $0 and $578,739, respectively, in the consolidated statements of operations and comprehensive loss. This exchange feature was related to the $1 million convertible debentures issued on March 19, 2010 and held by Orchard. The exchange feature liability was classified as a derivative liability and was transferred to equity when the related convertible debentures were converted into equity on June 30, 2011.

•        Mr. Peter Bloch, a former director of the Company, provided consulting services to the Company and was paid in the amount of $88,796 for these services for the year ended December 31, 2011. Mr. Bloch did not provide similar consulting services for the year ended December 31, 2012.

F15

NOTE 14 - COMMITMENTS AND CONTINGENCIES

LEASES

Effective November 24, 2004, the Company's wholly-owned subsidiary, ESWA, entered into a lease agreement for approximately 40,220 square feet of leasehold space at 2 Bethlehem Pike Industrial Center, Montgomery Township, Pennsylvania. The leasehold space houses the Company's research and development facilities and also houses ESW’s manufacturing operations. The lease commenced on January 15, 2005. Effective October 16, 2009, the Company's wholly-owned subsidiary ESWA entered into a lease renewal agreement with Nappen & Associates for the leasehold property in Pennsylvania. Under the terms of the lease renewal, the lease term was extended to February 28, 2013. Effective September 24, 2012, ESWA entered into a second lease amendment agreement, whereby ESWA extended the term of the lease agreement by an additional 5 years. Under the terms of the second lease renewal, the lease will expire on February 28, 2018.

Effective December 20, 2004, the Company's wholly-owned subsidiary, ESWC, entered into a lease agreement for approximately 50,000 square feet of leasehold space in Concord, Ontario, Canada. The leasehold space previously housed the Company's executive offices and the manufacturing operations. The renewed lease period commenced on October 1, 2010 and ended on September 30, 2015. Effective May 1, 2012, the landlord terminated the lease agreement for the facility. The facility had been vacated prior to the lease termination. Thereafter effective May 22, 2012, ESWC and its former landlord entered into an agreement for the full release of any future obligations under the lease agreement subject to payment of a mutually agreed consideration payable through September 2012. The agreement provides for a full and complete release of ESWC by the landlord for the consideration and terms under the lease agreement. ESWC has fulfilled its terms of the release.

The following is a summary of the minimum annual lease payments for the Pennsylvania lease:

Year Ending December 31,	Total
2013	$180,990
2014	180,990
2015	180,990
2016	180,990
2017	180,990
2018	30,165
Total	$935,115

LEGAL MATTERS

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of the Company’s business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, ESW believes that the resolution of current pending matters will not have a material adverse effect on its business, consolidated financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on ESW because of legal costs, diversion of management resources and other factors.

The Company is pursuing a lawsuit in New York for collection of unpaid invoices related to goods delivered to a former dealer.

NOTE 15 – OPERATING SEGMENTS

The Company has two principal operating segments, ESW America emissions testing services and catalyst manufacturing. These operating segments were determined based on the nature of the products and services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s Executive Chairman has been identified as the chief operating decision-maker, and directs the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

F16

The Company evaluates performance based on several factors, of which the primary financial measure is net income. The accounting policies of the business segments are the same as those described in Note 2. No intersegment sales were made for the years ended December 31, 2012 and 2011. The following tables show the operations and certain assets of the Company’s reportable segments:

For the year ended December 31, 2012
	Catalyst	Emissions testing	Unallocated	Total
Revenue	$9,778,763	$747,560	$-	$10,526,323
Net income (loss)	$309,303	$(716,348)	$(1,005,224)	$(1,412,269)
Property, plant and equipment additions	$31,604	$703,565	$-	$735,169
Property, plant and equipment under construction additions	$150,616	$1,399	$-	$152,015
Interest expense	$-	$6,421	$-	$6,421
Depreciation and amortization	$112,614	$473,582	$-	$586,196

As of December 31, 2012
	Catalyst	Emissions testing	Unallocated	Total
Total assets	$3,614,649	$1,776,344	$14,125	$5,405,118
Property, plant and equipment under construction	$1,399	$349,032	$-	$350,431
Property, plant and equipment	$205,135	$1,177,518	$-	$1,382,653
Accounts receivable	$1,203,355	$118,965	$-	$1,322,320
Inventories	$1,952,276	$10,002	$-	$1,962,278

For the year ended December 31, 2011
	Catalyst	Emissions testing	Unallocated	Total
Revenue	$11,304,074	$581,591	$-	$11,885,665
Net loss	$(3,404,278)	$(1,441,766)	$(4,281,044)	$(9,127,088)
Property, plant and equipment additions	$25,406	$207,931	$-	$233,337
Property, plant and equipment under construction additions	$-	$150,618	$-	$150,618
Interest expense	$-	$-	$3,506,074	$3,506,074
Depreciation and amortization	$272,191	$446,693	$16,145	$735,029

As of December 31, 2011
	Catalyst	Emissions testing	Unallocated	Total
Total assets	$4,383,370	$1,498,469	$623,187	$6,505,026
Property, plant and equipment under construction	$-	$198,416	$-	$198,416
Property, plant and equipment	$328,489	$943,500	$-	$1,271,989
Accounts receivable	$1,028,720	$176,014	$-	$1,204,734
Inventories	$2,393,507	$37,520	$-	$2,431,027

All of the Company’s revenue for the years ended December 31, 2012 and 2011 was derived from the United States. Net property, plant and equipment (including property, plant and equipment under construction) located outside of the United States are less than 10% at December 31, 2012 and 2011.

NOTE 16 - LOSS PER SHARE

Potential common shares of 1,175,000 related to ESW's outstanding stock options and 0 shares related to ESW's outstanding warrants were excluded from the computation of diluted loss per share for the year ended December 31, 2012 because the inclusion of these shares would be anti-dilutive.

Potential common shares of 3,575,000 related to ESW's outstanding stock options and 1,545,000 shares related to ESW's outstanding warrants were excluded from the computation of diluted loss per share for the year ended December 31, 2012 because the inclusion of these shares would be anti-dilutive.

NOTE 17 - RISK MANAGEMENT

CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE

The Company's cash balances are maintained in various banks in Canada and the United States. Deposits held in banks in the United States are insured up to $250,000 per depositor for each bank by the Federal Deposit Insurance Corporation. Deposits held in banks in Canada are insured up to $100,000 Canadian per depositor for each bank by The Canada Deposit Insurance Corporation, a federal Crown corporation. Actual balances at times may exceed these limits.

Accounts Receivable and Concentrations of Credit Risk: The Company performs on-going credit evaluations of its customers' financial condition and generally does not require collateral from its customers. The Company also managed its credit risk by insuring certain of Company’s accounts receivable as at December 31, 2011. Three of the Company’s customers accounted for 27.8%, 15.8% and 7.7%, of revenue during the year ended December 31, 2012 and 13.7%, 12.1% and 11.2%, respectively, of its accounts receivable as of December 31, 2012. Three of the Company’s customers accounted for 41.2%, 15.7% and 10.6%, of revenue during the year ended December 31, 2011 and 37.4%, 25.1% and 14.0%, respectively, of its accounts receivable as of December 31, 2011.

For the year ended December 31, 2012, the Company purchased approximately 19.1% and 12.0% of its inventory from two vendors. For the year ended December 31, 2011, the Company purchased approximately 29.6% and 13.9% of its inventory from two vendors. The accounts payable to these two vendors aggregated approximately $483,717 and $511,271 as of December 31, 2012 and 2011, respectively.

NOTE 18 - SUBSEQUENT EVENTS

Effective February 28, 2013, the Company filed a Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934. 1. ESW’s Board has fixed the close of business on February 15, 2013 as the record date for the determination of shareholders entitled to submit written consents. The statement includes the following proposals submitted for consent by shareholders:

1)           a proposal to amend the Articles of Incorporation of Company to effect a reverse stock split of the Company’s common stock, par value $0.001 per share, at an exchange ratio of 1-for-2,000 shares of the Company’s outstanding common stock. Such amendment would not change the par value per share and the number of authorized shares of common stock. Such amendment to be effective upon filing of Articles of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Florida; and

2)           a proposal to approve and adopt the Company’s 2013 stock plan.

Effective February 28, 2013, the Company issued 4,114,696 restricted shares of common stock to one board member in connection with a stock grant approved by ESW’s Board effective December 10, 2012. The shares of common stock were issued from treasury and not under the Company’s 2010 stock incentive plan.

F17

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2013	2012
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents (Note 5)	$ 2,782,759	$ 253,998
Accounts receivable, net of allowance
for doubtful accounts of $221,212 (2012 - $221,212) (Note 2)	1,424,981	1,322,320
Inventory, net of reserve of $252,473 (2012 - $252,473)(Note 6)	3,337,037	1,962,278
Prepaid expenses and sundry assets (Note 16)	473,767	133,438
Total current assets	8,018,544	3,672,034

Property, plant and equipment under construction (Note 7)	329,840	350,431

Property, plant and equipment, net of accumulated
depreciation of $3,194,911 (2012 - $2,735,691) (Note 7)	1,581,400	1,382,653

Patents and trademarks, net of accumulated
amortization of $2,100 (Note 2 and 3)	39,900	-

	$ 9,969,684	$ 5,405,118

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable (Note 15)	$ 1,485,475	$ 1,457,091
Accrued liabilities (Note 15)	869,932	344,288
Warranty provision (Note 2)	1,717,019	143,564
Customer deposits	113,210	73,078
Current portion of loan payable (Note 9)	70,492	68,926
Total current liabilities	4,256,128	2,086,947

Long-term liabilities
Promissory notes payable (Note 10)	2,054,461	-
Conversion option derivative liability (Note 11)	1,125,775	-
Loan payable (Note 9)	351,141	404,207

Total long-term liabilities	3,531,377	404,207

Total liabilities	7,787,505	2,491,154

Commitments and Contingencies (Note 16)

Stockholders’ Equity (Notes 13 and 14)
Common stock, $0.001 par value, 250,000,000
shares authorized; 113,464 (2012 - 112,049)
shares issued and outstanding	113	112
Additional paid-in capital	57,201,483	57,080,047
Accumulated other comprehensive income	344,183	344,183
Accumulated deficit	(55,363,600)	(54,510,378)

Total stockholders’ equity	2,182,179	2,913,964

	$ 9,969,684	$ 5,405,118

Going concern ( Note 1)
Subsequent events (Note 20)

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.
G2

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) / INCOME
FOR THE NINE AND THREE MONTH PERIODS ENDED SEPTEMBER 30,
(UNAUDITED)
	NINE MONTH PERIOD ENDED SEPTEMBER 30,		THREE MONTH PERIOD ENDED SEPTEMBER 30,
	2013	2012	2013	2012

Revenue	$ 10,242,470	$ 7,669,063	$ 5,497,125	$ 2,793,358

Cost of revenue (Notes 2, 6 and 7)	7,734,451	5,002,206	2,780,826	1,802,470

Gross profit	2,508,019	2,666,857	2,716,299	990,888

Operating expenses
Marketing, office and general expenses	3,359,067	2,548,309	1,221,541	682,799
Officers’ compensation and directors’ fees (Note 15)	605,658	473,006	169,951	161,415
Research and development costs (Note 2 and 7)	455,235	477,582	214,624	163,264
Consulting and professional fees	401,132	177,946	121,633	42,333
Depreciation and amortization (Note 7)	177,944	152,726	65,366	37,609
Foreign exchange (gain) / loss	(18,030)	63,698	(29,210)	20,655
Loss on impairment of property, plant and equipment, net (Note 7)	-	29,984	-	1,039

	4,981,006	3,923,251	1,763,905	1,109,114

(Loss) / income from operations	(2,472,987)	(1,256,394)	952,394	(118,226)

Gain on deconsolidation of subsidiary (Note 8)	-	453,900	-	-
Interest on promissory notes payable (Notes 10 and 15)	(200,000)	-	(127,689)	-
Accretion of discount on promissory notes payable (Note 10)	(133,563)	-	(87,126)	-
Change in fair value of conversion option derivative liability (Note 11)	1,953,328	-	2,991,651	-

Net and comprehensive (loss) / income	$ (853,222)	$ (802,494)	$ 3,729,230	$ (118,226)

Net (loss) / earnings per share (Note 18)
Basic	$ (7.55)	$ (7.31)	$ 32.87	$ (1.08)
Fully diluted	$ (7.55)	$ (7.31)	$ 5.41	$ (1.08)

Weighted average number of shares outstanding (basic and diluted)
Basic	112,948	109,725	113,464	109,725
Fully diluted	112,948	109,725	176,139	109,725
The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.
G3

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2013
(UNAUDITED)
				Accumulated		Total
	Common Stock		Additional	Other Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Income	Deficit	Equity

Balance, January 1, 2013	112,049	$ 112	$ 57,080,047	$ 344,183	$(54,510,378)	$ 2,913,964

Net loss	-	-	-	-	(853,222)	(853,222)

Stock-based compensation (Note 13 and 14)	2,057	2	172,951	-	-	172,953

Repurchase of common stock (Note 2)	(642)	(1)	(51,515)	-	-	(51,516)
Balance September 30, 2013	113,464	$ 113	$ 57,201,483	$ 344,183	$(55,363,600)	$ 2,182,179
The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.
G4

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30,
	2013	2012
	(Unaudited)	(Unaudited)
Net and comprehensive loss	$ (853,222)	$ (802,494)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation of property, plant and equipment and amortization of patents	461,351	414,782
Loss on impairment of property, plant and equipment	-	29,984
Interest on promissory notes payable	200,000	-
Amortization of discount on promissory notes payable	133,563	-
Change in fair value of conversion option derivative liability	(1,953,328)	-
Stock-based compensation	172,953	62,127
Allowance for doubtful accounts	-	213,810
Warranty provision	1,573,455	49,183
Reserve on inventory obsolescence	-	252,473
Loss on disposal of inventory	195,929	-
Gain on deconsolidation of subsidiary	-	(453,900)

	783,923	568,459

Decrease in cash flows from operating
activities resulting from changes in:
Accounts receivable	(102,661)	207,177
Inventory	(1,570,688)	(264,940)
Prepaid expenses and sundry assets	(340,329)	132,283
Accounts payable and accrued liabilities	354,030	(94,571)
Customer deposits	40,132	3,000

	(1,619,516)	(17,051)

Net cash used in operating activities	(1,688,815)	(251,086)

Investing activities:
Proceeds from sale of property, plant and equipment	-	13,828
Acquisition of patent and trademarks	(42,000)	-
Acquisition of property, plant and equipment	(349,176)	(192,518)
Addition to property, plant and equipment under construction	(288,231)	(379,194)

Net cash used in investing activities	(679,407)	(557,884)

Financing activities:
Proceeds from notes payable to related parties	5,000,000	-
Payment for fractional shares	(51,516)	-
Proceeds of loan payable	-	280,787
Repayment of loan payable	(51,501)	(15,116)
Repayment of capital lease obligation	-	(1,241)

Net cash provided by financing activities	4,896,983	264,430

Net change in cash and equivalents	2,528,761	(544,540)

Cash and cash equivalents, beginning of period	253,998	1,103,649

Cash and cash equivalents, end of period	$ 2,782,759	$ 559,109
Supplemental disclosures:
Cash interest paid	$ 10,133	$ 3,434
Property, plant and equipment included in accounts payable	$ 42,550	$ -
The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.
G5

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND GOING CONCERN

Environmental Solutions Worldwide, Inc. (the “Company” or “ESW”) through its wholly-owned subsidiaries is engaged in the design, development, manufacturing and sales of emissions control technologies. ESW also provides emissions testing and environmental certification services with its primary focus on the North American on-road and off-road diesel engine, chassis and after-treatment market. ESW currently manufactures and markets a line of catalytic emission control and enabling technologies for a number of applications focused on the medium and heavy duty diesel (“MHDD”) retrofit market.

The unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplates continuation of the Company as a going concern. The Company has sustained recurring operating losses. As of September 30, 2013, the Company had an accumulated deficit of $55,363,600 and has cash and cash equivalents of $2,782,759. The Company during the three month period ended September 30, 2013 generated Income from Operations of $952,394; however, ESW’s history of losses and the current prevailing economic conditions create uncertainty in the operating results and, accordingly, there is no assurance that the Company will be successful in generating sufficient cash flow from operations or achieving profitability in the near future. As a result, there is substantial doubt regarding the Company’s ability to continue as a going concern. The Company may require additional financing to fund its continuing operations and planned capital investments. The Company’s ability to continue as a going concern is dependent on achieving and maintaining a profitable level of operations.

Effective March 22, 2013, the Company entered into a note subscription agreement, a security agreement and issued senior secured five (5) year convertible promissory notes (collectively the “Notes”) to certain shareholders (the “Senior Secured Lenders”). Pursuant to the Loan Agreements, the Senior Secured Lenders made initial loans to the Company in the principal aggregate amount of $1.4 million on March 22, 2013 (Note 10).

On April 23, 2013 and June 27, 2013, the Company issued additional Notes in the aggregate principal amount $3,600,000 to the Senior Secured Lenders, which represented the last drawdown of the $5 million loan facility (Note 10).  The additional Notes were issued on terms substantially similar to the terms set forth in the Notes previously issued on March 22, 2013. Proceeds from the additional Notes are being used by the Company and its subsidiaries to fund the acquisition of assets from Cleaire Advanced Emission Controls, LLC (“Cleaire”) (Note 3), working capital, planned capital investments and other general corporate purposes.

The unaudited consolidated condensed financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these unaudited consolidated condensed financial statements. These unaudited consolidated condensed financial statements have been prepared on the same basis as the annual financial statements and should be read in conjunction with those annual financial statements filed on Form 10-K for the year ended December 31, 2012.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The unaudited consolidated condensed financial statements include the accounts of the Company and its wholly-owned subsidiaries, ESW America Inc. (“ESWA”), ESW Technologies Inc. (“ESWT”), ESW Canada Inc. (“ESWC”), ESW CleanTech Inc. (“ESWCT”) and Technology Fabricators Inc. (“TFI”). All inter-company transactions and balances have been eliminated on consolidation. Amounts in the unaudited consolidated condensed financial statements are expressed in U.S. dollars.

On April 18, 2013, ESW formed ESWCT, a wholly owned subsidiary. ESWCT, a Delaware corporation, is the entity that houses ESW’s San Diego manufacturing operations. ESWCT is located 7706 Trade Street, San Diego, CA, 92121.

REVERSE STOCK-SPLIT

On May 24, 2013, ESW affected a one-for-two thousand reverse stock split of its common stock. As a result all outstanding common stock, and per share amounts contained in the unaudited consolidated condensed financial statements and related notes have been retroactively adjusted to reflect this reverse stock-split for all periods presented. No fractional shares were issued resulting in a decrease to the outstanding shares on a post-split basis. In lieu of fractional shares, holders were paid cash equal to the number of shares of common stock held by any such holder immediately prior to the reverse stock split that were not combined into whole shares, multiplied by the fair market value of one pre-reverse stock split share.  In lieu of issuing fractional shares, the Company paid holders cash in aggregate of $51,516 (Note 13).

G6

ESTIMATES

The preparation of unaudited consolidated condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates include amounts for inventory valuation, elements of an asset acquisition as of the date of acquisition, impairment of and useful lives of property plant and equipment, and the valuation of the stock-based compensation, conversion option derivative liability and warranty provisions.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is estimated and recorded based on management’s assessment of the credit history with the customer and the current relationships with them. On this basis management has determined that an allowance for doubtful accounts of $221,212 was appropriate as of both September 30, 2013 and December 31, 2012, respectively.

INVENTORY

Inventory is stated at the lower of cost or market determined using the first-in, first-out method. Inventory is periodically reviewed for use and obsolescence, and adjusted as necessary. Inventory consists of raw materials, work-in-process, finished goods and parts.

PROPERTY, PLANT AND EQUIPMENT UNDER CONSTRUCTION

The Company capitalizes customized equipment built to be used in the future day to day operations at cost. Once complete and available for use, the cost for accounting purposes is transferred to property, plant and equipment, where normal depreciation rates apply.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, generally 5 to 7 years. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows the Accounting Standards Codification (“ASC”) Topic 360, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss represented by the difference between its fair value and carrying value, is recognized. Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. Management reviewed certain assets for impairment in the first quarter of 2012 (see Note 7 for details).

PATENTS AND TRADEMARKS

Patents and trademarks are measured at the cost incurred to acquire them from an independent third party (see Note 3). Topic 350-20, Goodwill, and 350-30, General Intangibles Other than Goodwill, in the Accounting Standards Codification (“ASC”) requires intangible assets with a finite life be tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated discounted cash flow used in determining the fair value of the asset. Future impairment tests for patents and trademarks will be performed annually in the fiscal fourth quarter, or sooner if warranted.

Patents and trademarks were acquired as part of the Cleaire asset acquisition (Note 3) and are being amortized on a straight-line basis over their estimated useful lives of five years. For the period ended September 30, 2013 and 2012, patents and trademarks amount to $39,900 and $0 respectively. Amortization expense was $2,100 for the nine and three month periods ended September 30, 2013 (September 30, 2012 - $0).

G7

FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs which are as observable as possible and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term nature. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Our conversion option derivative liability, which is measured at fair value on a recurring basis, is measured using Level 3 inputs.

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The promissory notes payable and loan payable both have fixed interest rates therefore the Company is exposed to interest rate risk in that they could not benefit from a decrease in market interest rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible debt, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants to employees and non-employees in connection with consulting or other services. These options or warrants may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received an immediate charge to income is recognized in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated rate of interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the unaudited consolidated condensed balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

REVENUE RECOGNITION

The Company derives revenue primarily from the sale of its catalytic products. In accordance with Staff Accounting Bulletin No. 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed or determinable and collection is reasonably assured.

The Company also derives revenue (approximately 4.8% and 7.9% of total revenue during the nine month period ended September 30, 2013 and 2012, respectively) from providing air testing and environmental certification services. Revenues are recognized upon delivery of testing services when persuasive evidence of an arrangement exists and collection of the related receivable is reasonably assured.

G8

LOSS/EARNINGS PER SHARE OF COMMON STOCK

Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents are excluded from the computation of diluted loss per share when their effect is anti-dilutive.

Basic and diluted earnings per share have been determined by dividing the consolidated net earnings available to shareholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. The diluted weighted average number of shares outstanding is calculated as if all dilutive options and restricted stock grants had been exercised or vested at the later of the beginning of the reporting period or date of grant, using the treasury stock method. The dilutive effect of convertible notes has been reflected in diluted weighted average number of shares using the if-converted method.

INCOME TAXES

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of the related assets and liabilities in the period in which such events occur. Such adjustments may have a material impact on ESW’s income tax provision and results of operations.

SHIPPING AND HANDLING COSTS

The Company’s shipping and handling costs of $97,301 and $74,145 are included in cost of revenues for the nine month periods ended September 30, 2013 and 2012, respectively. For the three month periods ended September 30, 2013 and 2012 shipping and handling costs amounted to $49,024 and $27,084, respectively. Additionally, the Company has recorded recoveries of these costs amounting to $69,709 and $59,324, which are included in revenues for the nine month periods ended September 30, 2013 and 2012, respectively. For the three month periods ended September 30, 2013 and 2012 shipping and handling revenues amounted to, $29,332 and $23,327, respectively.

RESEARCH AND DEVELOPMENT

The Company is engaged in research and development work. Research and development costs are charged as operating expense of the Company as incurred. Any grant money received for research and development work is used to offset these expenditures. For the nine month periods ended September 30, 2013 and 2012, the Company expensed $455,235 and $ 477,582, net of grant revenues, respectively, towards research and development costs. For the three month periods ended September 30, 2013 and 2012, the Company expensed $214,624 and $163,264, net of grant revenues, respectively, towards research and development costs. For the nine month periods ended September 30, 2013 and 2012, gross research and development expense, excluding any offsetting grant revenues, amounted to $496,181 and $ 477,582, respectively, and grant revenues amounted to $40,946 and $0, respectively. For the three month periods ended September 30, 2013 and 2012, grant revenues amounted to $0.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company and its foreign subsidiaries is the U.S. dollar. All of the Company’s revenue and materials purchased from suppliers are denominated in, or linked to, the U.S. dollar. Transactions denominated in currencies other than the functional currency are converted to the functional currency on the transaction date, and any resulting assets or liabilities are further translated at each reporting date and at settlement. Gains and losses recognized upon such translations are included within foreign exchange gain (loss) in the unaudited consolidated condensed statements of operations and comprehensive (loss) / income.

PRODUCT WARRANTIES

The Company provides for estimated warranty costs at the time of sale and accrues for specific items at the time their existence is known and the amounts are determinable. The Company estimates warranty costs using standard quantitative measures based on industry warranty claim experience and evaluation of specific customer warranty issues. The Company currently estimates warranty costs as 2% of revenue for on-road products and, effective July 1, 2013, the Company revised its warranty accrual for off-road products to 4% of revenue from the prior warranty accrual estimate of 2% of revenue. ESW has estimated a one-time charge of $1,000,000 related to its assumption of warranties for legacy Cleaire products in the field. ESW has also estimated a one-time warranty charge of $504,900 associated with certain verification procedures relating to the ThermaCat. The actual amount of loss associated with such assumption of warranties and/or verification procedures, however, could be materially different.  Both of these warranty charges are based on the estimated number of operational units, average remaining warranty life and cost of warrantable failure. These amounts, as well as the on-road and off-road provision have been included in the warranty provision of $1,717,019 as of September 30, 2013.

G9

As of September 30, 2013 and December 31, 2012, $1,717,019 and $143,564, respectively, were accrued as warranty provisions on the unaudited consolidated condensed financial statements. For the nine month periods ended September 30, 2013 and 2012, the total warranty, service, service travel and installation costs included in cost of revenue were $1,687,128 and $216,745, respectively. For the three month periods ended September 30, 2013 and 2012, the total warranty, service, service travel and installation costs included in cost of revenue were $105,294 and $74,311 respectively.

SEGMENT REPORTING

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in the Company’s unaudited consolidated condensed financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. ESW operates in two reportable segments; medium and heavy duty diesel retrofit operations and air testing services (see Note 17). ESW’s chief operating decision maker is the Company’s Executive Chairman.

COMPARATIVE FIGURES

Certain immaterial 2012 figures have been reclassified to conform to the current unaudited consolidated condensed financial statement presentation.

NOTE 3 – ASSET ACQUISITION

On April 18, 2013, ESW through a new wholly owned subsidiary ESWCT, completed the transactions contemplated by the Asset Purchase Agreement, dated April 1, 2013 with David P. Stapleton (the “Receiver”), as the receiver for Cleaire, a Delaware limited liability company.  Prior to shutdown of its operations in January 2013, Cleaire was engaged in the design, development and manufacturing of retrofit emission control systems for diesel engines. Subject to the terms and conditions of the asset purchase agreement, the Company was selected as (and agreed to act as) the “stalking horse bidder” to buy certain of Cleaire’s assets for a purchase price of $1.4 million plus a portion of gross profit realized on a certain purchase order. The purchased assets included inventory, machinery and equipment and patents and trademarks.

Upon the completion of the Asset Purchase Agreement and in accordance with FASB ASC 805 Business Combinations, the Company determined that the above noted Asset Purchase Agreement transaction does not constitute a business combination, and accordingly has accounted for it as an asset acquisition. The total consideration paid was $1.4 million in cash, plus a portion of gross profit realized on a certain purchase order.

The purchase price allocation is allocated based on the relative fair value of the assets acquired at the asset acquisition date:

Assets acquired	April 18, 2013
Inventory	$1,260,000
Machinery and equipment	98,000
Patents and trademarks	42,000
$1,400,000

NOTE 4 – RECENTLY ISSUED ACCOUNTING STANDARDS AND RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

There are no recently adopted accounting pronouncements that impact the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying unaudited consolidated condensed financial statements.

NOTE 5 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments purchased with original maturities of generally 90 days or less at the date of purchase. At September 30, 2013 and December 31, 2012, all of the Company’s cash and cash equivalents consisted of cash.

G10

NOTE 6 - INVENTORY

Inventory consists of:

	September 30,	December 31,
Inventory	2013	2012
Raw materials	$2,163,670	$914,310
Work-in-process	1,403,054	1,234,375
Finished goods	-	28,660
Parts	22,786	37,406
	3,589,510	2,214,751
Less: reserve for inventory obsolescence	(252,473)	(252,473)
Total	$3,337,037	$1,962,278

During the nine and three month periods ended September 30, 2013, ESW recorded a write down on inventory amounting to $195,929 relating to obsolete inventory of ESWCT that was sold as scrap, this amount is included in the cost of revenue. (Nine and three month period ended September 30, 2012 - $0)

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30,	December 31,
Classification	2013	2012
Plant, machinery and equipment	$3,576,101	$3,164,175
Office equipment	136,977	75,572
Furniture and fixtures	1,063	2,893
Vehicles	17,038	-
Leasehold improvements	1,045,132	875,704
	4,776,311	4,118,344

Less: accumulated depreciation	(3,194,911)	(2,735,691)
	$1,581,400	$1,382,653

Depreciation and amortization expense recognized in the unaudited consolidated condensed statements of operations and comprehensive (loss) / income was included in the following captions:

	For the nine months periods ended
	September 30,	September 30,
Depreciation Expense	2013	2012
Depreciation expense included in cost of revenue	$280,366	$262,056
Depreciation expense included in operating expenses	177,944	152,726
Depreciation expense included in research and development costs	3,041	-
Total depreciation expense	$461,351	$414,782

	For the three month periods ended
	September 30,	September 30,
Depreciation Expense	2013	2012
Depreciation expense included in cost of revenue	$56,966	$82,369
Depreciation expense included in operating expenses	65,366	37,609
Total depreciation expense	$122,332	$119,978

At September 30, 2013 and December 31, 2012, the Company had $329,840 and $350,431, respectively, of customized equipment under construction.

G11

Certain property and equipment are used as collateral for borrowings under the Machinery and Equipment Loan Fund (“MELF”) facility (Note 9). All other property and equipment are used as collateral for borrowing under the senior secured convertible promissory notes payable (Note 10).

At March 31, 2012, the Company recognized an impairment loss for furniture, fixtures and office equipment located at its Canadian facility. The estimated recovery from the sale of furniture, fixtures and office equipment was expected to be nominal and, accordingly, the Company valued these assets as $0 and recorded an impairment loss equal to the full amount of their carrying value.

The details of impairment losses recognized are summarized in the following table:

	For the nine month period ended
Asset grouping	September 30, 2013	September 30, 2012
Furniture & fixtures (Abandonment)	$ -	$ 1,864
Office equipment (Abandonment)	-	2,207
Computer hardware (Abandonment)	-	19,131
Computer software (Abandonment)	-	20,610
Total impairment loss recognized	-	43,812

Gain on disposal of plant and equipment	-	(13,828)
Total impairment loss recognized	$ -	$29,984

For the three month periods ended September 30, 2013 and 2012 impairment losses recognized was $0 and $1,039, respectively.

NOTE 8 – GAIN ON DECONSOLIDATION OF SUBSIDIARY

Effective February 3, 2012 BBL Technologies Inc. (“BBL”), a non-operating subsidiary, filed for bankruptcy in the Province of Ontario, Canada. At the time of filing, BBL had no assets but had issued and outstanding redeemable Class A special shares. The Company did not provide any guarantee in relation to these redeemable Class A special shares. As a result of BBL’s filing for bankruptcy, the Company lost its control over BBL and has deconsolidated BBL from the unaudited consolidated condensed financial statements on the filing date. The Company recorded a $453,900 gain in the unaudited consolidated condensed statement of operations and comprehensive loss for the nine month period ended September 30, 2012, upon deconsolidation of BBL.

NOTE 9 - LOAN PAYABLE

On April 25, 2012, the Company’s wholly-owned subsidiary ESWA entered into the MELF Facility with the Commonwealth of Pennsylvania for up to $500,000 for the purchase of equipment and related purchases. Two (2) draw-downs were permitted under the MELF Facility by ESWA. The first draw-down of $280,787 was made under the MELF Facility in connection with equipment purchased by ESWA on April 25, 2012 (the “Closing Date”). ESWA made one (1) additional draw-down of $219,213 on November 13, 2012 per the terms of the MELF Facility so that the aggregate amount borrowed under the MELF Facility amounts to $500,000. Terms of the MELF Facility include initial interest at three (3%) percent per annum with monthly payments and full repayment of the MELF Facility on or before the first day of the eighty fifth (85) calendar month following the Closing Date. As part of the loan agreement, within three years from the Closing Date ESWA is required to create, or retain, at its current location a certain number of jobs that is specified in the loan application. A breach by ESWA in the creation or maintenance of these jobs shall be considered an event of default under the MELF Facility. In the event ESWA defaults on any payments, the MELF Facility may be accelerated with full payment due along with certain additional modifications including the increase in interest to twelve and one half (12 1/2%) percent. The loan is secured by certain property and equipment and a corporate guarantee of the Company.

As of September 30, 2013 and December 31, 2012, the loan payable amounted to $421,633 and $473,133, respectively.

For the nine month periods ended September 30, 2013 and 2012, the Company paid interest amounting to $10,133 and $3,434 on the loan and also repaid principal in the amount of $51,501 and $15,116, respectively. For the three month periods ended September 30, 2013 and 2012, the Company paid interest amounting to $3,219 and $2,038 on the loan and also repaid principal in the amount of $17,252 and $9,092, respectively. Interest expense is included under Marketing, office and general expenses in the unaudited consolidated condensed statement of operations and comprehensive (loss) / income.

As at September 30, 2013, $70,492 (December 31, 2012 - $68,926) of the loan is repayable in the next 12 months with the remaining $351,141 (December 31, 2012 - $404,207) repayable thereafter.

G12

Principal on the loan is repayable as follows:

Year Ending December 31,	Amount
2013 (excluding 9 months ended September 30, 2013)	$ 17,425
2014	71,022
2015	73,182
2016	75,408
Thereafter	184,596
Total	$421,633

NOTE 10 – SENIOR SECURED CONVERTIBLE PROMISSORY NOTES

On March 22, 2013, the Company entered into a note subscription agreement, a security agreement (the “Agreements”) and issued senior secured convertible promissory notes (the “Notes”) to four accredited investors who are currently shareholders (the “Holders”) and may be deemed affiliates of the Company (Note 15). Pursuant to the Agreements and Notes, the Holders made initial loans of $1,400,000 to the Company.

On April 23, 2013 and June 27, 2013, the Company issued additional Notes in the principal amount of $1,600,000 and $2,000,000, respectively, to the Senior Secured Lenders. The Notes are due on March 22, 2018. The Notes are a part of a senior secured convertible loan facility of up to $5,000,000 which is now fully drawn down.

The Notes bear interest at a rate of 10% per annum compounded quarterly. Interest is payable semi-annually in arrears in cash and at the Company’s election, during the term of the Notes, up to two accrued and unpaid semi-annual interest payments can be payable in the Company’s common stock valued at the lesser of $80 per share, subject to adjustment (“Conversion Price”), or the market value of the Company’s common stock, with interest payments commencing September 30, 2013.

At the option of the Holders, all principal, and interest amounts outstanding under all of the Notes may be exchanged for shares of the Company’s common stock at the Conversion Price. The Conversion Price is subject to anti-dilution adjustment in the event the Company at any time, while the Notes are outstanding, issues equity securities including common stock or any security convertible or exchangeable for shares of common stock for no consideration or for consideration less than $80 per share. The anti-dilution protection excludes shares of common stock issuable upon the exercise of options or other securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board approved option or incentive plan or stock, warrants or other securities issued to a bank or other financial institution.

The Notes are secured by a lien on and a security interest in all assets of the following wholly owned subsidiaries of the Company: TFI, ESWCT, ESWA and ESWT, excluding certain collateral subject to pre-existing liens.

The Company further agreed to conduct a rights offering to all of its holders of common stock, offering the right to purchase up to their pro-rata Company ownership amount of senior secured convertible promissory notes.

On March 22, 2013, April 23, 2013 and June 27, 2013, the Company recorded a discount on the Notes equal to the fair value of the conversion option derivative liability. This discount is amortized using the effective interest rate method at an interest rate of 9.6%, 17.3% and 38.3% for the March 22, April 23 and June 27 Notes, respectively, over the term of the Notes.

	Nine months ended September 30, 2013		Year ended December 31, 2012
Face value of March 22, 2013 notes payable	$1,400,000	$
Face value of April 23, 2013 notes payable	1,600,000
Face value of June 27, 2013 notes payable	2,000,000		-
Total face value of promissory notes payable	5,000,000
Discount on promissory notes payable	(3,079,102)		-
Accretion of discount on promissory notes payable	133,563		-
	$2,054,461		$-

During the nine month periods ended September 30, 2013 and 2012, accretion of discount on promissory notes payable amounted to $133,563 and $0, respectively. During the three month periods ended September 30, 2013 and 2012, accretion of discount on promissory notes payable amounted to $87,126 and $0, respectively.

During the nine month periods ended September 30, 2013 and 2012, interest expense on the Notes amounted to $200,000 and $0, respectively. During the three month periods ended September 30, 2013 and 2012, interest expense on Notes amounted to $127,689 and $0, respectively.

G13

NOTE 11 – CONVERSION OPTION DERIVATIVE LIABILITY

The Company’s Notes are subject to anti-dilution adjustments that allow for the reduction in the Conversion Price in the event the Company subsequently issues equity securities including common stock or any security convertible or exchangeable for shares of common stock for no consideration or for consideration less than $80 per share. Simultaneously with any reduction to the Conversion Price, the number of shares of common stock that may be converted increases proportionately. The Company accounted for the conversion option in accordance with ASC Topic 815. Accordingly, the conversion option is not considered to be solely indexed to the Company’s own stock and, as such, recorded as a liability.

The Company’s conversion option derivative liability for the $1.4 million Notes was measured at fair value at March 22, 2013 and subsequently at September 30, 2013 using a binomial model. The Company’s conversion option derivative liability for the $1.6 million Notes was measured at fair value at April 23, 2013 and September 30, 2013 using a binomial model. The Company’s conversion option derivative liability for the $2 million Notes was measured at fair value at June 27, 2013 and September 30, 2013 using a binomial model.

Since the Conversion Price contains an anti-dilution adjustment, the probability that the Conversion Price of the Notes would decrease as the share price decreased was incorporated into the valuation calculation.

The inputs into the binomial model are as follows:

	March 22, 2013	April 23, 2013	June 27, 2013	September 30, 2013
Closing share price	$40	$54	$80	$25
Conversion price	$80	$80	$80	$80
Risk free rate	0.80%	0.71%	1.38%	1.39%
Expected volatility	110%	126%	114%	122%
Dividend yield	0%	0%	0%	0%
Expected life	5 years	4.92 years	4.75 years	4.50 years

The fair value of the conversion option derivative liability was $1,125,775 at September 30, 2013 and $0 at December 31, 2012. The change in the fair value of the conversion option derivative liability of $1,953,328 was recorded as a gain in the unaudited consolidated condensed statement of operations for the nine months ended September 30, 2013. The change in the fair value of the conversion option derivative liability of $2,991,651 was recorded as a gain in the unaudited consolidated condensed statement of operations for the three months ended September 30, 2013.

	Nine months ended September 30, 2013	Year ended December 31, 2012
Beginning balance: Conversion option derivative liability	$-	$-
Origination of conversion option derivative liability on March 22, 2013	526,810	-
Gain on change in fair value of conversion option derivative liability	(292,570)	-
Origination of conversion option derivative liability on April 23, 2013	905,569	-
Origination of conversion option derivative liability on June 27, 2013	1,646,723	-
Loss on change in fair value of conversion option derivative liability, June 30, 2013	1,330,894	-
Gain on change in fair value of conversion option derivative liability, September 30, 2013	(2,991,651)	-
Ending balance: Conversion option derivative liability on September 30, 2013	$1,125,775	$-

NOTE 12 - INCOME TAXES

The Company calculates its income tax expense by estimating the annual effective tax rate and applying that rate to the year-to-date ordinary income at the end of the period. The Company records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets. As of September 30, 2013 and 2012, the Company calculated its estimated annualized effective tax rate at 0%, for both the United States and Canada. The Company had no income tax expense on its $853,222 pre-tax loss for the nine months ended September 30, 2013. The Company recognized no income tax expense based on its $802,494 pre-tax loss for the nine months ended September 30, 2012.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest accrued on uncertain tax positions as well as interest received from favorable tax settlements within interest expense. The Company recognizes penalties accrued on unrecognized tax benefits within general and administrative expenses. As of September 30, 2013 and 2012, the Company had no uncertain tax positions.

G14

The Company does not anticipate any significant changes to the total amounts of unrecognized tax benefits in the next twelve months. In many cases the Company’s uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of September 30, 2013:

United States – Federal	2009 – present
United States – State	2009 – present
Canada – Federal	2010 – present
Canada – Provincial	2010 – present

NOTE 13 - STOCKHOLDERS’ EQUITY

Effective November 6, 2011, the Company’s board of directors (the “Board”), on the recommendation of its compensation committee, approved restricted stock grants to seven Board members under the 2010 stock incentive plan. As per the terms of the grant each of the seven Board members will receive 75 shares vesting in equal parts on December 31, 2011, December 31, 2012 and December 31, 2013 subject to the execution of the requisite grant agreements. Stock-based compensation expense will be recorded based on the vesting terms of the grants. Of the vested shares 350 restricted shares of common stock have been issued as of September 30, 2013.

Effective December 10, 2012, the Board, on the recommendation of its compensation committee, approved a one-time grant of 4,114 shares of restricted common stock from treasury to a member of the Company’s Board for services rendered as Executive Chairman, 2,057 shares of which were issued upon the date of grant, and 2,057 shares of which were issued on February 28, 2013 (Note 15). The shares of common stock were issued from treasury not under the Company’s 2010 stock incentive plan.

Shares of restricted common stock issued above were valued at the quoted market price on the dates of grant. During the nine month periods ended September 30, 2013 and 2012, $152,245 and $0, respectively, has been recorded in officers’ compensation and directors’ fees in the unaudited consolidated condensed statements of operations and comprehensive (loss) / income for the fair value of each grant of restricted common stock. These amounts along with stock option expense (Note 14) have been included as stock-based compensation in the unaudited consolidated condensed statement of changes in stockholders equity.

NOTE 14 - STOCK OPTIONS AND RESTRICTED STOCK PLAN

STOCK OPTION

 A summary of option transactions, including those granted pursuant to the terms of certain employment and other agreements is as follows:

	Stock	Weighted
	Purchase	Average
Details	Options	Exercise Price
OUTSTANDING, JANUARY 1, 2012	1,788	$1,200
Expired	(1,200)	(1,300)
OUTSTANDING, DECEMBER 31, 2012	588	$1,000
Expired	(175)	(957)
OUTSTANDING, SEPTEMBER 30, 2013	413	$1,010

At September 30, 2013 and December 31, 2012, the outstanding options have a weighted average remaining life of 22 months and 23 months, respectively. No stock options were granted during the nine month periods ended September 30, 2013 and 2012.

The Black-Scholes option-pricing model used by the Company to calculate options and warrant values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock purchase options and warrants. The model also requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

During the nine month period ended September 30, 2013 and 2012, $20,708 and $62,127 respectively, of stock option expense has been recorded in officers’ compensation and directors’ fees in the unaudited consolidated condensed statements of operations and comprehensive (loss) / income. At September 30, 2013, the Company had outstanding options as follows:

Number of	Exercise
Options	Price	Expiration Date
300	$1,300	April 15, 2015
113	$240	June 30, 2016
413

G15

RESTRICTED STOCK PLAN

Effective November 6, 2011, the Board, on the recommendation of its compensation committee, approved restricted stock grants to seven Board members under the 2010 stock incentive plan. As per the terms of the grant, each of the seven Board members received 75 shares vesting in equal parts on December 31, 2011, December 31, 2012 and December 31, 2013 subject to the execution of the requisite grant agreements. Stock-based compensation expense will be recorded as of the vesting terms of the grants. Of these shares, 175 will vest December 31, 2013.

Effective January 12, 2012, the Board, on the recommendation of its compensation committee, approved a management incentive plan which includes a 10% restricted stock pool for management. Key participants of this plan will be executive officers. Secondary participants will include other management and certain other employees. The program provides for 5 year vesting. The equity grants are effective subject to the execution of the requisite grant agreements. Stock-based compensation expense will be recorded as of the vesting terms of the grants, and no grant agreements have been executed to date.

On March 20, 2013, the Company received the written consent of shareholders holding a majority of the outstanding shares of the Company’s common stock on a proposal to approve and adopt the Environmental Solutions Worldwide, Inc. 2013 Stock Plan (the “2013 Stock Plan”). The 2013 Stock Plan replaces the Company’s 2010 Stock Incentive Plan, which replaced the Company’s 2002 Stock Option Plan.  While previously granted awards under the Company’s 2010 Stock Incentive Plan and 2002 Stock Option Plan will remain in effect in accordance with the terms of the individual awards, the 2013 Stock Plan will replace the Company’s 2010 Stock Incentive Plan and 2002 Stock Option Plan for future grants.

Effective August 1, 2013, the Board, on the recommendation of its compensation committee, approved a one-time restricted stock grant to seven Board members under the 2013 stock incentive plan (the “2013 Stock Plan”). This restricted stock issuance will replace a restricted stock issuance that was planned for 2012 but not completed in 2012. As per the terms of the grants, each of the seven Board members will receive 500 shares vesting two-thirds on December 31, 2013 and one-third on December 31, 2014, subject to the execution of the requisite grant agreements. Stock-based compensation expense will be recorded as of the vesting terms of the grants. No grant agreements have been executed to date. Of these shares 2,338 will vest December 31, 2013.

Also effective August 1, 2013, the Board, on the recommendation of its compensation committee, approved additional restricted stock grants to seven Board members under the 2013 stock incentive plan. These grants form a portion of the Board compensation for 2013. Three of the seven Board members will receive 500 shares each, two of the seven Board members will receive 513 shares each and two of the seven Board members will receive 396 shares each. All such grants will vest in equal parts on December 31, 2013, December 31, 2014 and December 31, 2015 subject to the execution of the requisite grant agreements. Stock-based compensation expense will be recorded as of the vesting terms of the grants. No grant agreements have been executed to date. Of these shares 1,107 will vest December 31, 2013.

NOTE 15 - RELATED PARTY TRANSACTIONS

In addition to reimbursement of business expenses, transactions with related parties include:

•                 On April 19, 2011, the Company’s Board ratified a Services Agreement (the “Orchard Agreement”) between the Company and Orchard Capital Corporation (“Orchard”) which was approved by the Company’s Compensation Committee and was effective January 30, 2011. Under the Orchard Agreement, Orchard agreed to provide services that may be mutually agreed to by and between Orchard and the Company including those duties customarily performed by the Chairman of the Board and executive of the Company as well as providing advice and consultation on general corporate matters and other projects as may be assigned by the Company’s Board as needed. Orchard is controlled by Richard Ressler. Certain affiliated entities of Orchard as well as Richard Ressler own shares of the Company. On August 1, 2013, the Company’s Board ratified a change to the compensation terms under Services Agreement between the Company and Orchard Capital Corporation. Compensation under the agreement was increased to $430,000 from $300,000 per annum effective August 1, 2013. During the nine month periods ended September 30, 2013 and 2012, management fees charged to operations amounted to $246,667 and $225,000, respectively. During the three month periods ended September 30, 2013 and 2012, management fees charged to operations amounted to $96,667 and $75,000, respectively. At September 30, 2013, $0 (December 31, 2012 - $75,000) is included in accounts payable and $96,667 (December 31, 2012 - $0) is included in accrued liabilities.

G16

•                 Mr. Nitin Amersey, a director of the Company, is listed as a control person with the Securities and Exchange Commission of Bay City Transfer Agency Registrar Inc., the Company’s transfer agent, and of Freeland Venture Resources Inc., which provides Edgar filing services to the Company. During the nine month periods ended September 30, 2013 and 2012, the Company incurred fees to these entities controlled by Mr. Amersey amounting to $60,794 and $9,896, respectively. During the three month periods ended September 30, 2013 and 2012, the Company incurred fees to these entities amounting to $2,765 and $7,545, respectively. During the nine month period ended September 30, 2013 and 2012 the Company paid Mr. Amersey $23,000 and $22,500, respectively, as fees for services performed as audit committee chairperson. During the three month period ended September 30, 2013 and 2012 the Company paid Mr. Amersey $8,000 and $7,500 respectively as fees. At September 30, 2013, accounts payable includes $14,141 (December 31, 2012 - $0) of the amounts due.

•                 Mr. John Dunlap, a director of the Company, is the President of Dunlap Group, which provides consulting services to the Company related to regulatory and regulatory compliance matters. During the nine month periods ended September 30, 2013 and 2012, the Company paid fees to Dunlap Group amounting to $22,766 and $0, respectively. During the three month period ended September 30, 2013 and 2012, the Company paid fees to Dunlap Group amounting to $1,770 and $0, respectively. During the nine month period ended September 30, 2013 and 2012 the Company paid Mr. Dunlap $23,000 and $22,500, respectively, as fees for services performed as compensation committee chairperson. During the three month period ended September 30, 2013 and 2012 the Company paid Mr. Dunlap $8,000 and $7,500 respectively as fees.

•                  During the nine month period ended September 30, 2013 and 2012 the Company paid each of Mr. John Suydam and Mr. Zohar Loshitzer $1,667 and $0, respectively, as fees for serving as a director of the Company. During the three month period ended September 30, 2013 and 2012 the Company paid each of Mr. John Suydam and Mr. Zohar Loshitzer $1,667 and $0, respectively, as fees.

•                  Effective December 10, 2012, the Board approved a one-time grant of 4,114 shares of restricted common stock from treasury to Mr. Mark Yung, a member of the Company’s Board, for services rendered as Executive Chairman, 2,057 shares of which were issued upon the date of grant, and 2,057 shares of which were issued on February 28, 2013 (Note 13). The issued shares were valued at the quoted market price on the grant date. During the nine month periods ended September 30, 2013 and 2012, $152,245 and $0, respectively, has been recorded in officers’ compensation and directors’ fees in the unaudited condensed consolidated statements of operations and comprehensive (loss) / income for the fair value of each grant of restricted common shares. The shares of common stock were issued from treasury, not under the Company’s 2010 stock incentive plan.

•                 On March 22, 2013, April 23, 2013 and June 27, 2013, the Company issued an aggregate amount of $5,000,000 unsecured convertible promissory notes to certain shareholders and deemed affiliates of certain members of the Board of Directors (Note 10). During the nine month periods ended September 30, 2013 and 2012, interest expense on the Notes amounted to $200,000 and $0, respectively. During the three month periods ended September 30, 2013 and 2012, interest expense on the Notes amounted to $127,689 and $0, respectively.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

LEASES

Effective November 24, 2004, the Company’s wholly-owned subsidiary, ESWA, entered into a lease agreement for approximately 40,220 square feet of leasehold space at 200 Progress Drive, Montgomeryville, Pennsylvania. The leasehold space houses the Company’s emissions testing facilities and ESW’s manufacturing operations. The lease commenced on January 15, 2005. Effective October 16, 2009, the Company’s wholly-owned subsidiary ESWA entered into a lease renewal agreement with Nappen & Associates for the leasehold property in Pennsylvania. There were no modifications to the original economic terms of the lease under the lease renewal agreement. Under the terms of the lease renewal, the lease term was extended to February 28, 2013. Effective September 24, 2012, ESWA entered into a second lease amendment agreement with Nappen & Associates for the leasehold property in Pennsylvania, whereby ESWA extended the term of the lease agreement by an additional 5 years. There were no modifications to the original economic terms of the lease. Under the terms of the second lease renewal, the lease will expire on February 28, 2018.

On June 7, 2013, the Company’s wholly-owned subsidiary, ESWCT, entered into a commercial real estate lease with Trepte Industrial Park, Ltd., a California limited partnership.  ESWCT leased approximately 18,000 square feet of commercial property located in San Diego, California, to be used primarily for housing ESWCT’s manufacturing and diesel particulate filter cleaning operations. The Lease provides for a 37-month lease term (commencing July 1, 2013), with an option exercisable by ESWCT to extend the lease term for two additional 36-month periods. The current base rent under the Lease is $15,300 per month. Concurrently with the signing of the Lease and pursuant to the terms thereof, ESWCT paid to the Lessor an amount equal to $155,600, which amount reflects the first month’s base rent, the security deposit, the funding required for improvements done by the Lessor at ESWCT’s request, and pre-paid rent. The amount will be credited against monthly base rent payable by ESWCT beginning in January 2014 and each month thereafter, provided that ESWCT shall not have defaulted under the Lease.

G17

The following is a summary of the minimum annual lease payments for the Pennsylvania and San Diego leases:

Year Ending December 31,	Amount
2013 (excluding the nine months ended September 30, 2013)	$91,147
2014	242,344
2015	372,935
2016	279,799
2017	180,990
2018	30,165
Total	$1,197,380

LEGAL MATTERS

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, ESW believes that the resolution of current pending matters will not have a material adverse effect on its business, consolidated financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on ESW because of legal costs, diversion of management resources and other factors.

•        The Company is pursuing a lawsuit in New York for collection of unpaid invoices related to goods delivered to a former distributor.

•        The Company was notified of a revised claim filed in the Ontario, Canada Superior Court of Justice on a dispute with a past vendor of ESW Canada; this claim had previously been deemed settled, due to inaction by the vendor. The revised claim is pending. The Company cannot predict the outcome of this matter at this time.

•        The Company is defending a claim brought against Cleaire by HNT Technology, Inc. (“HNT”), a former vender of Cleaire, on August 20, 2013 in the United States Bankruptcy Court, Northern District of California, San Jose Division (the “Bankruptcy Court”), in which HNT named ESW and ESWCT as co-defendants with Cleaire, alleging that ESWCT is the successor in interest to Cleaire. The complaint alleged that Cleaire had breached an agreement to purchase certain products from HNT.  ESW has entered into an Agreement to Purchase Inventory and Equipment and Settle Litigation (the “Settlement Agreement”) with the trustee (the “Trustee”) of HNT, pursuant to which ESW will purchase the inventory to which the claim relates.  Under the Settlement Agreement, which was approved by the Bankruptcy Court on October 31, 2013, the complaint by HNT will be dismissed and ESW and ESWCT will be released of all claims following ESW’s payment of the purchase price of $30,000 under the Settlement Agreement to the Trustee.  ESW expects to make the purchase price payment to the Trustee on or before November 30, 2013.

WARRANTY PROVISIONS

The Company is also exposed to warranty contingencies associated with certain verification procedures relating to the ThermaCat and to the assumption of warranties for legacy Cleaire products in the field. The Company has recorded a provision for these as disclosed in Note 2 to our quarterly and annual consolidated financial statements for the nine months ended September 30, 2013; however, the actual amount of loss could be materially different.

NOTE 17 – OPERATING SEGMENTS

The Company has two principal operating segments, air testing services and catalyst manufacturing for MHDD retrofits. These operating segments were determined based on the nature of the products and services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s Executive Chairman has been identified as the chief operating decision-maker, and directs the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

G18

The Company evaluates performance based on several factors, of which the primary financial measure is net income. The accounting policies of the business segments are the same as those described in “Note 2: Summary of Accounting Policies.” No intersegment sales were recorded for the nine month periods ended September 30, 2013 and 2012. The following tables show the operations and certain assets of the Company’s reportable segments:

For the nine months period ended September 30, 2013
	MHDD Retrofit	Air Testing	Unallocated	Total
Revenue	$9,749,652	$492,818	$-	$10,242,470
Net (loss) / income	$(336,606)	$(737,491)	$220,875	$(853,222)

For the three months period ended September 30, 2013
	MHDD Retrofit	Air Testing	Unallocated	Total
Revenue	$5,405,327	$91,798	$-	$5,497,125
Net income / (loss)	$1,433,792	$(253,555)	$2,548,993	$3,729,230

As of September 30, 2013
	MHDD Retrofit	Air Testing	Unallocated	Total
Total assets	$5,922,899	$1,590,237	$2,456,548	$9,969,684
Property, plant and equipment
under construction	$1,570	$328,270	$-	$329,840
Property, plant and equipment	$495,033	$1,086,367	$-	$1,581,400
Accounts receivable	$1,357,196	$67,785	$-	$1,424,981
Inventories	$3,337,037	$-	$-	$3,337,037
Patents	$39,900	$-	$-	$39,900

For the nine months period ended September 30, 2012
	MHDD Retrofit	Air Testing	Unallocated	Total
Revenue	$7,061,464	$607,599	$-	$7,669,063
Net loss	$(12,485)	$(407,628)	$(382,381)	$(802,494)

For the three months period ended September 30, 2012
	MHDD Retrofit	Air Testing	Unallocated	Total
Revenue	$2,596,922	$196,436	$-	$2,793,358
Net (loss) income	$330,400	$42,507	$(491,133)	$(118,226)

As of December 31, 2012
	MHDD Retrofit	Air Testing	Unallocated	Total
Total assets	$3,614,649	$1,776,344	$14,125	$5,405,118
Property, plant and equipment
under construction	$1,399	$349,032	$-	$350,431
Property, plant and equipment	$205,135	$1,177,518	$-	$1,382,653
Accounts receivable	$1,203,355	$118,965	$-	$1,322,320
Inventories	$1,952,276	$10,002	$-	$1,962,278

All of the Company’s revenue for the nine and three month periods ended September 30, 2013 and 2012 was derived from the United States. Net property, plant and equipment (including property, plant and equipment under construction) located outside of the United States are less than 10% of total assets at September 30, 2013 and 2012.

G19

NOTE 18 – LOSS/EARNINGS PER SHARE

LOSS PER SHARE

We have excluded 413 shares of restricted common stock issuable upon exercise of ESW’s outstanding stock options, and 175 shares of restricted stock from the computation of diluted loss per share for the nine month period ended September 30, 2013 as the inclusion of these shares would be anti-dilutive. We have also excluded 62,500 shares of common stock that would be issuable based on an exercise price of $80 per share related to the senior secured convertible promissory notes, as well as the additional shares issuable if the holders elect to convert interest or if the conversion option derivative liability is triggered by a future financing, from the computation of diluted loss per share as their effect would be anti-dilutive.

EARNINGS PER SHARE

We have excluded 413 shares of restricted common stock issuable upon exercise of ESW’s outstanding stock options from the calculation of earnings per share for the three month period ended September 30, 2013, as the exercise price of such options exceeded the average share price for the three month period ended September 30, 2013. The reconciliation of the number of shares used to calculate the diluted earnings per share for the three month period ended September 30, 2013 is estimated as follows:

	NINE MONTH PERIODS ENDED SEPTEMBER 30,		THREE MONTH PERIODS ENDED SEPTEMBER 30,
	2013	2012	2013	2012

Numerator
Net and comprehensive (loss) / income	$ (853,222)	$ (802,494)	$ 3,729,230	$ (118,226)

Interest on promissory notes payable	-	-	127,689	-
Amortization of discount on promissory notes payable	-	-	87,126	-
Change in fair value of conversion option derivative liability	-	-	(2,991,651)	-
	$ (853,222)	$ (802,494)	$ 952,394	$ (118,226)

Denominator
Weighted average number of shares outstanding	112,948	109,725	113,464	109,725
Dilutive effect of :
Stock options	-	-	-	-
Warrants	-	-	-	-
Restricted stock grants	-	-	175	-
Promissory notes payable conversion	-	-	62,500	-
Diluted weighted average shares outstanding	112,948	109,725	176,139	109,725

We have excluded 712 shares of common stock issuable upon exercise of ESW’s outstanding stock options, and 772 shares issuable upon conversion of ESW’s outstanding warrants, from the computation of diluted loss per share for the nine and three month period ended September 30, 2012 as the inclusion of these shares would be anti-dilutive.

NOTE 19 - RISK MANAGEMENT

CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE

The Company’s cash balances are maintained in various banks in Canada and the United States. Deposits held in banks in the United States are insured up to $250,000 per depositor for each bank by the Federal Deposit Insurance Corporation. Deposits held in banks in Canada are insured up to $100,000 Canadian per depositor for each bank by The Canada Deposit Insurance Corporation, a federal crown corporation. Actual balances at times may exceed these limits.

Accounts Receivable and Concentrations of Credit Risk: The Company performs on-going credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. Two of its customers accounted for 30.2% and 19.0%, respectively, of the Company’s revenue during the nine month period ended September 30, 2013 and 46.2% and 17.2% respectively, of its accounts receivable as of September 30, 2013.

G20

Three of its customers accounted for 26.9%, 20.4% and 8.1%, respectively, of the Company’s revenue during the nine month period ended September 30, 2012 and 33.0%, 17.2% and 15.7%, respectively, of its accounts receivable as of September 30, 2012.

For the nine month period ended September 30, 2013, the Company purchased approximately 15.1% and 10.6% of its inventory from two vendors. For the nine month period ended September 30, 2012, the Company purchased approximately 18.5% and 13.4% of its inventory from two vendors. The accounts payable to these vendors aggregated $546,481 and $548,792 as of September 30, 2013 and 2012, respectively.

NOTE 20 - SUBSEQUENT EVENTS

Effective October 1, 2013 the Company elected to pay and paid interest on the Senior Secured Convertible Promissory Notes in the form of Common stock, as per the terms of the Notes. The Company issued 8,000 shares as interest payment to four note holders for interest accrued up to September 30, 2013 totaling $200,000. The conversion price of the shares was $25 for the interest payment, which was based upon the market value of the Company’s common stock on the date of such payment (determined by calculating the average closing price of the Company’s common stock for the twenty trading days preceding such date). Per the terms of the note interest payments can be paid in the Company’s common stock valued at the lesser of $80 per share, subject to adjustment, or the market value of the Company’s common stock.

Effective October 1, 2013, the Company’s wholly-owned subsidiary, ESWCT, entered into a commercial real estate lease with Marina Bay Crossing, LLC, a California Limited Liability Company, ESWCT leased approximately 1,808 square feet of commercial property located in Richmond, California, to be used primarily for housing ESWCT’s engineering and service operations. The facility also serves as a training facility servicing northern California. The Lease provides for a 12-month lease term (commencing October 1, 2013), with an option exercisable by ESWCT to extend the lease term for one additional 12-month period. The current rent under the Lease is $2,182 per month.

Effective October 4, 2013, the Company registered 20,000 shares of Common Stock (par value $0.001 per share) under a registration statement on Form S-8 that are issuable under the 2013 Stock Plan.

G21

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee....................................................................................................................	$ 804
Subscription Agent Fees and Expenses.....................................................................................	50,000
Legal Fees and Expenses.............................................................................................................	125,000
Costs of Printing............................................................................................................................	25,000
Accounting Fees and Expenses...................................................................................................	10,000
Miscellaneous Expenses..............................................................................................................	5,010
Total................................................................................................................................................	$ 215,814

Item 14. Indemnification of Directors and Officers.

In accordance with the Florida Corporation Act, which we refer to as the “Act,” our Articles of Incorporation, which we refer to as the “Articles,” contain provisions which state that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owned to us or our shareholders. We also have the power, by a by-law provision or a resolution of our stockholders or directors, to indemnify our officers and directors against any contingency or peril as may be determined to be in our best interests and in connection therewith to secure policies of insurance.

We have entered into Director Indemnification Agreements with the members of our board of directors. Each Director Indemnification Agreement provides that, to the fullest extent permitted by law and subject to exceptions specified in the Director Indemnification Agreement, we shall hold harmless and indemnify the director, and advance expenses incurred by the director, including reasonable attorney fees and court costs, in connection with any proceeding covered by the Director Indemnification Agreement. Our obligations under each Director Indemnification Agreement shall continue following the time that the director ceases to be a director of the Company, so long as the director is subject to any proceeding covered by the Director Indemnification Agreement.

The rights of indemnification provided by the Director Indemnification Agreement are not exclusive and specifically supplement the rights to indemnification provided to the directors in our Articles of Incorporation and By-laws and applicable law.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

Effective November 9, 2010, we completed the first tranche of a unit offering. The unit offering was for up to $5 million. Each unit was offered at a price of $800 and was comprised of one (1) share of our common stock and one (1) two year warrant exercisable for one (1) share of common stock (the “Unit Offering” or “Offering”). Each warrant is exercisable in the first year following issuance at an exercise price of $1,100 per share and thereafter if the warrant has not been exercised in the first year the warrant may be exercisable in the second year following issuance for $1,300 per share (the “Warrant”). In connection with the first tranche under the Offering, we received a gross amount before fees and expenses of $300,000 and issued a total of 375 restricted shares of its common stock and a Warrant to acquire an additional 375 shares of common stock to an accredited investor, after giving effect to the reverse stock split.

Effective December 8, 2010, we completed the second tranche of the Unit Offering in which we received a gross amount before fees and expenses of $300,000 and issued a total of 375 restricted shares of our common stock and a Warrant to acquire an additional 375 shares of common stock to an accredited investor, after giving effect to the reverse stock split.

Effective February 17, 2011 and April 27, 2011, we became party to certain note subscription agreements and issued unsecured subordinated promissory notes, which bore interest at 10% per annum (the “2011 Notes”), to each of Orchard Investments, LLC (“Orchard”); Black Family 1997 Trust; Leon D. Black, UAD 11/30/92 FBO Alexander Black; Leon D. Black, UAD 11/30/92 FBO Benjamin Black; Leon D. Black, UAD 11/30/92 FBO Joshua Black; Leon D. Black, UAD 11/30/92 FBO Victoria Black; Leon D. Black; John J. Hannan and Richard Ressler. Pursuant to these note subscription agreements and promissory notes, the Existing Lenders agreed to make, and made, loans to us in the principal aggregate amount of $4.0 million subject to the terms and conditions set forth therein.  The 2011 Notes were exchanged for our common stock in July 2011.

Effective March 22, 2013, April 23, 2013 and June 27, 2013, we entered into the Existing Loan with the Existing Lenders and issued the Existing Notes to the Existing Lenders.

The sales of the securities described above were not registered under the Securities Act because they were made in transactions exempt from registration under Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
3.1	Articles of Incorporation of the Company. (1)
3.2	Bylaws of the Company. (1)
3.3	Articles of Incorporation of the Company, as amended as of November 29, 2001. (Originally filed as exhibit 3.2) (5)
3.4	Articles of Incorporation of the Company as amended July 20, 2005 (Originally filed as exhibit 3.3)(13)
3.5	Bylaws of the Company as amended January 3, 2006 (15)
3.6	Articles of Incorporation of the Company, as amended as of October 13, 2010. (34)
3.7	Bylaws of the Company as amended January 25, 2011 (Originally filed as exhibit 3.1) (35)
3.8	Articles of Amendment to the Articles of Incorporation of Environmental Solutions Worldwide, Inc. (43)
4.1	Form of Warrant Certificate issued April, 1999. (1)
4.2	Form of Warrant Certificate for 2002 Unit Private Placement (7)
4.3	Form of three (3) year Warrant Certificate exercisable at $0.90 per share issued on April and July 2005. (13)
4.4	Form of three (3) year Warrant Certificate exercisable at $2.00 per share issued on April and July 2005. (13)
4.5	Form of three (3) year Warrant Certificate exercisable at $3.00 per share issued on April and July 2005. (13)
4.6	Form of Specimen of Common Stock Certificate. (Originally filed as exhibit 4.1)
4.7	Note Subscription Agreement entered into on March 22, 2013 by Environmental Solutions Worldwide, Inc. and Black Family Partners LP, John J. Hannan, Orchard Investments, LLC and Richard Ressler. (40)
4.8

Form of Senior Secured Promissory Note issued on March 22, 2013 by Environmental Solutions Worldwide, Inc. in favor of Black Family Partners LP, John J. Hannan, Orchard Investments, LLC and Richard Ressler. (40)

4.9	Form of Security Agreement, dated as of March 22, 2013, by and among Technology Fabricators, Inc. ESW America Inc., ESW Technologies Inc. and Orchard Capital Corp. (40)
4.10	Form of Senior Secured Promissory Note issued on April 23, 2013 by Environmental Solutions Worldwide, Inc. in favor of the Senior Secured Lenders. (41)

4.11

Form of Senior Secured Promissory Note issued on June 27, 2013 by Environmental Solutions Worldwide, Inc. in favor of Black Family Partners LP, John J. Hannan, Orchard Investments, LLC and Richard Ressler (44)

4.12

Amended and Restated Note Subscription Agreement entered into in, 2013 by Environmental Solutions Worldwide, Inc. and Black Family Partners LP, John J. Hannan, Orchard Investments, LLC and Richard Ressler.*

5.1	Opinion of Holland & Knight LLP*
10.1	Form of Agreement dated January 29, 1999 by and between the shareholders BBL Technologies, Inc. and the Company. (1)
10.2	Form of Consulting Agreement dated March 31, 1999 by and between May Davis Group and the Company. (1)
10.3	Form of Commission Agreement dated March 31, 1999 by and between May Davis Group and the Company. (1)
10.4	Form of Option Agreement dated June 21, 1999, between David Coates o/a Fifth Business and the Company. (1)
10.5	Form of Option Agreement dated June 21 1999 between Zoya Financial Corp. and the Company. (1)
10.6	Form of Consulting Agreement with Bruno Liber dated January 29, 2000.
10.7	Form of Office Offer to Lease for Environmental Solutions Worldwide Inc. dated October 6, 1999. (2)
10.8	Form of Financial relations agreement with Continental Capital & Equity Corporation dated December 5, 2000. (4)
10.9	Form of Employment Agreement between John A. Donohoe, Jr. and the Company dated as of September 10, 2003. (6)
10.10	Form of Employment Agreement between Robert R. Marino and the Company dated as of September 10, 2003. (6)
10.11	Form of Employment Agreement between David J. Johnson and the Company dated as of September 10, 2003. (6)
10.12	Form of Subscription Agreement for 2001 Common Stock Placement. (7)
10.13	Form of Subscription Agreement for 2002 Unit Private Placement and related representation letters. (7)
10.14	Form of unsecured subordinated promissory note issued by the Company to AB Odinia, dated August 27, 2004. (Originally filed as exhibit 10.1) (8)
10.15

Form of Securities Subscription Agreement between the Company and Investor for the purchase of 4% Convertible Debentures and three (3) year warrant exercisable at $1.00 per share dated September, 2004. (Originally filed as exhibit 10.1) (9)

10.16	Form of 4% Three (3) Year Debenture issued by the Company dated September, 2004.(Originally filed as exhibit 10.2) (9)
10.17	Form of Three (3) Year Warrant to purchase the Company’s Common Stock at $1.00 a share dated September, 2004.(Originally filed as exhibit 10.3) (9)
10.18	Form of Registration Rights Agreement dated September, 2004. (Originally filed as exhibit 10.4) (9)
10.19	Form of Lease agreement and amended lease agreement between the Company’s wholly-owned subsidiary ESW America Inc. and Nappen & Associates dated on November 16, 2004. (12)
10.20	Form of Subscription Agreement dated April and July 2005 for Common Stock at $0.85 and Warrants exercisable at $0.90, $2.00 and $3.00 per share. (13)
10.21	Form of Registration rights Agreement dated April and July 2005. (13)
10.22	Form of $1.2 Million Unsecured Subordinated Promissory Note dated June 30, 2006. (16)
10.23	Form of $1 Million Unsecured Subordinated Promissory Note dated September 7, 2006. (17)
10.24	Form of Separation Agreement and Release of Claims by and between the Company and Stan Kolaric dated October 12, 2006. (20)
10.25	Form of $500,000 Unsecured Subordinated Promissory Note dated November 17, 2006. (18)
10.26	Form of Contract for Investor Relations Service by and between the Company and Delta 2005 AG dated December 12, 2006. (20)

10.27	Form of Consolidated $2.3 Million Unsecured Subordinated Demand Promissory Note dated February 9, 2007. (20)\
10.28	Form of $500,000 Unsecured Subordinated Demand Promissory Note by and between the Company and Mr. Bengt Odner, dated February 15, 2007. (20)
10.29

Form of Employment Agreement between David J. Johnson and the Company dated as of January 1, 2007. (20) 10.30 Form of Assignment by Inventor by and between the Company and David Johnson dated February 16, 2007. (20)

10.31	Form of Consolidated 1.002 Million Note by and between the Company and Mr. Bengt Odner dated March 13, 2007. (20)
10.32	Form of $2.5 Million Financing Loan Agreement by and between ESW Canada Inc. and Royal Bank of Canada dated March 5, 2007 (20)
10.33

Letter Agreement dated October 11, 2007 and effective November 2, 2007 by and between the Company’s wholly-owned subsidiary ESW Canada Inc. and Royal Bank of Canada amending the terms of the Credit Facility Agreement dated as of March 2, 2007. (21)

10.34	Form of Employment Agreement between Stefan Boekamp and the Company dated as of February 4, 2008. (23)
10.35	Form of Employment Agreement between Praveen Nair and the Company dated as of February 4, 2008. (23)
10.36	Form of Credit Facility Agreement between the Company and Mr. Bengt Odner Dated June 2, 2008 (24)
10.37	Form of $500,000 Unsecured Subordinated Demand Promissory Note by and between the Company and Mr. Bengt Odner, dated June 2, 2008 (24)
10.38	Form of Securities Subscription Agreement between the Company and Investor for the purchase of 9% three (3) year Convertible Debentures (25)
10.39	Form of 9% Three (3) Year Debenture issued by the Company dated November 3, 2008. (25)
10.40	Form of Registration Rights Agreement dated November 3, 2008. (25)
10.41	Form of Consulting Agreement between Joey Schwartz and the Company dated as of February 4, 2008 (26)
10.42	Form of Securities Subscription Agreement between the Company and Investor Ledelle Holdings Ltd. for the purchase of 9% three (3) year Convertible Debentures dated November 7, 2008. (26)
10.43	Form of 9% Three (3) Year Debenture issued by the Company to Investor Ledelle Holdings Ltd. dated November 7, 2008. (26)
10.44	Form of Registration Rights Agreement between the Company and Investor Ledelle Holdings Ltd. for the purchase of 9% three (3) year Convertible Debentures (25)
10.45	Form of Securities Subscription Agreement between the Company and Investor Mr. Bengt Odner. for the purchase of 9% three (3) year Convertible Debentures Dated November 7, 2008. (26)
10.46	Form of 9% Three (3) Year Debenture issued by the Company to Investor Mr. Bengt George Odner dated November 7, 2008. (26)
10.47	Form of Registration Rights Agreement between the Company and Investor Ledelle Holdings Ltd. for the purchase of 9% three (3) year Convertible Debentures (25)
10.48	Form of Amendment to Employment Agreement between Praveen Nair and the Company effective as of January 1, 2009 (26)
10.49	Form of 9% Unsecured Promissory Note (27)
10.50

Form of Letter Agreement Amendment to Secured Commercial Loan Agreement by and between ESW Canada Inc. and Royal Bank of Canada dated as of August 24, 2009 (28) 10.51 Form of Securities Subscription Agreement for 9% Convertible Debentures dated as of August 28, 2009 (29)

10.51	Form of 9% Three (3) year debentures (29)
10.53	Lease Renewal Agreement by and between the Company’s wholly-owned subsidiary ESW America Inc. and Nappen Associates effective October 16, 2009
10.54	Form of 9% Unsecured Promissory Note effective December 29, 2009 (30)

10.55	Form of Securitas Subscription Agreement for 9% Convertible Debentures dated as of March 19, 2010 (31)
10.56	Form of 9% three year Convertible Debenture dated as of March 19, 2010 (31)
10.57	Form of Registration Rights Agreement dated as of March 19, 2010 (31)
10.58	Form of Loan Agreement by and between the Company’s wholly-owned subsidiary ESW Canada, Inc. and Canadian Imperial Bank of Commerce effective March 31, 2010.
10.59

Form of Guarantee of Loan Guarantee of Loan Agreement by and between Canadian Imperial Bank of Commerce and the Company, and the Company’s wholly-owned subsidiaries ESW America Inc. and ESW Technologies Inc.

10.60	Form of Patent and Trademark Security Agreement by and between the Company’s wholly-owned subsidiary ESW Technologies Inc. and Canadian Imperial Bank of Commerce
10.61	Environmental Solutions Worldwide Inc. Nominating and Governance Committee Charter as of August 10, 2010 (33)
10.62	Environmental Solutions Worldwide, Inc. Audit Committee Charter as of August 10, 2010 (33)
10.63	Environmental Solutions Worldwide Inc. Compensation Committee Charter as of August 10, 2010 (33)
10.64	Form of Subordinated Note Subscription Agreement as of February 17, 2011 (36)
10.65	Form of Unsecured Subordinated Promissory Note as of February 17, 2011 (36) 14.1 Code of ethics adopted March 28, 2005 by the Company’s board of directors. (12)
10.66	Investment Agreement, dated May 10, 2011, by and between the Company and the Bridge Lenders (37)
10.67	Form of Services Agreement by and between the Company and Orchard Capital Corp. dated as of January 30, 2011. (38)
10.68	Environmental Solutions Worldwide amended 2010 stock incentive plan as of April 19, 2011. (38)
10.69	Form of Registration Rights Agreement as of July 12, 2011 (39)
10.70	Asset Purchase Agreement, dated April 1, 2013, by and between David P. Stapleton, as the receiver for Cleaire Advanced Emission Controls, LLC, and Environmental Solutions Worldwide, Inc. (42)
14.2	Code of ethics as amended March 28, 2006 by the Company’s board of directors. (15)
16.1	Letter from James E. Scheifley & Associates, P. C. (1)
16.2	Letter from Daren, Martenfeld, Carr, Testa and Company LLP dated February 2001. (3)
16.3	Letter of resignation from Goldstein and Morris Certified Public Account P.C. dated October 20, 2004 (10)
16.4	Letter from Goldstein and Morris Certified Public Account P.C. dated November 23, 2004 (11)
16.5	Letter from Deloitte & Touche LLP dated May 29, 2009 (32)
21.1	List of subsidiaries. (1)
23.1	Consent of MNP LLP, Independent Registered Public Accounting Firm
23.2	Consent of Holland & Knight LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney (contained on signature page)
99.1	Form of Subscription Rights Certificate
99.2	Form of Instruction for Use of Registrant’s Subscription Rights Certificates
99.3	Form of Letter to Stockholders
99.4	Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees
99.5	Form of Letter to Clients
99.6	Form of Nominee Holder Certification
99.7	Form of Notice of Guaranteed Delivery
99.8	Form of Beneficial Owner Election

*         To be filed by amendment.

(1)      Incorporated herein by reference from the Registrant’s Form 10 Registration Statement (SEC File No. 000-30392) filed with the Securities and Exchange Commission of November 18, 1999

(1)      Incorporated herein by reference from the Registrant’s Form 10 Registration Statement (SEC File No. 000-30392) filed with the Securities and Exchange Commission of November 18, 1999

(2)      Incorporated herein by reference from the Registrant’s 10-K filed with the Securities and Exchange Commission on March 30, 2000.

(3)      Incorporated herein by reference from the Registrant’s Form 8-K/A filed with the Securities and Exchange Commission on March 14, 2001.

(4)      Incorporated herein by reference from the Registrant’s 10-KSB filed with the Securities and Exchange Commission on April 16, 2001.

(5)      Incorporated herein by reference from the Registrants Form 10-KSB filed with the Securities and Exchange Commission on April 01, 2002.

(6)      Incorporated herein by reference from the Registrant’s Form 10-QSB/A filed with the Securities and Exchange Commission on November 26, 2003.

(7)      Incorporated by reference from an exhibit filed with the Registrant’s Registration Statement on Form S-2 (File No. 333-112125) filed on January 22, 2004.

(8)      Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 2, 2004.

(9)      Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 17, 2004.

(10)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on October 22, 2004.

(11)    Incorporated herein by reference from the Registrants Form 8-K/A filed with the Securities and Exchange Commission on December 2, 2004.

(12)    Incorporated by reference to the Registrant’s Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2005.

(13)    Incorporated herein by reference from the Registrants Form 10-QSB filed with the Securities and Exchange Commission on August 15, 2005.

(14)    Incorporated herein by reference from the Registrants Form S-8 Registration Statement SEC File No. 333-127549) filed on August 15, 2005.

(15)    Incorporated herein by reference from the Registrants Form 10-KSB filed with the Securities and Exchange Commission on April 3, 2006.

(16)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on June 30, 2006.

(17)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 7, 2006.

(18)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on November 17, 2006.

(19)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on February 14, 2007.

(20)    Incorporated herein by reference from the Registrants Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.

(21)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on November 8, 2007.

(22)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on February 1, 2008.

(23)    Incorporated herein by reference from the Registrants Form 10-KSB/A filed with the Securities and Exchange Commission on April 29, 2008.

(24)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on June 2, 2008.

(25)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on November 7, 2008.

(26)    Incorporated herein by reference from the Registrants Form 10-K filed with the Securities and Exchange Commission on April 9, 2009.

(27)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on January 05, 2010.

(28)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on August 26, 2009.

(29)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 2, 2009.

(30)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on January 5, 2010.

(31)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on March 23, 2010.

(32)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.

(33)    Incorporated herein by reference from the Registrants Form 10Q filed with the Securities and Exchange Commission on August 13, 2010.

(34)    Incorporated herein by reference from the Registrants Form 10Q filed with the Securities and Exchange Commission on September 09, 2010.

(35)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on January 28, 2011.

(36)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on February 22, 2011.

(37)   Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on May 10, 2011.

(38)   Incorporated herein by reference from the Registrants Form 10-Q filed with the Securities and Exchange Commission on May 16, 2011.

(39)   Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on July 15, 2011.

(40)    Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on March 28, 2013.

(41)    Incorporated by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on April 29, 2013.

(42)   Incorporated herein by reference from the Registrants Form 10-Q filed with the Securities and Exchange Commission on May 20, 2013.

(43)   Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on May 24, 2013.

(44)   Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on July 1, 2013.

Item 17. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

(c)   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be offered to the public. If any public offering of the securities is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Montgomery, State of Pennsylvania, on January 29, 2014.

Environmental Solutions Worldwide, Inc.

By:     /s/ Mark Yung

Name:  Mark Yung

Title     Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date
/s/ Mark Yung	Executive Chairman of the board of directors	January 29, 2014.
Mark Yung
*	Chief Financial Officer and Principal Accounting Officer	January 29, 2014.
Praveen Nair
*	Director	January 29, 2014.
Nitin Amersey
*	Director	January 29, 2014.
John Dunlap, III
*	Director	January 29, 2014.
Benjamin Black
II - 10

*	Director	January 29, 2014.
Joshua Black
*	Director	January 29, 2014.
John Hannan
*	Director	January 29, 2014.
Zohar Loshitzer
*	Director	January 29, 2014.
John Suydam

*By:       /s/ Mark Yung

Mark Yung, Attorney-in-Fact